As filed with the Securities and Exchange Commission on July 26, 2023

Registration Statement No. 333-267778

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 8 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FITELL CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	3949	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

23-25 Mangrove Lane

Taren Point, NSW 2229

Australia

+612 95245266

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Mark E. Crone, Esq. Liang Shih, Esq. The Crone Law Group P.C. 500 Fifth Avenue, Suite 938 New York, NY 10110 Tel: 646.861.7891	Michael J. Blankenship, Esq. Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, TX 77002-2925 Tel: 713.651.2678

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JULY 26, 2023

3,000,000 Ordinary Shares

FITELL CORPORATION

This is an initial public offering of our ordinary shares, $0.0001 par value per share (“Ordinary Shares”). We are offering on a firm commitment basis 3,000,000 Ordinary Shares. The estimated initial public offering price per Ordinary Share is between $5.00 and $6.00.

Prior to this offering, there has been no public market for our Ordinary Shares. We have applied to list our Ordinary Shares on the Nasdaq Capital Market, or Nasdaq, under the symbol “FTEL.” There can be no assurance that we will be successful in listing our Ordinary Shares on the Nasdaq Capital Market; however, we will not complete this offering unless we receive approval for listing on the Nasdaq Capital Market.

Founded in 2007 and headquartered in New South Wales, Australia, GD Wellness Pty Ltd (“GD”) is a wholly owned subsidiary of Fitell Corporation, a Cayman Islands company (together with its subsidiaries, “Fitell,” “us,” “our,” “we,” or the “Company”).

Investing in our Ordinary Shares is highly speculative and involves a high degree of risk, including the risk of losing your entire investment. Before buying any shares, you should carefully read the discussion of material risks in investing in our Ordinary Shares in “Risk Factors” beginning on page 14 of this.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy and adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We are both an “emerging growth company” and “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. Please see “Prospectus Summary—Implications of Our Being an ‘Emerging Growth Company’ and ‘Foreign Private Issuer’” for additional information. We are a holding company incorporated in the Cayman Islands with no material operations of our own, and we conduct our operations primarily through our key operating subsidiary GD Wellness Ptd Ltd. Investors are cautioned that you are buying shares of a holding company issuer incorporated in the Cayman Islands with an operating subsidiary in Australia.

Upon the completion of this offering, we will be a “controlled company” as defined under the Nasdaq Market Rules, because SKMA Capital and Investment Ltd, a company incorporated under the laws of the British Virgin Islands (“SKMA”) currently owns approximately 79.0% of our Ordinary Shares. Since Jieting Zhao, our director, is the 100% owner of SKMA, she is deemed as the beneficial owner of these securities. Upon the closing of this offering, Ms. Zhao will beneficially own approximately 57.9% of our outstanding shares, and we will meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies and we will be eligible to utilize certain exemptions from the corporate governance requirements of the Nasdaq Capital Market. In addition, Ms. Zhao, thus will have significant influence on determining the outcome of any matters submitted to shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. Without her consent, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. Her interest may differ from the interests of our other shareholders. The concentration in the ownership of our Ordinary Shares may cause a material decline in the value of our Ordinary Shares.

	Per Share	Total
Initial public offering price	$5.00	$15,000,000
Underwriter discount (1)(2)	$0.35	$1,050,000
Proceeds to us, before expenses	$4.65	$13,950,000

(1)	The underwriters, Revere Securities, LLC and R.F. Lafferty & Co., Inc., will receive compensation in addition to the discounts and commissions. We have agreed to issue warrants to the underwriters as a portion of the underwriting compensation payable to the underwriters in connection with this offering. For a description of compensation payable to the underwriters, see “Underwriting” beginning on page 79.
(2)	Does not include a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering, payable to the underwriters, and does not include the reimbursement of certain expenses of the underwriters. For a description of other terms of compensation to be received by the underwriters, see “Underwriting” beginning on page 79.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are not taken. We have granted the underwriters an option to purchase, at the public offering price, up to additional 450,000 Ordinary Shares, less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers in the offering on or about          , 2023.

The date of this prospectus is ___________, 2023.

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About this Prospectus

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares and the distribution of this prospectus or any free writing prospectus outside of the United States.

Until        , 2023 (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Use of Certain Defined Terms

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“Companies Act” are to the Companies Act (Revised), as consolidated and revised, of the Cayman Islands;
●	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
●	“FINRA” are to the Financial Industry Regulatory Authority;
●

“Fitell,” “the Company,” “we,” “us,” or “our” refer to Fitell Corporation, a Cayman Islands exempted company incorporated under the laws of Cayman Islands, and its consolidated subsidiaries, through which it conducts its business;

●	“GD” refers to GD Wellness Ptd Ltd, a wholly-owned operating subsidiary of KMAS, incorporated under the laws of Australia on July 22, 2005;
●

“KMAS” refers to KMAS Capital and Investment Pty Ltd, a company incorporated under the laws of Australia, a wholly-owned subsidiary of Fitell and holds all of the issued and outstanding shares of our operating subsidiary GD;

●	“SEC” are to the Securities and Exchange Commission;
●	“Securities Act” are to the Securities Act of 1933, as amended; and

●	“Shares”, “shares,” or “Ordinary Shares” are to the Ordinary Shares of Fitell Corporation, par value $0.0001 per share.

Our business is conducted in Australia through our Australian subsidiary GD Wellness Pty Ltd since our inception, using Australian dollars, the currency of Australia. Our financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our financial statements in United States dollars. These dollar references are based on the exchange rate of Australian dollars to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus relating to our future financial performance and results, financial condition, business strategy, plans, goals and objectives, including certain projections, milestones, targets, business trends, and other statements that are not historical facts, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. These forward-looking statements generally are identified by the words “budget,” “target,” “aim,” “strategy,” “guidance,” “outlook,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future; although, not all forward-looking statements contain these identifying words. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Forward-looking statements include, but are not limited to, statements concerning:

●	the timing of the development of future services;

●	projections of revenue, earnings, capital structure and other financial items;

●	statements regarding the capabilities of our business operations;

●	statements of expected future economic performance;

●	statements regarding competition in our market; and

●	assumptions underlying statements regarding us or our business.

These forward-looking statements are subject to a number of risks and uncertainties, including:

●	our dependence on macroeconomic conditions and consumer discretionary spending;

●	the intense competition in the gym and fitness equipment industry;

●	the impacts of the COVID-19 pandemic on our business and results of operations;

●	fluctuations in product costs and availability;

●	international risks and costs associated with our supply chain;

●	changes in consumer demand;

●	risks associated with operating our own online platform, including confidential consumer data;

●	reputational harms which could adversely impact our ability to attract and retain customers;

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●	the potentially negative impact of our strategic plans and initiatives on our financial results;

●	unauthorized disclosure of sensitive or confidential customer, vendor, or our information;

●	the inability to attract, train, engage, and retain key personnel;

●	the loss of one or more of our key executives;

●	the effect of design and manufacturing defects on our products and services;

●	the adverse effects from accidents, safety incidents, or workforce disruptions;

●	the inability to sustain pricing levels for our products and services;

●	the risk of warranty claims and product returns;

●	changes in marketing of our products and services which could affect our marketing expenses and subscription levels;

●	the need for additional capital to support business growth and objectives;

●	payment processing risk;

●	foreign currency exchange rate fluctuations;

●	our dependence on suppliers and manufactures to provide us with sufficient quantities of quality products in a timely fashion;

●	our limited control over our suppliers, manufacturers, and logistics partners;

●	the costs and risks associated with our complex regulatory, compliance, and legal environment;

●	our inability or failure to protect our intellectual property rights;

●	changes in tax laws and regulations;

●	failure to comply with the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”);

●	our status as a “foreign private issuer” under U.S. securities laws and the disclosure obligations which are applicable to us on the Nasdaq Capital Market;

●	our use of home country corporate governance practices instead of otherwise applicable Nasdaq corporate governance requirements;

●	the accuracy of or market growth forecasts;

●	our management team’s limited experience managing a public company;

●	the risk of earthquakes, fire, power outages, floods, public health crises, including the current COVID-19 pandemic, and other catastrophic events, and to interruption by man-made problems such as terrorism;

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●	our status as an “emerging growth company” and our election to comply with the reduced disclosure requirements as a public company that may make our Ordinary Shares less attractive to investors;

●	the ability of Ms. Jieting Zhao to elect directors and approve matters requiring shareholder approval by way of resolution of members;

●	the risk that Ms. Jieting Zhao may have different interests than that of other shareholders;

●	our status as a “controlled company” under the rules of the Nasdaq Capital Market;

●	our intention to not pay dividends for the foreseeable future;

●	the determination of the price of the Ordinary Shares and other terms of this offering by us along with our underwriters;

●	the risk that an active, liquid trading market may not emerge for our Ordinary Shares;

●	the potential adverse effect that the Ordinary Shares eligible for future share may have on the market price of our Ordinary Shares if such shares are successfully listed on Nasdaq or other stock markets, as the future sale of a substantial amount of outstanding Ordinary Shares in the public marketplace could reduce the price of our Ordinary Shares;

●	the risk of immediate and substantial dilution in the book value of your Ordinary Shares if you purchase our Ordinary Shares in this offering;

●	the risk that the laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States;

●	the risk that, because we are a Cayman Islands company and all of our business is conducted in Australia, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain, and the U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in Australia; and

●	our broad discretion in the use of the net proceeds from our initial public offering and the risk that we may not use them effectively.

While we believe these expectations, and the estimates and projections on which they are based, are reasonable and were made in good faith, the ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks, uncertainties, events, and other important factors, which include, but are not limited to, the risks described under the heading “Risk Factors” below. Any of these risk factors could cause our actual results, performance or achievements, or industry results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not rely on any of these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to correct, update, or revise any forward-looking statement to reflect new information, future events or circumstances, or otherwise, except to the extent required under federal securities laws, after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You are advised to consult any additional disclosures we make in our reports to the U.S. Securities and Exchange Commission (the “SEC”). All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares.

Our Company

Founded in 2007 and headquartered in New South Wales, Australia, GD Wellness Pty Ltd (“GD”) is a wholly owned subsidiary of Fitell Corporation, a Cayman Islands company (together with its subsidiaries, “Fitell,” “us,” “our,” “we,” or the “Company”). We are an online retailer of gym and fitness equipment both under our proprietary brands and other brand names. Fitell’s mission is to build an ecosystem with a whole fitness and wellness experience powered by technology to our customers. GD has served over 100,000 customers with large portions of sales from repeat customers over the years, which we believe to be a testament of our product quality and brand loyalty. Our brand portfolio can be categorized into three proprietary brands under our Gym Direct brand: Muscle Motion, Rapid Motion, and FleetX, in over 2,000 stock-keeping units (SKUs).

In addition to our all-around fitness equipment portfolio to individual and commercial customers, we launched three new business verticals with integration of technology in 2021.

1.	Smart Connected Equipment: Still in development and initiated in May 2021, our smart fitness equipment is a natural extension of our core business and includes interactive exercise bikes and workout mirrors. We expect commercial launch in June 2023, with retail products being available in August/September 2023.

2.	1FinalRound: Our AI-powered interactive platform with our proprietary online training content and capability to be interactive with personal trainers, follow members and track workout progress.

3.	Boutique Fitness Clubs Licensing: Leveraging our years of experience in the fitness and wellness industry servicing both businesses and individual customers, we launched our licensing business in late 2021. mYSTEPS Training Clinic, a new concept fitness club chain, is our first licensee and dedicated to helping fitness-savvy and health-conscious consumers with higher disposable incomes achieve a motivating and healthy lifestyle with an engaging and dynamic fitness community in both online and offline settings.

Products and Services

Fitness Equipment

We market and sell fitness equipment and related products as well as serving as a one-stop shop for business setup from personal training studios to commercial gyms. Our full spectrum of product coverage is exemplified by the following three proprietary brand names, which represent over 85% of our revenues in the fiscal year ended June 30, 2022:

●	Our Muscle Motion brand is a supplier of home gym and commercial strength-training equipment. Products have an emphasis on weights, bars, power racks, benches, and gym machines.
●	Our Rapid Motion brand features similar products as Muscle Motion but with a stronger focus on commercial items.
●	Our FleetX brand focuses on cardio equipment, including products such as rowing machines, exercise bikes, treadmills and more. All of these items are available in both home and commercial-grade quality.

In our fitness equipment business segment, we sell our products directly to customers through online or offline platforms. Revenue from our own e-commerce website accounted for approximately 83.68% of our total sales for the fiscal year ended June 30, 2022 with the remaining sales derived from commercial sale orders, our showroom and phone orders as well as third party channels, such as Amazon and eBay.

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Licensing Business

We offer a turnkey solution for personal training studios and commercial gyms chains. The primary focus of our licensing business is the new concept fitness studios established to meet the increasing demand of affluent, educated, middle class individuals with higher brand awareness and loyalty, usually from ages 28 to 55. Our typical licensees are either entrepreneurs or fitness professionals and teams with established track records who share the same vision of building the next-generation of multi-dimensional fitness centers. We work closely with our licensees and offer the following services:

●	Site selection and preparation;
●	Designing and build-out;
●	Outfitting their facilities with our proprietary state-of-the-art equipment and related products;
●	Comprehensive pre-opening support;
●	Installation of intuitive members management systems and in-depth training;
●	Integrating social communication apps;
●	Training services for personal trainers and coaches; and
●	In-person training and virtual training which gives greater flexibility and convenience to time poor users

We assisted our first licensee, Js & Je Company Limited, in opening 6 mYSTEPS fitness centers in Eastern China as of April 25, 2022. Pursuant to our license agreement with our first licensee, the territories in which our licensee will seek to open fitness centers are Indonesia, Singapore, Malaysia, mainland China, Hong Kong, and Macau. Fees payable by our licensee to us are a base fee per annum of US$125,000 plus US$40,000 for each opened fitness center per annum.

We also plan to support our licensee with access to high quality accredited health supplements selected by us and to introduce trendsetting designers to design proprietarily branded clothing and accessories to the members of our licensees, enhancing both their brand loyalty and profitability. Currently, our licensee has no plans to open additional fitness centers in China (including Hong Kong and Macau) due to COVID-19 policies and market conditions and will continue to explore opportunities in Indonesia, Singapore, and Malaysia. Revenue from the licensing agreement was 0.0% of the Company’s revenue in the fiscal year ended June 30, 2021 and less than 12.0% of the Company’s revenue in the fiscal year ended June 30, 2022.

With more than two decades of experience in the fitness market and constant innovative product development based on feedback collected over the years from our customers, we are developing a model that allows fitness users to access the flexibility of virtual training platforms with connected machines or in-person offline training modules in the licensed studios. We believe this offering not only promotes broader awareness and acceptance of the online and offline model in the fitness industry, but also delivers unique fitness experiences to broader gym goers to increase exercise frequency virtually while encouraging the development of experiences at offline studios with interactive programs.

Interactive Fitness Equipment and Platform/Mobile Application

The COVID-19 pandemic has dramatically changed how we live, work, play and stay healthy. The fitness industry, without exception, has undergone profound transformation in the past years, starting with the closure of gyms and fitness studios followed by growth in smart fitness equipment. We are currently developing our smart fitness equipment through a Shenzhen-based service provider specializing in AI-powered products like interactive-monitors/screens, handheld devices, as well as platform development, in building innovative integrated fitness equipment and interactive platforms designed to provide a seamless connection between users and our user-friendly platform, proprietary content, and interactive equipment. Fitness Mirror, an e-training platform, and Yoga-Mirror are in final testing stages, and we expect to commercially launch these platforms in August/September 2023. The beta versions of these platforms have been in trial stages since March 2022.

Our joint development of interactive fitness equipment and platforms with subscription services comprise the following:

●	Smart connected equipment: interactive exercise bikes, treadmills, and workout mirrors with built-in touchscreens and training content platforms.

●	1FinalRound: our proprietary artificial intelligence training platform under development, currently in its final testing stage.

○	1FinalRound will come pre-installed with our interactive fitness equipment. Its key features include visual and trackable workout progress and results available to mobile users.
○	Customized solutions will be available as a premium for one-on-one remote coaching. Users pay a premium and will receive customized programs to fit individual schedules and personalized needs.
○	It will allow both online and offline users to participate in the training either on their own schedule or via livestreaming to interact with other subscribed members to encourage a more interactive, engaging and motivating lifestyle.

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Growth Strategy

Our goal is to grow our fitness equipment business segment while continuing to engage and retain our loyal community of customers and fitness platform members. Our business development and expansion strategies over the next two to three years are as follows:

Increase Fitness Equipment Product Marketing

●	We currently rely primarily on organic traffic through search engine optimization to achieve customer acquisition. Leveraging our high-ranking position in search engine result pages, we intend to expand our strategic investment on marketing campaigns in Key Opinion Leaders (KOLs), sponsoring sports events and outdoor advertisement.

Development of Private-Label Cardio Equipment

●	The profit margin for cardio fitness equipment is higher than that of strength and weight equipment. We intend to develop our proprietary branded cardio equipment to increase our profitability in the market.

Development of Gym Direct Mobile Application

●	Traditionally, we only use our e-commerce website as a platform to sell our products and communicate with our retail customers. We are now developing a native mobile application to further expand the marketing platform and provide easy, repeatable and convenient shopping experiences for customers, which will also be beneficial in tracking consumer trends and purchasing data. The beta versions of these platforms have been in trial stages since March 2022.

Expansion of Licensing Business

●	Leveraging our years of experience in the fitness and wellness industry servicing both business and individual customers, we have launched our licensing business with mYSTEPS Training Clinic in late 2021. As of the second quarter of 2022, mYSTEPS has opened 6 fitness and gym studios. Currently, our licensee has no plans to open additional fitness centers in China (including Hong Kong and Macau) due to COVID-19 policies and market conditions and will continue to explore opportunities in Indonesia, Singapore, and Malaysia. Based on the current license sold, we believe there will be long-term potential and opportunities for us outside of the Australian market. Going forward, we intend to seek opportunities to expand our licensing partnership footprint in the Asia-Pacific regions with other selective partners.

Development of Smart Connected Equipment and Digital Fitness Program

●	Digital subscription-based machines have led the trend in the U.S. market, such as Mirror, Peloton, Tonal, where the demand for interactive fitness applications has risen. We plan to expand into this market in Australia and Southeast Asia where the concept of the home gym has not been fully deployed.
●	Growing brand awareness.
●	Improving member experience.
●	Leveraging our database of customers which we have accumulated from the sales of fitness equipment to increase interactive cardio equipment sales and subscription revenues.
●	Continuing to launch new and innovative content and products

Opportunities to Explore Other Revenue Streams

●	Leveraging our expertise in targeting health-conscious consumer audiences, we plan to develop a host of solutions for white-label functional health supplement products, including muscle building beverages, vitamins and other sports nutrition products in Australia and Asia-Pacific regions. We have engaged an Australian pharmaceutical company to develop formulas for muscle protein powder, multi-vitamins and post-exercise drinks. These products are developed based on the existing data and feedback we received from our customers and intend to target these health-conscious consumers.

●	Leveraging our expertise in developing and marketing fitness equipment, there is the opportunity for us to expand our businesses into used fitness equipment sales (e-commerce), including used home cardio machines and other domestic used fitness equipment.

●	In addition, we also intend to expand our business segments to target the health and fitness needs of our target consumers in the following cross selling opportunities: apparel, niche sports and health equipment, and sporting footwear, among others, which widen the shopping choices to fitness-conscious or generic consumers.

Impact of COVID-19

With the outbreak and spread of the COVID-19 pandemic, the fitness industry was negatively impacted in Australia in terms of fitness and gym studios due to the lockdown policies. Therefore, we believe that more and more health-conscious consumers steered their demand toward in-house fitness and gym equipment. Throughout the pandemic, we experienced increased demand in both number of customers and orders.

●	The number of customers increased by 181.9% in fiscal year 2020 to 31,935, compared to 11,329 in fiscal year 2019
●	Orders increased by 170.7% in fiscal year 2020 to 29,393 orders, compared to 10,860 in fiscal year 2019
●	Revenue increased by 53.0% in fiscal year 2020, compared to fiscal year 2019. However, the year-on-year increase has been sustained as we maintained the growth in fiscal year 2021 since we believe more consumers have become health and fitness conscious post-pandemic. Further, we believe the pandemic has led to the shift in consumer behavior as more consumers engage in online shopping and we believe that our online platform enables them to easily conclude their purchasing decisions.

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Supply Chain Challenges and Strategies

●	Buying cost increase:

Due to the impact of the COVID-19 pandemic, the cost of raw materials has increased in the last 2 to 3 years, which caused our buying cost increase of approximately 10-30%, and even more than 50% for limited items, in fiscal year 2020 as compared to fiscal year 2019.

●	Leading time increase:

Due to the impact of the COVID-19 pandemic, the leading time of manufacturing and logistics increased dramatically, which caused the increase of our minimum order quantity. Prior to the COVID-19 pandemic, the average manufacture leading time is approximately 6 to 8 weeks, which increased to 6 to 12 months during the COVID-19 pandemic. Sea freight usually took approximately 3 to 4 weeks pre-pandemic and had increased to 6 to 8 weeks during the pandemic.

●	Logistics cost increase:

During the COVID-19 pandemic, sea freight costs increased dramatically by approximately three times, which caused the increase of landing cost of the products accordingly.

Sea freight cost	Mid of 2019 (AUD)	Early 2022 (AUD)	Increase
20GP from Shanghai	$1,816.64	$7,992.42	340%

●	Delayed Delivery:

Prior to the COVID-19 pandemic, delivery was approximately 1 to 2 business days to metro and NSW areas in Sydney, Australia, 2 to 3 business days in transit for interstate or other metro cities, and approximately 5 business days to remote areas. During the COVID-19 pandemic, approximately 5 to 12 business days delay were expected to all deliveries due to higher volumes of orders and lockdown restrictions.

●	Strategies for Possible Out-of-Stock Products

Due to the increased sea freight cost and the delays in shipment, we increased our minimum order quantity (MOQ) to ensure sufficient stock. In the meantime, we also intend to engage with a third party logistic (3PL) service provider overseas as a satellite warehouse to improve stock availability to meet in-time delivery. As the peak of the pandemic eased, stock returned to usual levels by April 2022 when the pandemic effects around the world became more stable.

●	Actions and Initiatives to Mitigate Challenge

○	We believe the establishment of 3PLs in both overseas locations and interstate locations will significantly reduce our logistic costs while maintaining higher efficiency rates with sound procurement procedures;
○	“Catch me if you can” strategy: Constant launch of innovative and unique products to ensure healthy and above-average gross profit margins;
○	Natural hedging strategy with expansion of licensing business in South-East Asia;
○	Frequent pricing review procedures to ensure our competitiveness while avoiding any pricing wars by strategically bringing new offers of services and products;
○	The position of GD, with both virtual training modules and physical products offerings, gives competitive advantages to our business while mitigating the objective challenges.

Competition

The market for all fitness related products is highly competitive. However, we believe our quality, innovation, pricing and loyal customers position us competitively in the marketplace. We are not only involved in at-home fitness equipment but also in commercial equipment solutions by both offline selling and e-commerce platforms.

Our principal competitors include Nautilus, Peloton, ICON Health & Fitness (NordicTrack), Johnson Health Tech, Technogym, Echelon, Mirror, Hydrow, Tonal, JaxJox and Tempo. We also compete with marketers of smart device applications focused on fitness training and coaching, such as Peloton, Zwift, Strava, Mirror, BeachBody, Apple Fitness+, NeoU, Equinox+, FitScope, FitOn, Fulgaz Video Cycling, Sufferfest Training Systems, At Home Workouts by Daily Burn, and NIKE® Training Club. Additional marketers of competitive products include the following: activity trackers and content-driven physical activity products, such as Fitbit®, Garmin vivofit®, Whoop, and Oura; group fitness, such as cross-fit classes; and gym memberships, each of which offers alternative solutions for a fit and healthy lifestyle.

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Competitive Strengths

We believe that there are several competitive strengths that differentiate us from our competitors.

Proprietary Brands and Diversified Product Portfolio

●	Our three proprietary brands – Muscle Motion, Rapid Motion, and FleetX – provide both in-home options and commercial solutions. Our product portfolio of these three diversified brands spans a variety of popular fitness and workout verticals, including weightlifting, stretch, yoga, boxing, running and cycling. We believe that our diversification represents competitive advantages compared to other competitors in the market. With the development of the integrated fitness equipment and virtual platform, we believe we will be able to create more valuable opportunities for business expansion.

Innovative Smart Connected Equipment

●	Our smart connected equipment, which has been the global trend for the fitness and gym industry, is also under development. Initiated in May 2021, our development concept includes interactive exercise bikes and workout mirrors. We expect that the interactive gym equipment will be commercially launched in June 2023 and believe that our new product will better serve both retail and commercial customers and accelerate our business growth.

Virtual Training Platform with Cutting Edge Content

●	Leveraging our years of experience in the fitness and wellness industry, we have developed an online proprietary training platform – 1FinalRound – which will be pre-built into our connected equipment that allows our customers to maintain engagement with us during any potential temporary closures of gyms and studios. This model allows flexibility for both online and offline users to participate in training either on their own schedules or via livestreaming to interact with other subscribed members to encourage more interactive, engaging and motivating lifestyles. The platform will provide an extensive offline library with high production value or various online live stream experiences. Moreover, based on the large, consolidated dataset we received from our fitness equipment customers, we believe we will be able to create and develop on-trend fitness content for our users.

Consolidated Database with Loyal Customer Base

●	GD has served over 100,000 customers with large portions of sales coming from repeat customers over the years. We believe that our sales strategies also create inventive solutions for existing customers and drive loyalty. As of June 30, 2022, 30.6% of our orders are from existing customers, the average purchase frequency is 2.38 across all customers while the average purchase frequency is 3.72 among loyalty reward members, and the average time to second purchase is approximately 1.6 months. We believe that we will be able to deepen our customer loyalty through our newly developed Gym Direct mobile application and 1FinalRound.

Compelling and Scalable Licensing Model

●	We license our gym and equipment trademark and share our business processes and branding with our licensees, and in exchange we charge royalties and other fees for our services. We intend to provide support to help our licensees optimize their business performance and maximize their return on investment. We believe that with the growth potential and strong unit economics of the Asia-Pacific region, we will be able to scale this licensing model and make us a leader in such boutique fitness markets.

Industry

We operate in two major segments: (1) online fitness equipment distribution and (2) licensing business to service the large and growing boutique fitness sector of the broader health and fitness club industry. The majority of our fitness equipment business is conducted in Australia via our own ecommerce platform and, to a lesser extent, through third-party sites. Our licensing service offers a turnkey solution for personal training studios and commercial gym chains.

Expansion of gym locations in Australia

The number of gym and fitness center locations is growing in Australia. According to estimates from IBISWorld, there were approximately 5,610 gyms and health and fitness centers across Australia in 2020. The number of gyms and fitness centers grew at 87.4%, from 2,730 in 2011 to 5,120 in 2019. With a CAGR of 8.2% from 2011 to 2019, we believe there is a significant opportunity for further growth in fitness center locations in Australia.

Gyms and Fitness Centres in Australia
6000
4000
2000
0
Number of Businesses
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022

Source: IBISWorld

5

Growing e-commerce in Australia

Online spending on sports, camping, and fitness goods is multiplying. According to IBISWorld, online sales of sports, camping, and fitness products grew more than 200% between 2010-11 and 2019-20, at a compound annual growth rate of 13%. It is projected to grow at 38% to nearly 800 million by 2025. With e-commerce contributing to solid growth in online sales, we believe that as residents become more receptive to online shopping, it will continue to drive online sales of sporting and fitness products and improve industry margins.

Online Sporting and Physical Recreation Goods Sales in Australia
Market Size($ million)
800
600
400
200
0
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022

Source: IBISWorld

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” which represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. If any of these risks actually occur, our business, financial condition, and results of operations would likely be materially adversely affected. Some risks related to our business and industry are summarized below. References in the summary below to “we,” “us,” “our,” and “the Company” refer to Fitell Corporation, a Cayman Islands exempted company.

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Risks Related to Our Industry and Macroeconomic Conditions

●	Our business is dependent on macroeconomic conditions and consumer discretionary spending.

●	Intense competition in the gym and fitness equipment industry and in retail could limit our growth and reduce our profitability.

●	The COVID-19 pandemic has impacted and is expected to continue to have an impact on our business and results of operations.

●	Fluctuations in product costs and availability due to inflationary pressures, fuel price uncertainty, supply chain constraints, increases in commodity prices, labor shortages and other factors could negatively impact our business and results of operations.

Risks Related to Our Business

●	If we are unable to predict or effectively react to changes in consumer demand, we may lose customers and our sales may decline.

●	Our strategic plans and initiatives may initially result in a negative impact on our financial results and such plans and initiatives may not achieve the desired results within the anticipated time frame or at all.

●	We may be unable to attract, train, engage and retain key personnel.

●	Our products and services may be affected from time to time by design and manufacturing defects that could adversely affect our business and result in harm to our reputation.

●	If we are unable to sustain pricing levels for our products and services, our business could be adversely affected.

●	We may require additional capital to support business growth and objectives, and this capital might not be available to us on reasonable terms, if at all, and may result in stockholder dilution.

●	We have limited control over our suppliers, manufacturers, and logistics partners, which may subject us to significant risks, including the potential inability to produce or obtain quality products and services on a timely basis or in sufficient quantity.

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●	Less than 12% of our revenue is derived from China and approximately 64% of the products that we purchase is manufactured in China. The ability of our licensee and suppliers to operate in China may be impaired by changes in Chinese laws and regulations, including those relating to taxation, environmental regulation, restrictions on foreign investment, and other matters.

●	Our inability or failure to protect our intellectual property rights or any third parties claiming that we have infringed on their intellectual property rights could negatively impact our brand or have a negative impact on our operating results.

●	Changes to tax laws and regulations could adversely affect our financial results or condition.

●	Failure to comply with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA, could result in fines, criminal penalties, and an adverse effect on our business.

●	We are a “foreign private issuer” under U.S. securities laws and, as a result, are subject to disclosure obligations that are different from those applicable to U.S. domestic issuers listed on the Nasdaq Capital Market.

●	As a foreign private issuer, we may follow certain home country corporate governance practices instead of otherwise applicable Nasdaq corporate governance requirements, and this may result in less investor protection than that accorded to investors under rules applicable to domestic U.S. issuers.

●	Our management team has limited experience managing a public company.

●	We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our Ordinary Shares less attractive to investors.

Risks Related to the Offering and Our Ordinary Shares

●	Since our director, Ms. Jieting Zhao, will own approximately 57.9% of our Ordinary Shares following the initial public offering, she will have the ability to elect directors and approve matters requiring shareholder approval by way of resolution of members.

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●	Ms. Jieting Zhao, our director, beneficially owns approximately 79.0% of our outstanding shares currently and will beneficially own approximately 57.9% of our outstanding shares following the initial public offering, and her interests may differ from the interests of other shareholders, which could cause a material decline in the value of our Ordinary Shares.

●	As a “controlled company” under the rules of Nasdaq, we may exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

●	There may not be an active, liquid trading market for our Ordinary Shares.

●	Certain recent initial public offerings of companies with relatively small public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the actual or expected operating performance and financial condition or prospects of the respective company. Our Ordinary Shares may potentially experience rapid and substantial price volatility, which may make it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

●	If you purchase our Ordinary Shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

●	The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

●	Because we are a Cayman Islands company and all of our business is conducted in Australia, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain, and the U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in Australia.

●	We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

Many of these factors are macro-economic in nature and are, therefore, beyond our control. Should one or more of these risks or uncertainties materialize, affect us in ways or to an extent that we do not currently expect or consider to be significant, or should underlying assumptions prove incorrect, our actual results, performance, or achievements may vary from those described in this prospectus as anticipated, believed, estimated, expected, intended, planned, or projected.

We caution that the foregoing list of risks, uncertainties, and other important factors is not exhaustive. When relying on forward-looking statements to make decisions with respect to us, investors should carefully consider the foregoing factors and other uncertainties and events. Moreover, we operate in a competitive and rapidly evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

Corporate Information

Our principal executive offices are located at 23-25 Mangrove Lane, Taren Point, NSW 2229 Australia, and our phone number is +612 95245266. We maintain a corporate website at https://gymdirect.com.au/. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Our Corporate History and Structure

We are a holding company incorporated in the Cayman Islands on April 11, 2022. We have no substantive operations other than holding all of the issued and outstanding shares of KMAS Capital and Investment Pty Ltd, a company incorporated under the laws of Australia (“KMAS”), which holds all of the issued and outstanding shares of our operating subsidiary, GD Wellness Ptd Ltd (“GD”), a company incorporated under the laws of Australia on July 22, 2005.

Upon our reorganization, on May 4, 2022, the Company issued 280,000 Ordinary Shares each to L&H Investment Management Limited, a company incorporated under the laws of the British Virgin Islands, and PRMD Investment Consultation Company Limited, a company incorporated under the laws of the British Virgin Islands, representing issuances to our co-founders. In addition, one (1) Ordinary Share was transferred back to SKMA from the registered office service provider in the setup of the Company.

As of May 5, 2022, we entered into a Share Exchange Agreement (“Share Exchange Agreement”) with KMAS, which holds all of the issued and outstanding shares of GD, and SKMA Capital and Investment Ltd, a company incorporated under the laws of the British Virgin Islands (“SKMA”), which holds all of the issued and outstanding shares of KMAS, pursuant to which the Company shall acquire all of the shares in the KMAS from SKMA in exchange for the Company issuing 6,439,999 Ordinary Shares to SKMA in accordance with the terms of the Share Exchange Agreement.

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The following diagram illustrates our corporate structure as of the date of this prospectus:

Implications of Our Being an “Emerging Growth Company” and “Foreign Private Issuer”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting for two years.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act. We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our Ordinary Shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

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We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such, and in accordance with the rules and regulations of Nasdaq, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers and Nasdaq corporate governance standards, including:

●	Exemption from filing quarterly reports on Form 10-Q or providing current reports on Form 8-K disclosing significant events within four (4) days of their occurrence;

●	Exemption from Section 16 rules regarding sales of Ordinary Shares by insiders, which will provide less data in this regard than what is available to shareholders of U.S. companies that are subject to the Exchange Act;

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four (4) business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption;

●	Exemption from the requirement that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	Exemption from the requirements that director nominees be selected or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. As such, we may rely on home country practice to be exempted from the corporate governance requirements that we have a majority of independent directors on our board of directors and the audit committee of our board of directors has a minimum of three members. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq listing standards. However, following this offering, we will voluntarily have a majority of independent directors and our audit committee will consist of three independent directors.

Controlled Company

Upon the completion of this offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because we expect that Ms. Jieting Zhao, our director, will beneficially own approximately 6,440,000 Ordinary Shares, or approximately 57.9% of our Ordinary Shares, and will be able to exercise approximately 57.9% of the total voting power of our issued and outstanding shares.

For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our CEO must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

We expect to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the rules of Nasdaq. See “Risk Factors—Risks Related to the Offering and Our Ordinary shares.” As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Market and Industry Data

We obtained certain industry, market and competitive position data in this prospectus from our own internal estimates, surveys and research and from publicly available information, including industry and general publications and research, surveys and studies conducted by third parties, including the sources cited in “Industry Overview,” and reports by governmental agencies. None of these industry sources or governmental agencies are affiliated with us, and the information contained in this report has not been reviewed or endorsed by any of them.

Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

Presentation of Financial and Other Information

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with U.S. GAAP.

All references in this prospectus to “U.S. dollars,” “US$,” “$” and “USD” refer to the currency of the United States of America and all references to “A$,” “Australian dollar,” or “AUD” refer to the currency of Australia. Unless otherwise indicated, all references to currency amounts in this prospectus are in USD.

We have made rounding adjustments to some of the figures contained in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be exact arithmetic aggregations of the figures that preceded them.

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THE OFFERING

Ordinary Shares offered by us	3,000,000 Ordinary Shares (excluding the over-allotment discussed below).

Price per Ordinary Share	We estimate that the purchase price will be between $5.00 to $6.00 per Ordinary Share.

Over-allotment	We have granted the underwriters an option for a period of 45 days to purchase up to 450,000 additional Ordinary Shares solely to cover over-allotments, if any.

Ordinary Shares outstanding prior to completion of this offering	8,120,000 Ordinary Shares.

Ordinary Shares outstanding immediately after this offering	11,120,000 Ordinary Shares (or 11,570,000 Ordinary Shares if the underwriters exercise its option to purchase additional shares in full).

Use of proceeds

We intend to use the proceeds from this offering for the expansion of our online retail of gym and fitness equipment business, the development of our smart connected equipment, interactive platform and mobile application, the expansion of our licensing business, business development opportunities, and working capital and other general corporate purposes. See “Use of Proceeds” on page 32 for more information.

Proposed Nasdaq Trading Symbol and Listing	We have applied to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “FTEL.” No assurance can be given that such listing will be approved or that a liquid trading market will develop for our Ordinary Shares; however, we will not complete this offering unless we receive approval for listing on the Nasdaq Capital Market.

Payment and Settlement	The Ordinary Shares are expected to be delivered against payment on , 2023. They will be registered in the name of a nominee of The Depository Trust Company, or DTC.

Lock-up	We, our directors, officers, and other holder(s) of five percent (5%) or more of our outstanding Ordinary Shares have agreed with the representatives not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Ordinary Shares or securities convertible into Ordinary Shares for a period of six months after the Initial Public Offering (“IPO”) is completed. See “Underwriting”.

Dividends	See “Dividend Policy” for a description of our dividend policy.

Transfer Agent	Vstock Transfer, LLC.

Risk Factors	The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 14 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

The number of Ordinary Shares that are and will be outstanding immediately before and after this offering as shown above is based on 8,120,000 shares outstanding as of May 8, 2023, which, as used throughout this prospectus, unless otherwise indicated, excludes the Ordinary Shares issuable upon the exercise of the warrants to be issued to the representatives of the underwriters, and assumes no exercise of over-allotment option by the underwriters.

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SUMMARY FINANCIAL DATA

Summary Financial Information

The following selected financial data for the six months ended December 31, 2022 and years ended June 30, 2022 and 2021 are derived from the Fitell Corporation unaudited consolidated financial statements for the six months ended December 31, 2022 and 2021 and related notes and audited consolidated financial statements for the years ended June 30, 2022 and 2021 and related notes included elsewhere in this prospectus.

Statement of Operations Data

	Six months period ended December 31,		Year ended June 30,
	2022	2021	2022	2021

Revenues:
Merchandise revenues	2,151,872	4,829,816	$7,246,588	$6,604,743
Other revenues	902,280	66,925	909,146	340,484
Total revenues	3,054,152	4,896,741	8,155,734	6,945,227

Cost of goods sold	(1,461,445)	(2,592,237)	(4,520,078)	(4,192,093)

Gross profit	1,592,707	2,304,504	3,635,656	2,753,134

Operating expenses:
Sales and marketing expenses	227,355	293,300	604,200	336,861
General and administrative expenses	169,445	221,486	503,269	453,111
Personnel expenses	448,402	476,422	981,711	819,875
Amortization of operating right of use asset	98,661	107,666	213,490	219,908
Depreciation expense	6,135	-	730	-
	949,998	1,098,874	2,303,400	1,829,755

Income from operations	642,709	1,205,630	1,332,256	923,379

Other income (expenses):
IPO related expenses	(281,686)	(118,950)	(605,950)	-
Other expenses	-	(7,580)	(54)	-
Other income	9,806	-	-	235,042
Unrealized loss on investments	(193,015)	158,110	(466,478)	-
Interest income	831	61	99	1,418
Interest expense	(43,738)	(15,782)	(27,419)	(23,202)
Total other income (expenses)	(507,802)	15,859	(1,099,802)	213,258

Income before taxes	134,907	1,221,489	232,454	1,136,637

Income tax expenses	194,232	313,084	219,852	287,432

Net income	(59,325)	908,405	12,602	849,205
Foreign currency adjustment	(36,238)	(14,360)	(66,949)	(36,926)
Comprehensive income	(95,563)	894,045	$(54,347)	$812,279

Balance Sheet Data

	At December 31,	At June 30,
	2022	2022	2021

Cash and cash equivalents	409,825	$716,052	$1,286,162
Total current assets	5,029,342	2,930,435	3,595,515
Total assets	7,325,271	5,431,720	6,310,067

Total current liabilities	2,137,566	2,272,818	2,807,591
Total liabilities	2,743,454	2,994,340	3,818,340
Total stockholders’ equity	4,581,817	2,437,380	2,491,727

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RISK FACTORS

Investment in our Ordinary Shares involves a high degree of risk. You should carefully consider the risks described below together as well as the other information included in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Summary Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. Once listed, the trading price of our Ordinary Shares could decline due to any of these risks, and a result, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Industry and Macroeconomic Conditions

Our business is dependent on macroeconomic conditions and consumer discretionary, and reductions in such spending might adversely affect the Company’s business, operations, liquidity, and financial results.

Our business depends on consumer discretionary spending, and our results are highly dependent on Australian and Asian consumer confidence and the health of the Australian and Asian economies. Consumer spending may be affected by many factors outside of the Company’s control, including general economic conditions; consumer disposable income; consumer confidence and perception of economic conditions; the threat or outbreak of war, terrorism or public unrest (including, without limitation, the conflict in Ukraine) which may cause supply chain disruptions, increase fuel costs and the cost of materials, and create general economic instability; wage and unemployment levels; consumer debt and inflationary pressures; the costs of basic necessities and other goods; effects of weather and natural disasters caused by climate change or otherwise; and epidemics, contagious disease outbreaks, and other public health concerns including the ongoing COVID-19 pandemic. Decreases in consumer discretionary spending may result in a decrease in comparable sales, and average value per transaction, which might cause us to increase promotional activities, which will have a negative impact on our gross margins, all of which could negatively affect the Company’s business, operations, liquidity, and financial results, particularly if consumer spending levels are depressed for a prolonged period of time.

Uncertain global economic conditions could have a material adverse effect on our business, financial condition, results of operations or prospects.

Our financial results are tied to global economic conditions and their impact on levels of consumer confidence and consumer spending. Global consumer markets can be impacted by significant U.S. and international economic downturns, such as the current levels of inflation and the global credit crunch experienced in 2008. Continued high levels of inflation or a return to a recession or a weak recovery, due to factors that include, but are not limited to, disruptions in financial markets in the United States, or elsewhere, federal budget, tax or trade policy issues in the United States, political upheavals, war or unrest economic sanctions against trading nations, and demonetization, could cause us to experience revenue declines due to deteriorated consumer confidence and spending, and a decrease in the availability of credit or on commercially acceptable terms, which could have a material adverse effect on our business prospects or financial condition.

Our business is also dependent upon certain industries, such as the gym, fitness, and fitness equipment industries, and these are also cyclical in nature. Therefore, these industries may experience their own significant fluctuations in demand for our products based on such things as economic conditions and consumer demand. Many of these factors are beyond our control. As a result of the volatility in the industries we plan to serve, we may ultimately have difficulty increasing or maintaining our level of sales or profitability. If the industries we serve were to suffer a downturn, then our business may be further adversely affected.

Intense competition in the gym and fitness equipment industry and in retail could limit our growth and reduce our profitability.

The market for gym and fitness equipment retailers is highly fragmented, intensely competitive, and continually evolving. We compete with retailers from multiple categories and in multiple channels, including large formats; traditional and specialty formats; mass merchants; department stores; internet-based and direct-sell retailers; and increasingly from vendors that sell directly to customers. Our competitors include companies that may have greater market presence (both brick and mortar and online), name recognition and financial, marketing and other resources than we do. Further, the ability of consumers to compare prices in real-time puts additional pressure on us to maintain competitive pricing. If we are unsuccessful in marketing and advertising strategies, especially for online and social media platforms, or less successful than our competitors, we could lose customers and sales could decline, which could have an adverse impact on our revenues, business, and results of operations. Furthermore, we cannot be sure that we will be able to continue to effectively compete in our markets due to the disruptions caused by the COVID-19 pandemic or that any of our competitors are not in a better position to either respond to the disruptions caused by the COVID-19 pandemic or capitalize on potential displaced market share, including vendors with whom we compete accelerating their existing efforts to sell directly to consumers. An inability to successfully respond to competitive pressures could have a materially adverse effect on our results of operations or reputation. Our responses to competitive pressures could also have a material effect on our results or reputation, including as it relates to pricing, quality, assortment, advertising, service, locations, and online shopping experiences.

Industry consolidation may result in increased competition, which could have a material adverse effect on our business.

Some of our competitors have made, or may make acquisitions or enter into partnerships or other strategic relationships to achieve competitive advantages. In addition, new entrants not currently considered competitors may enter our market through acquisitions, partnerships or strategic relationships. We expect industry consolidation to continue and/or increase. Industry consolidation may result in competitors with more compelling product offerings or greater pricing flexibility than we may have, or business practices that make it more difficult for us to compete effectively, including on the basis of price, sales, technology or supply. These competitive pressures could have a material adverse effect on our business.

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The COVID-19 pandemic has impacted and is expected to continue to have an impact on our business and results of operations.

The COVID-19 pandemic has significantly affected worldwide consumer shopping patterns and caused the overall health of the worldwide economy to deteriorate, including in Australia and Asia. Many measures that have been, and in the future may be, periodically implemented to reduce the spread of COVID-19 have adversely affected workforces, customers, consumer sentiment, economies and financial markets. We are unable to predict the long-term impact that the COVID-19 pandemic will have on our business due to a number of uncertainties, including the duration of the COVID-19 pandemic, the long-term health and economic impact of the COVID-19 pandemic, the success or impact of vaccines and other mitigation or recovery efforts, changes in consumer demand and shopping patterns, and the impact of governmental regulations issued in response to the pandemic. In addition to an increase in eCommerce penetration, the COVID-19 pandemic has driven an increase in demand in certain categories due to the renewed interest and perceived importance of health and fitness, participation in socially-distant and outdoor activities, and a shift toward athletic apparel and active lifestyle products. It is uncertain whether or the extent to which these trends will continue, or whether new trends will emerge as the COVID-19 pandemic continues or after the current impacts of the COVID-19 pandemic subside. While the COVID-19 pandemic continues, governmental interventions or new outbreaks could, among other things, make it difficult or impossible to operate our business. Numerous state and local jurisdictions have imposed, and in the future may impose or re-impose, shelter-in-place orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Such orders and restrictions have resulted, and in the future may result, in work stoppages, slowdowns and delays; inability to consistently procure and maintain sufficient levels of certain in-demand items; disruptions to our supply chain; travel restrictions; and cancellation of events, among other effects, which would likely negatively impact our business. Periods of changes in consumer behavior and health concerns causing a reduction in consumer demand for our products would likely have a significant adverse effect on our financial condition and results of operations.

The Company continues to consider and assess the potential impact that the COVID-19 pandemic could have on the Company’s operations, including the assumptions and estimates used to prepare its financial statements such as the Company’s inventory valuations, fair value measurements and potential asset impairment charges. These assumptions and estimates may change in the future as new events occur and additional information is obtained.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described herein, including risks relating to changes in consumer demand or shopping patterns, availability of adequate capital, our ability to execute our strategic plans, disruptions to our supply chain and third-party delivery service providers, our ability to access adequate quantities of materials and in-demand products, tariffs, and regulatory restrictions. In addition to potential damage to our reputation and brand, failure to comply with applicable federal, state and local laws and regulations such as those outlined above may result in our being subject to claims, lawsuits, fines and adverse publicity that could have a material adverse effect on our business, results of operations and financial condition.

Fluctuations in product costs and availability due to inflationary pressures, fuel price uncertainty, supply chain constraints, increases in commodity prices, labor shortages and other factors could negatively impact our business and results of operations.

Our product costs are affected, in part, by the costs of component materials. A substantial increase in the prices of raw materials or decrease in the availability of raw materials could dramatically increase the costs associated with manufacturing the equipment that we purchase from our vendors, which could cause the price of our merchandise to increase and could have a negative impact on our sales and profitability. In addition, increases in commodity prices could also adversely affect our results of operations. If we increase the price of our products in order to maintain gross margins for our products, such increase may adversely affect demand for, and sales of, our products, which could have a material adverse effect on our financial condition and results of operations.

We rely upon various means of third-party transportation to deliver products from vendors and our manufacturing facilities to our customers. Consequently, our results may be affected by those factors affecting transportation, including the price of fuel and the availability of aircraft, ships, trucks, and drivers. The price of fuel and demand for transportation services has fluctuated significantly in recent years, and has resulted in increased costs for us and our vendors. In addition, changes in regulations may result in higher fuel costs through taxation, transportation restrictions or other means. Fluctuations in transportation costs and availability could adversely affect our results of operations.

Labor shortages in the transportation industry could negatively affect transportation costs and our ability to transport products to our customers in a timely manner. Our results of operations may be adversely affected if we, or our vendors, are unable to secure adequate transportation resources at competitive prices to fulfill our delivery schedules. Further, difficulties in moving products manufactured overseas and through the ports of other jurisdictions, whether due to port congestion, government shutdowns, labor disputes, product regulations and/or inspections or other factors, including natural disasters or health pandemics, could negatively affect our business.

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Approximately 64% of the products that the Company purchases are manufactured abroad, which subjects us to various international risks and costs, including foreign trade issues, currency exchange rate fluctuations, shipment delays and supply chain disruption and political instability, which could cause our sales and profitability to suffer.

Approximately 64% of the products that the Company purchases are manufactured abroad in China. Foreign imports subject us to risk relating to changes in import duties quotas, the introduction of taxes on imported goods or the extension of income taxes on our foreign suppliers’ sales of imported goods through the adoption of destination-based income tax jurisdiction, freight cost increases and economic and political uncertainties. We may also experience shipment delays caused by shipping port constraints, labor strikes, work stoppages, acts of war, including the current conflict in Ukraine, and terrorism, or other supply chain disruptions, including those caused by extreme weather, natural disasters, and pandemics and other public health concerns. Specifically, the ramifications of the ongoing COVID-19 pandemic have caused delays in the manufacturing or shipping of products and raw materials. To the extent the COVID-19 pandemic results in continuation or worsening of manufacturing and shipping delays and constraints, our vendors and suppliers will continue to have difficulty obtaining the materials necessary for the production, packaging and delivery of the products we sell, and we will continue to have inventory delays or product shortages online.

If any of these or other factors, including trade tensions between foreign nations, including China and Russia, were to cause a disruption of trade from the countries in which our vendors’ supplies are located, our inventory levels may be reduced and/or the cost of our products may increase. We may need to seek alternative suppliers or vendors, raise prices, or make changes to our operations, any of which could have a material adverse effect on our sales and profitability, results of operations and financial condition. Additionally, we could be impacted by negative publicity or, in some cases, face potential liability to the extent that any foreign manufacturers from whom we directly or indirectly purchase products utilize labor, environmental, workplace safety and other practices that vary from those commonly accepted in Australia. Also, the prices charged by foreign manufacturers may be affected by the fluctuation of their local currency against the Australian dollar and the price of raw materials, which could cause the cost of our products to increase and negatively impact our sales or profitability.

Failure to manage inventory at optimal levels could adversely affect our business, financial condition and results of operations.

We are required to manage a large volume of inventory effectively for our business. We depend on our forecasts for the anticipated demand for our products to make procurement plans and manage our inventory. Our forecast for demands, however, may not accurately reflect the actual market demands, which depends on a number of factors including, without limitation, launches of new products, changes in product life cycles and pricing, product defects, changes in user spending patterns, supplier back orders and other supplier-related issues, as well as the volatile economic environment in the markets where we sell our products. We cannot assure you that we will be able to maintain proper inventory levels for our business at all times, and any such failure may have a material and adverse effect on our business, financial condition and results of operations.

Inventory levels in excess of demand may result in inventory write-downs or an increase in inventory holding costs and a potential negative effect on our liquidity. As we plan to continue expanding our product offerings, we expect to include more products in our inventory, which will make it more challenging for us to manage our inventory effectively and will put more pressure on our warehousing system. If we fail to manage our inventory effectively, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory values, and significant inventory write-downs or write-offs. In addition, we may be required to lower sale prices in order to reduce inventory level, which may lead to lower gross margins. High inventory levels may also require us to commit substantial capital resources, preventing us from using that capital for other important purposes. Any of the above may materially and adversely affect our results of operations and financial condition.

The Company’s intangible assets consist of brand names and goodwill. At December 31, 2022 and 2021, the Company had brand names and goodwill with costs of approximately $337,504 and $1,161,052, respectively, which all have indefinite lives. The Company evaluates intangible assets with indefinite lives for impairment at least annually or when events or changes in circumstances indicate that an impairment may exist. The Company determined that none of its intangible assets were impaired in the six months ended December 31, 2022 and 2021.

Conversely, if we underestimate customer demand, or if our suppliers fail to provide products to us in a timely manner, we may experience inventory shortages, which may, in turn, require us to purchase our products at higher costs, leading to a negative impact on our financial condition and our relationships with distributors. Under-stocking can lead to missed sales opportunities, while over-stocking could result in inventory depreciation and decreased shelf space for stocks that are in higher demands. These results could adversely affect our business, financial condition and results of operations.

Russia’s invasion of Ukraine may present risks to our operations and investments.

Russia’s recent military interventions in Ukraine have led to, and may lead to, additional sanctions being levied by the United States, European Union and other countries against Russia. Russia’s military incursion and the resulting sanctions could adversely affect global financial markets and thus could affect the value of our operations and investments, even though we do not have any direct exposure to Russia or the adjoining geographic regions. Currently, we do not do any business with parties in Russia, Ukraine or Belarus, nor are any of the products that we sell or the parts for such products manufactured in Russia, Ukraine or Belarus. In addition, Russia’s invasion of Ukraine and the international sanctions against Russia that followed the invasion have not had a direct effect on our business. The extent and duration of the military action, sanctions, and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions caused by Russian military action or resulting sanctions may magnify the impact of other risks described in this section. We cannot predict the progress or outcome of the situation in Ukraine, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest, intensified military activities, or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could in turn have a material adverse effect on our operations, results of operations, financial condition, liquidity and business outlook.

Risks Related to Our Business

If we are unable to predict or effectively react to changes in consumer demand, we may lose customers and our sales may decline.

Our success depends in part on our ability to anticipate and respond in a timely manner to changing consumer demand, preferences, and shopping patterns, which cannot be predicted with certainty and are subject to continual change and evolution. We strive to deliver a seamless shopping experience to our customers through online shopping experiences. For example, we must meet athletes’ expectations with respect to, among other things, creating appealing and consistent online experiences; delivering elevated customer service; and providing fast and reliable delivery, and convenient return options. Our customers have expectations about how they shop through eCommerce or more generally engage with businesses across different channels or media (through online and other digital or mobile channels or particular forms of social media), which may vary across demographics and may evolve rapidly. If we are unable to provide a online retail experience across all channels that aligns with our customers’ expectations and preferences, it could have an adverse impact on our revenues, business and results of operations.

We often make advance commitments to purchase products, which may make it more difficult for us to adapt to rapidly-evolving changes in consumer preferences. Furthermore, supply chain challenges due to the COVID-19 pandemic and other factors have made it more difficult to obtain certain in-demand products. Our sales could decline significantly if we misjudge the market for our new merchandise, which may result in significant merchandise markdowns and lower margins, missed opportunities for other products, or inventory write-downs, and could have a negative impact on our reputation, profitability and demand.

We may be unable to attract and retain subscribers, which could have an adverse effect on our strategy to develop new interactive fitness equipment and platforms/mobile application with subscription service.

In 2021, we began development of new interactive fitness equipment and platforms/mobile application with subscription service, which include smart cardio exercise equipment such as interactive exercise bikes, treadmills, and workout mirrors with built-in touchscreens and training content platforms and 1FinalRound, our AI-powered interactive platform with our proprietary online training content and capability to be interactive with personal trainers, follow members, and track workout progress.

The success of these new products is dependent on our ability to attract and retain subscribers, and we cannot be sure that we will be successful in these efforts, or that subscriber retention levels will not materially decline in the future. There are a number of factors that could lead to a decline in subscriber levels or that could prevent us from increasing our subscriber levels, including:

●	our failure to introduce new features, products, or services that our potential subscribers find engaging or our introduction of new products or services, or changes to existing products and services that are not favorably received;
●	harm to our brand and reputation;
●	pricing and perceived value of our offerings;
●	our inability to deliver quality products, content, and services;

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●	unsatisfactory experiences with the delivery, installation, or servicing of our products, including due to prolonged delivery timelines and limitations on or the suspension of the in-home installation, return, and warranty servicing processes as a result of the current COVID-19 pandemic;
●	our potential subscribers engaging with competitive products and services;
●	technical or other problems preventing subscribers from accessing our content and services in a rapid and reliable manner or otherwise affecting the subscribers’ experience;
●	a decline in the public’s interest in interactive fitness equipment and platforms;
●	deteriorating general economic conditions or a change in consumer spending preferences or buying trends, whether as a result of the COVID-19 pandemic or otherwise; and
●	interruptions in our ability to sell or deliver our products or to create content and services for our potential subscribers as a result of the COVID-19 pandemic.

Additionally, further expansion into international markets such as Southeast Asia will create new challenges in attracting and retaining subscribers that we may not successfully address. As a result of these factors, we cannot be sure that our potential subscriber levels will be adequate to maintain or permit the expansion of our operations. A decline in future subscriber levels could have an adverse effect on our business, financial condition, and operating results.

Online growth in our business is complex and there are risks associated with operating our own online platform, including those relating to confidential consumer data.

Maintaining and continuing to improve our online retail platform involves substantial investment of capital and resources, integrating multiple information and management systems, increasing supply chain and distribution capabilities, attracting, developing and retaining qualified personnel with relevant subject matter expertise, and effectively managing and improving the customer experience. This involves substantial risk, including risk of cost overruns, website downtime and other technology disruptions, supply and distribution delays, and other issues that can affect the successful operation of our online platform. Technological disruptions can result from delays, or downtime caused by high volumes of users or transactions, deficiencies in design or implementation, platform enhancements, power outages, computer and telecommunications failures, computer viruses, worms, ransomware or other malicious computer programs, denial-of-service attacks, security breaches through cyber-attacks from cyber-attackers or sophisticated organizations, catastrophic events such as fires, tornadoes, earthquakes and hurricanes, and usage errors. If we are not able to successfully operate and continually improve our online platform to provide a user-friendly, secure online experience offering merchandise and delivery options expected by our customers, we could be placed at a competitive disadvantage and our reputation, operations, financial results, and future growth could be materially adversely affected.

Harm to our reputation could adversely impact our ability to attract and retain customers.

Negative publicity or perceptions involving us or our brands, products, vendors, or marketing and other partners, or failure to detect, prevent, mitigate or address issues giving rise to reputational risk could adversely impact our reputation, business, results of operations, and financial condition, and may adversely impact our ability to attract and retain customers. Issues that might pose a reputational risk include: an inability to provide an online experience that meets the expectations of consumers; failure of our cyber-security measures to protect against data breaches; product liability, product recalls, and product boycotts; our handling of issues relating to environmental, social, and governance (“ESG”) matters, including inclusion and diversity; our response to the COVID-19 pandemic; our social media activity; failure to comply with applicable laws and regulations; public stances on controversial social or political issues; product sponsorship relationships, including those with celebrity spokespersons, influencers or group affiliations; and any of the other risks enumerated in these risk factors. Furthermore, the prevalence of social media and a constant, on-demand news cycle may accelerate and in the short-term increase the potential scope of any negative publicity we or others might receive and could increase the negative impact of these issues on our reputation, business, results of operations, and financial condition.

Our strategic plans and initiatives may initially result in a negative impact on our financial results and such plans and initiatives may not achieve the desired results within the anticipated time frame or at all.

Our ability to successfully implement and execute our strategic plans and initiatives depends on many factors, some of which are out of our control. For example, a strategic determination to increase promotional activities in response to challenging conditions in the retail market may not achieve the desired results and would negatively impact our gross profit margin. Our focus on long-term strategic investments, including investments in our digital capabilities, our online platform, improvements to the consumer experience online, our supply chain, the continued development of our smart cardio exercise equipment and 1FinalRound training platform and other specialty concepts may require significant capital investment and management attention at the expense of other business initiatives and may take longer than anticipated to achieve the desired return. Additionally, any new initiative is subject to certain risks, including consumer acceptance, competition, product differentiation, and the ability to attract and retain qualified personnel to support the initiative.

We could be subject to information technology system failures, network disruptions, and breaches in data security which could negatively affect our business, financial position, results of operations and cash flows.

As dependence on digital technologies is expanding, cyber incidents, including deliberate attacks or unintentional events have been increasing worldwide. Computers and telecommunication systems are used to conduct our operations and have become an integral part of our business. We use these systems to analyze and store financial and operating data, as well as to support our internal communications and interactions with business partners. Cyber-attacks could compromise our computer and telecommunications systems and result in additional costs as well as disruptions to our business operations or the loss of our data. A cyber-attack involving our information systems and related infrastructure, or those of our business partners, could disrupt our business and negatively impact our operations in a variety of ways, such as, among others:

●	an attack on the computers which control our operations could cause a temporary interruption of our business;
●	a cyber-attack on our accounting or accounts payable systems could expose us to liability to employees and third parties if their sensitive personal information is obtained;
●	possible loss of material information, which in turn could delay our operations and selling efforts, causing economic losses; or
●	a cyber-attack on a service provider could result in supply chain disruptions, which could delay or halt our operations.

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Unauthorized disclosure of sensitive or confidential customer, vendor or Company information could result in substantial costs and reputational damage, harm our business and standing with our athletes and could subject us to litigation and enforcement actions.

The protection of our data as well as customer data is critical. As with most online retailers, we collect, receive, store, manage, transmit and delete confidential data, including payment card and personally identifiable information, in the normal course of customer transactions, as well as other confidential and sensitive information, such as personal information about our customers and our vendors, and confidential Company information. We also work with third-party vendors and service providers that provide technology, systems and services that we use in connection with the collection, storage and transmission of this information. While we have taken significant steps to protect confidential information, the intentional or negligent actions of third parties may undermine our existing security measures and allow unauthorized parties to obtain access to our data systems and misappropriate confidential data. Our information systems, and those of our third-party service providers, are vulnerable to an increasing threat of continually evolving data protection and cyber-security risks. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other developments will prevent a future compromise of our customer transaction processing capabilities and other personal data. Because the techniques used to obtain unauthorized access to, disable, degrade, or sabotage systems change frequently and often are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures.

While we have no knowledge of any material data security breaches to date, any compromise of our data security could result in a violation of applicable privacy and other laws or standards, significant legal and financial exposure beyond the scope or limits of our insurance coverage, interruption of our operations, increased operating costs associated with remediation, equipment acquisitions or disposal, added personnel, and a loss of confidence in our security measures, which could harm our business, reputation or investor confidence.

In addition, data governance failures can adversely affect our reputation and business. Our business depends on our customers’ willingness to entrust us with their personal information. Events that adversely affect that trust, including inadequate disclosure to our customers of our uses of their information or any security breach involving the misappropriation, loss or other unauthorized disclosure of sensitive or confidential information could attract a substantial amount of media attention, damage our reputation, expose us to risk of litigation and material liability, disrupt our operations and harm our business. Further, the data privacy and cyber-security regulatory environment is constantly changing, with new and increasingly rigorous and complex requirements. Maintaining our compliance with those requirements, including recently enacted state consumer privacy laws, may require significant effort and cost, require changes to our business practices, and limit our ability to obtain data used to provide a personalized customer experience. In addition, failure to comply with applicable requirements could subject us to fines, sanctions, governmental investigations, lawsuits or reputational damage.

Problems with the third-party e-commerce platform for online stores and retail point-of-sale system that we utilize and our information systems could disrupt our operations and negatively impact our financial results and materially adversely affect our business operations.

We utilize a third-party e-commerce platform for online stores and retail point-of-sale system for the needs of our business, including as a provider for electronic payment processing. If any of these systems fail to function properly, it could disrupt our operations, including our ability to track, record and analyze the merchandise that we sell, process shipments of goods, process financial information or credit card or electronic payment transactions, deliver products or engage in similar normal business activities. If our independent service provider becomes unwilling or unable to provide these services to us or if the cost of using our provider increases, our business could be harmed.

Our information systems, including our back-up systems, are subject to damage or interruption from power outages; computer and telecommunications failures; computer viruses, worms, ransomware, and other malicious computer programs; denial-of-service attacks; security breaches (through cyber-attacks from cyber-attackers or sophisticated organizations); catastrophic events such as fires, tornadoes, earthquakes and hurricanes; and usage errors. If our information systems and our back-up systems are damaged, breached or cease to function properly, we may have to make a significant investment to repair or replace them, and we may suffer loss of critical data and interruptions or delays in our business operations. Any material disruption, malfunction or other similar problems in or with our core information systems could negatively impact our financial results and materially adversely affect our business operations.

We may be unable to attract, train, engage and retain key personnel.

Our long-term success and ability to implement our strategic and business planning processes depends in large part on our ability to continue to attract, retain, train and develop key personnel and qualified employees in all areas of the Company. Our ability to meet our labor needs while controlling labor costs is subject to numerous external factors, including market pressures with respect to prevailing wage rates, unemployment levels, and health and other insurance costs; the impact of legislation or regulations governing labor relations, immigration, minimum wage, and healthcare benefits; changing demographics; and our reputation within the labor market. Should we fail to increase our wages competitively in response to any increasing wage rates, the quality of our workforce could decline, causing our customer service to suffer. Any increase in the cost of our labor could have an adverse effect on our operating costs, financial condition and results of operations.

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In addition, in order to continue to build and enhance our online platforms, we must attract and retain a large number of skilled professionals, including technology professionals to implement our ongoing technology and other strategic offerings. The market for these professionals is increasingly competitive. An inability to provide wages and/or benefits that are competitive within the markets in which we operate could adversely affect our ability to retain and attract these employees. Further, changes in market compensation rates may adversely affect our labor costs.

The loss of one or more of our key executives or the inability to successfully attract and retain executive officers or implement effective succession planning strategies could have a material adverse effect on our business.

Our long-term success and ability to implement our strategic and business planning processes depends in large part on our ability to continue to attract and retain executive management. All employees, including members of our executive management and key personnel, are at-will employees. The loss of any one or more of our executive management, including our Chief Executive Officer and director, Guy Robertson, or other key personnel could seriously harm our business. Additionally, effective succession planning for executive management and key personnel is vital to our long-term continued success. Failure to ensure effective transfer of knowledge, setting of strategic direction, and smooth transitions involving executive management and key personnel could hinder our long-term strategies and success.

We are dependent upon key management employees and third parties.

The responsibility of overseeing the day-to-day operations and the strategic management of our business depends substantially on our senior officers and our key personnel. Loss of such personnel may have an adverse effect on our performance. The success of our operations will depend upon numerous factors, many of which are beyond our control, including our ability to attract and retain additional key personnel in sales, marketing, technical support and finance. We currently depend upon a relatively small number of key persons to seek out and form strategic alliances and find and retain additional employees. Certain areas in which we operate are highly competitive regions and competition for qualified personnel is intense. We may be unable to hire suitable personnel or there may be periods of time where a particular position remains vacant while a suitable replacement is identified and appointed.

Our inability to hire and maintain suitable personnel could have a material adverse effect on us and could prevent us from effectively pursuing our business plan, including developing, growing, and operating our business profitably.

We also depend upon third parties, including consultants, suppliers and others, for their expertise and expect to remain so for the foreseeable future. Our ability to continue conducting our activities is in large part dependent upon the efforts of third parties. We may need to engage additional third parties for new business operations. If such parties’ work is deficient or negligent or is not completed in a timely manner, it could have a material adverse effect on the Company. As a result, our use of services of consultants could have a material adverse effect on us and could prevent us from effectively pursuing our business plan.

Our chief executive officer and director, Mr. Guy Robertson, and our independent directors do not devote their full-time attention to the affairs of the Company and could allocate their time and attention to other business ventures which may not benefit the Company.

Our chief executive officer and director, Mr. Guy Robertson, and our independent directors do not devote their time exclusively to the Company and engage in other business activities. Mr. Robertson also serves as the chief financial officer of Artemis Resources and currently serves as director of the following ASX-listed companies: Artemis Resources Limited (since January 2022), Greentech Metals Limited (since September 2021), Bioxyne Limited (since June 2022) and Hastings Technology Metals Ltd (since April 2019). Mr. Robertson is also the owner of a small business providing company secretarial services to various ASX-listed companies, an interest which he has held over the last five years. Although there are none known to us, the potential for conflicts of interest exists among us and affiliated persons for future business opportunities that may not be presented to us. Our officers and directors may have conflicts of interests in allocating time, services, and functions between the other business ventures in which those persons may be or become involved.

Our directors and officers may in the future be in a position of conflict of interest.

Some of our directors and officers currently also serve as directors and officers of other companies involved in the fitness industry, and any of our directors may in the future serve in such positions. As at the date of this prospectus, none of our directors or officers serves as an officer or director of a gym and fitness equipment company nor possesses a conflict of interests with our business. However, there exists the possibility that they may in the future be in a position of conflict of interest.

We may acquire additional businesses or assets, form joint ventures or make investments in other companies in the future that may be unsuccessful and may harm our operating results and prospects.

As part of our business strategy, we may pursue additional acquisitions of complementary businesses or assets. The type of financing for any such acquisition will depend on circumstances existing at that time, including market conditions and our share price. If we are successful at identifying and making such acquisitions, integration of any acquired businesses or assets nevertheless involves many challenges, including a potential strain on our administrative and operational resources, unanticipated issues, expenses or liabilities, and difficulties in the assimilation of different corporate cultures and business practices. We may also seek to enter into joint ventures, pursue strategic alliances in an effort to leverage our existing operations and industry experience, increase our product offerings, expand our distribution and make investments in other companies. We do not have specific timetables for these potential activities and we cannot guarantee that we will be able to identify and complete suitable acquisitions or investments at reasonable prices, or that we will be successful in realizing any anticipated benefits from any future acquisitions or investments.

The success of any acquisitions, joint ventures, strategic alliances or investments will depend on our ability to identify, negotiate, complete and, in the case of acquisitions, integrate those transactions and, if necessary, obtain satisfactory debt or equity financing to fund those transactions. We may not realize the anticipated benefits of any acquisition, joint venture, strategic alliance or investments. We may not be able to integrate acquisitions successfully into our existing business, maintain the key business relationships of businesses we acquire, or retain key personnel of an acquired business, and we could assume unknown or contingent liabilities or incur unanticipated expenses.

Integration of acquired companies or businesses also may require management resources that otherwise would be available for ongoing development of our existing business. Any acquisitions or investments made by us also could result in significant write-offs or the incurrence of debt and contingent liabilities, any of which could harm our operating results. In addition, if we choose to issue equity as consideration for any acquisition, our shareholders may experience dilution.

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Our products and services may be affected from time to time by design and manufacturing defects that could adversely affect our business and result in harm to our reputation.

We offer products and services that can be affected by design and manufacturing defects. Defects may also exist in components and products that we source from third parties. Any such defects could make our products and services unsafe, create a risk of environmental or property damage and personal injury, and subject us to the hazards and uncertainties of product liability claims and related litigation. There can be no assurance that we will be able to detect and fix all issues and defects in the products and services we offer. Failure to do so could result in widespread technical and performance issues affecting our products and services and could lead to claims against us. We maintain general liability insurance; however, design and manufacturing defects, and claims related thereto, may subject us to judgments or settlements that result in damages materially in excess of the limits of our insurance coverage. In addition, we may be exposed to recalls, product replacements or modifications, write-offs of inventory, property and equipment, or intangible assets, and significant warranty and other expenses such as litigation costs and regulatory fines. If we cannot successfully defend any large claim, maintain our general liability insurance on acceptable terms, or maintain adequate coverage against potential claims, our financial results could be adversely impacted. Further, quality problems could adversely affect the experience for users of our products and services, and result in harm to our reputation, loss of competitive advantage, poor market acceptance, reduced demand for our products and services, delay in new product and service introductions, and lost revenue.

Our business could be adversely affected from an accident, safety incident, or workforce disruption.

Our manufacturing processes and related activities, as well as our warehousing and logistics activities, could expose us to significant personal injury claims that could subject us to substantial liability. The COVID-19 pandemic increases our exposure to these risks. Our inability to timely adapt to changing norms and requirements around maintaining a safe workplace during the COVID-19 pandemic could cause employee illness, accidents, or discontent if it is perceived that we are failing to protect the health and safety of our employees. While we maintain liability insurance in amounts and of the type generally consistent with industry practice, the amount of such coverage may not be adequate to cover fully all claims, and we may be forced to bear substantial losses from an accident or safety incident resulting from our manufacturing, warehousing, or delivery activities. Additionally, if our employees decide to join or form a labor union, we may become party to a collective bargaining agreement, which could result in higher employee costs and increased risk of work stoppages. It is also possible that a union seeking to organize one subset of our employee population, such as the employees in our manufacturing facility, could also mount a corporate campaign, resulting in negative publicity or other actions that require attention by our management team and our employees. Negative publicity, work stoppages, or strikes by unions could have an adverse effect on our business, prospects, financial condition, and operating results.

Our quarterly operating results and other operating metrics may fluctuate from quarter to quarter, which makes these metrics difficult to predict.

Our quarterly operating results and other operating metrics have fluctuated in the past and may continue to fluctuate from quarter to quarter and make it difficult to forecast our future results. As a result, you should not rely on our past quarterly operating results as indicators of future performance. Our financial condition and operating results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

●	the continued market acceptance of, and the growth of the fitness and wellness market;
●	our ability to maintain and attract new customers;
●	the timing and success of new product, service, feature, and content introductions by us or our competitors or any other change in the competitive landscape of our market;
●	pricing pressure as a result of competition or otherwise;
●	delays or disruptions in our supply chain;

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●	errors in our forecasting of the demand for our products and services, which could lead to lower revenue or increased costs, or both;
●	increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;
●	the ability to maintain our showroom;
●	successful expansion into international markets, including Asia;
●	our ability to maintain gross margins and operating margins;
●	system failures or breaches of security or privacy;
●	adverse litigation judgments, settlements, or other litigation-related costs, including content costs for past use;
●	changes in the legislative or regulatory environment, including with respect to privacy, consumer product safety, and advertising, or enforcement by government regulators, including fines, orders, or consent decrees;
●	fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;
●	changes in our effective tax rate;
●	changes in accounting standards, policies, guidance, interpretations, or principles; and
●	changes in business or macroeconomic conditions, including the impact of the current COVID-19 outbreak, lower consumer confidence, recessionary conditions, increased unemployment rates, or stagnant or declining wages.

Any one of the factors above or the cumulative effect of some of the factors above may result in significant fluctuations in our operating results.

The variability and unpredictability of our quarterly operating results or other operating metrics could result in our failure to meet our expectations or those of analysts that cover us or investors with respect to revenue or other operating results for a particular period. If we fail to meet or exceed such expectations, the market price of our shares could fall substantially, and we could face costly lawsuits, including securities class action suits.

If we are unable to sustain pricing levels for our products and services, our business could be adversely affected.

If we are unable to sustain pricing levels for our products and services, whether due to competitive pressure or otherwise, our gross margins could be significantly reduced. Further, our decisions around the development of new products and services are grounded in assumptions about eventual pricing levels. If there is price compression in the market after these decisions are made, it could have a negative effect on our business.

We may be subject to warranty claims that could result in significant direct or indirect costs, or we could experience greater product returns than expected, either of which could have an adverse effect on our business, financial condition, and operating results.

We generally provide a 30-day return policy to customers for all of our non-electronic products. Our suppliers generally provide a warranty for all of our electronic products. The occurrence of any material defects in our products could result in an increase in returns or make us liable for damages and warranty claims in excess of our current reserves, which could result in an adverse effect on our business prospects, liquidity, financial condition, and cash flows if returns or warranty claims were to materially exceed anticipated levels. In addition, we could incur significant costs to correct any defects, warranty claims, or other problems, including costs related to product recalls. Any negative publicity related to the perceived quality and safety of our products could affect our brand image, decrease consumer confidence and demand, and adversely affect our financial condition and operating results. Also, warranty claims may result in litigation, the occurrence of which could have an adverse effect on our business, financial condition, and operating results.

Changes in how we market our products and services could adversely affect our marketing expenses and subscription levels.

Our marketing strategy focuses on delivering high quality fitness equipment to our customers and, in the future, to our licensees and their members and raising awareness of our brand through a broad range of channels. These channels include Google Search (organic & paid), Google Shopping Campaign, Google Ads word, affiliate partners program, social media such as Facebook and Instagram, e-mail marketing, SMS marketing, E catalogue, and First Australia Fitness Mobile App.

As online and social media platforms continue to rapidly evolve or grow more competitive, we must continue to maintain a presence on these platforms and establish a presence on new or emerging popular social media and advertising and marketing platforms. If we cannot cost effectively use these marketing tools, if we fail to promote our products and services efficiently and effectively, or if our marketing campaigns attract negative media attention, our ability to acquire new customers and our financial condition may suffer and the price of our shares could decline. In addition, an increase in the use of online and social media for product promotion and marketing may increase the burden on us to monitor compliance of such materials and increase the risk that such materials could contain problematic product or marketing claims in violation of applicable regulations.

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We may require additional capital to support business growth and objectives, and this capital might not be available to us on reasonable terms, if at all, and may result in stockholder dilution.

We expect that our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs for the foreseeable future. However, we intend to continue to make investments to support our business growth and may require additional capital to fund our business and to respond to competitive challenges, including the need to promote our products and services, develop new products and services, enhance our existing products, services, and operating infrastructure, and potentially to acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. There can be no assurance that such additional funding will be available on terms attractive to us, or at all. Our inability to obtain additional funding when needed could have an adverse effect on our business, financial condition, and operating results. If additional funds are raised through the issuance of equity or convertible debt securities, holders of our shares could suffer significant dilution, and any new shares we issue could have rights, preferences, and privileges superior to those of our shares. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

We are subject to payment processing risk.

Our customers pay for our products and services using a variety of different payment methods, including credit and debit cards, gift cards, and online wallets. We rely on internal systems as well as those of third parties to process payment. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are disruptions in our payment processing systems, increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, delays in receiving payments from payment processors, or changes to rules or regulations concerning payment processing, our revenue, operating expenses and results of operation could be adversely impacted. We leverage our third-party payment processors to bill customers on our behalf. If these third parties become unwilling or unable to continue processing payments on our behalf, we would have to find alternative methods of collecting payments, which could adversely impact customer acquisition and retention. In addition, from time to time, we encounter fraudulent use of payment methods, which could impact our results of operation and if not adequately controlled and managed could create negative consumer perceptions of our service.

We may face exposure to foreign currency exchange rate fluctuations.

We have transacted in Australian dollars, U.S. dollars, and Renminbi with the majority of our customers and suppliers, and we may transact in additional foreign currencies in the future. Accordingly, changes in the value of foreign currencies relative to the U.S. dollar can affect our revenue and operating results. As a result of such foreign currency exchange rate fluctuations, it could be more difficult to detect underlying trends in our business and operating results. In addition, to the extent that fluctuations in currency exchange rates cause our operating results to differ from our expectations or the expectations of our investors, the trading price of our Class A common stock could be lowered. We use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates. The use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place and may introduce additional risks if we are unable to structure effective hedges with such instruments.

We depend on our suppliers and manufacturers to provide us with sufficient quantities of quality products in a timely fashion.

Our dependence on suppliers involves risk. We might be unable to obtain merchandise that consumers demand in a timely manner if there are disruptions in our relationships with key suppliers, which could cause our revenue to materially decline. The terms of our written contracts with Australian suppliers are one year. We generally do not have long-term written contracts with our suppliers in China that would require them to continue supplying us with merchandise. Key suppliers may also fail to deliver on their commitments or fail to supply us with sufficient products that comply with our safety and quality standards, whether as a result of supply chain disruptions (for example, in connection with the COVID-19 pandemic) or other causes, or fail to continue to develop new products that create consumer demand. Furthermore, vendors increasingly sell their products directly to customers or through broadened or alternative distribution channels, such as department stores or other eCommerce companies.

We have limited control over our suppliers, manufacturers, and logistics partners, which may subject us to significant risks, including the potential inability to produce or obtain quality products and services on a timely basis or in sufficient quantity.

We have limited control over our suppliers, contract manufacturers, and logistics partners, which subjects us to the following risks, many of which have materialized due to the COVID-19 pandemic:

●	inability to satisfy demand for our products;
●	reduced control over delivery timing and product reliability;
●	reduced ability to monitor the manufacturing process and components used in our products;
●	limited ability to develop comprehensive manufacturing specifications that take into account any materials shortages or substitutions;
●	variance in the manufacturing capability of our third-party manufacturers;
●	price increases;
●	failure of a significant supplier, manufacturer, or logistics partner to perform its obligations to us for technical, market, or other reasons;

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●	variance in the quality of services provided by our third-party logistics partners;
●	difficulties in establishing additional supplier, manufacturer, or logistics partner relationships if we experience difficulties with our existing suppliers, manufacturers, or logistics partners;
●	shortages of materials or components;
●	misappropriation of our intellectual property;
●	exposure to natural catastrophes, political unrest, terrorism, labor disputes, and economic instability resulting in the disruption of trade from foreign countries in which our products are manufactured or the components thereof are sourced;
●	changes in local economic conditions in the jurisdictions where our suppliers, manufacturers, and logistics partners are located;
●	the imposition of new laws and regulations, including those relating to labor conditions, quality and safety standards, imports, duties, tariffs, taxes, and other charges on imports, as well as trade restrictions and restrictions on currency exchange or the transfer of funds; and
●	insufficient warranties and indemnities on components supplied to our manufacturers or performance by our partners.

We also rely on our logistics partners, including warehouse and delivery partners, to complete our deliveries to customers. If any of these partners do not perform their obligations or meet the expectations of us or our customers, our reputation and business could suffer. The occurrence of any of these risks could cause us to experience a significant disruption in our ability to produce and deliver our products to our customers.

Less than 12% of our revenue is derived from China and approximately 64% of the products that we purchase is manufactured in China. The ability of our licensee and suppliers to operate in China may be impaired by changes in Chinese laws and regulations, including those relating to taxation, environmental regulation, restrictions on foreign investment, and other matters.

While we are a Cayman Islands exempted company headquartered in Australia, as of the date of this prospectus, less than 12% of our revenue is derived from China and approximately 64% of the products that we purchase is manufactured abroad in China.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The central Chinese government or local governments having jurisdiction within China may impose new, stricter regulations, or interpretations of existing regulations, that would require additional expenditures and efforts on the part of our suppliers and licensee to ensure compliance with such regulations or interpretations. As such, our third-party suppliers in China or our licensee’s operations in China may be subject to governmental and regulatory interference in the provinces in which they operate. Our third-party suppliers in China or our licensee’s operations in China could also be subject to regulation by various political and regulatory entities, including local and municipal agencies and other governmental subdivisions in China. The ability of our suppliers and licensee to operate in China may be impaired by any such laws or regulations, or any changes in laws and regulations in the PRC. Our third-party suppliers or licensee may incur increased costs necessary to comply with existing and future laws and regulations or penalties for any failure to comply. If our suppliers or licensee incur increased costs, they may attempt to pass such costs on to us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, our licensee or our suppliers may not be aware of violations of any of these policies and rules until sometime after the alleged violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention to our licensee and/or our suppliers. Further, such evolving laws and regulations and the inconsistent enforcement thereof could also lead to failure to obtain or maintain licenses and permits to do business in China, which would adversely affect our licensee’s operations in China and/or our suppliers in China. Any such increased costs or disruptions could materially and adversely impact our business and results of operations.

We are subject to costs and risks associated with a complex regulatory, compliance and legal environment, including increased or changing laws and regulations affecting our business.

We operate in a complex regulatory and legal environment that exposes us to compliance and litigation risks that could materially affect our operations and financial results. Establishing the necessary internal infrastructure to allow for the monitoring and other compliance requirements required by laws and regulations and enforcement efforts requires expenditure of considerable Company resources.

In addition, laws at the federal, state or local level may change, sometimes significantly and unexpectedly, as a result of political, economic or social events. Some of the federal, state or local laws and regulations that affect us include those relating to consumer products, product liability and consumer protection; reducing the spread of COVID-19; eCommerce, data protection and privacy; advertisement and marketing; labor and employment; taxes; accounting, corporate governance and securities; custom or import; and intellectual property. Continued monitoring and efforts to ensure compliance with these regulations require considerable expenditure of Company time and money, which could detract from other operational initiatives.

Lawsuits may be filed against us or arbitration proceedings may be commenced and an adverse ruling in any such lawsuit or arbitration may adversely affect our business, or financial condition.

In the ordinary course of our business, we may become involved in, named as a party to, or be the subject of, various legal proceedings, including regulatory proceedings, tax proceedings and legal actions, including arbitration proceedings, relating to personal injuries, workers’ compensation, employment discrimination, damages related to breaches of privacy or data security, and contract disputes. Such proceedings and actions may involve liquidated damages, consequential damages, punitive damages and civil penalties or other losses, or injunctive or declaratory relief. In addition, we may also be subject to class action lawsuits.

Due to the inherent uncertainties of litigation and other dispute resolution proceedings, the outcome of outstanding, pending or future actions or proceedings may be difficult to assess or quantify, cannot be predicted with certainty and may be determined adversely to us and as a result, could have a material adverse effect on our assets, liabilities, business, financial condition or results of operations. Even if we prevail in any such action or proceeding, they could be costly and time-consuming and may divert the attention of management and key personnel from our business operations, which could adversely affect our financial condition. The ultimate resolution of any litigation or proceeding through settlement, mediation, or a judgment could have a material impact on our reputation and adversely affect our financial performance and financial position.

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Our sales and operating results could be adversely affected by product safety concerns.

If the products that we offer do not meet applicable safety standards or our customers’ expectations regarding safety, we could experience decreased sales, increased costs, and/or be exposed to legal and reputational risk. All of our vendors must comply with applicable product safety laws, and we are dependent on them to ensure that the products we buy comply with all safety standards. Negative customer perceptions regarding the safety and sourcing of the products we sell, and events that give rise to actual, potential, or perceived product safety concerns could expose us to government enforcement action and/or private litigation. Furthermore, reputational damage caused by real or perceived product safety concerns could have a negative impact on our sales and operating results.

Our inability or failure to protect our intellectual property rights or any third parties claiming that we have infringed on their intellectual property rights could negatively impact our brand or have a negative impact on our operating results.

Our trademarks, trade secrets, domain names and other intellectual property are valuable assets that are critical to our success. Effective trademark and other intellectual property protection may not be available in every country in which our products are manufactured or may be made available. The unauthorized reproduction or other misappropriation of our intellectual property could diminish the value of our brands or goodwill and cause a decline in our revenue. In addition, any infringement or other intellectual property claim made against us could be time-consuming to address, result in costly litigation, cause product delays, require us to enter into royalty or licensing agreements or result in our loss of ownership or use of the intellectual property.

Changes to tax laws and regulations could adversely affect our financial results or condition.

Our effective income tax rates could be unfavorably impacted by a number of factors, including changes in the valuation of deferred tax assets and liabilities; other changes in applicable tax laws, regulations, treaties, interpretations, and other guidance; changes in transfer pricing rules; and the outcome of income tax audits. Changes in applicable tax laws and regulations, or their interpretation and application, including the possibility of retroactive effect, could affect our income tax expense and profitability.

We are subject to anti-bribery, anti-corruption, and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act, as well as export control laws, customs laws, sanctions laws and other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures and legal expenses, which could adversely affect our business, results of operations and financial condition.

The U.S. Departments of Justice, Commerce, State and Treasury and other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of economic sanctions laws, export control laws, the U.S. Foreign Corrupt Practices Act, or the FCPA, and other federal statutes and regulations, including those established by the Office of Foreign Assets Control, or OFAC. Under these laws and regulations, as well as other anti-corruption laws, anti-money laundering laws, export control laws, customs laws, sanctions laws and other laws governing our operations, various government agencies may require export licenses, may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries or with sanctioned persons or entities and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions. A violation of these laws or regulations would negatively affect our business, financial condition and results of operations.

We have implemented policies and procedures designed to ensure compliance by us and our directors, officers, employees, representatives, consultants and agents with the FCPA, OFAC restrictions and other export control, anti-corruption, anti-money-laundering and anti-terrorism laws and regulations. We cannot assure you, however, that our policies and procedures are or will be sufficient or that directors, officers, employees, representatives, consultants and agents have not engaged and will not engage in conduct for which we may be held responsible, nor can we assure you that our business partners have not engaged and will not engage in conduct that could materially affect their ability to perform their contractual obligations to us or even result in our being held liable for such conduct. Violations of the FCPA, OFAC restrictions or other export control, anticorruption, anti-money laundering and anti-terrorism laws or regulations may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could have a material adverse effect on our business, financial condition and results of operations.

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Failure to comply with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA, could result in fines, criminal penalties, and an adverse effect on our business.

We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics that is consistent and in full compliance with the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees, and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, earnings or financial condition.

We are a “foreign private issuer” under U.S. securities laws and, as a result, are subject to disclosure obligations that are different from those applicable to U.S. domestic issuers listed on the Nasdaq Capital Market.

We are incorporated under the laws of the Cayman Islands and are considered a “foreign private issuer” under U.S. securities laws. Although we will be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the periodic disclosure required of foreign private issuers under the Exchange Act is different from the periodic disclosure required of U.S. domestic issuers. Therefore, there may be less publicly available information about us than is regularly published by or about other public companies in the United States. We are also exempt from certain other sections of the Exchange Act that U.S. domestic issuers are otherwise subject to, including the requirement to provide our shareholders with information statements or proxy statements that comply with the Exchange Act. Moreover, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. These exemptions and leniencies may reduce the frequency and scope of information and protections to which you may otherwise have been eligible if you held ordinary shares or common stock of a domestic U.S. issuer. In addition, insiders and large shareholders of ours will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and will not be obligated to file the reports required by Section 16 of the Exchange Act.

We would lose our foreign private issuer status if a majority of our shares became held by U.S. persons and a majority of our directors or executive officers are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. Our loss of foreign private issuer status would make compliance with domestic Nasdaq corporate governance rules applicable to U.S. domestic listed companies mandatory. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer, and prepare our financial statements under U.S. Generally Accepted Accounting Principles. To the extent we had not already done so, we may also be required to modify certain of our policies to comply with accepted governance practices associated with U.S. domestic issuers and may lose our ability to rely upon exemptions from certain corporate governance requirements on the Nasdaq that are available to foreign private issuers.

As a foreign private issuer, we may follow certain home country corporate governance practices instead of otherwise applicable Nasdaq corporate governance requirements, and this may result in less investor protection than that accorded to investors under rules applicable to domestic U.S. issuers.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under Nasdaq’s rules for domestic U.S. issuers, provided that we disclose which requirements we are not following and describe the equivalent home country requirement. Availing ourselves of any of the other corporate governance exemptions, as opposed to complying with the requirements that are applicable to a U.S. domestic issuer, may provide less protection to you than is accorded to investors under Nasdaq’s corporate governance rules. Therefore, any foreign private issuer exemptions we have availed ourselves of, or may avail ourselves of in the future may reduce the scope of information and protection to you as an investor.

New climate-related disclosure obligations in proposed SEC rule amendments could have uncertain impacts on our business, impose additional reporting obligations on us, and increase our costs.

In March 2022, the SEC proposed rule amendments that would implement a framework for the reporting of climate-related risks and create a wide range of new climate-related disclosure obligations for all registrants, including us. The proposed rules would require us to include certain climate-related information in registration statements and annual reports, including (i) climate-related risks and their actual or likely material impacts on our business, strategy, and outlook; (ii) our governance of climate-related risks and relevant risk management processes; (iii) information on our greenhouse gas emissions; (iv) certain climate-related financial statement metrics and related disclosures in a note to our audited financial statements; and (v) information about our climate-related targets, goals, and transition plans.

The proposed rules remain open to public comment and may be subject to challenges and litigation. Thus, the ultimate scope and impact of the proposed rules on our business remain uncertain. To the extent new rules, if finalized, impose additional reporting obligations on us, we could face substantial increased costs. Separately, the SEC has also announced that it is scrutinizing climate-change related disclosures in public filings, increasing the potential for enforcement if the SEC were to allege that our existing climate disclosures are misleading or deficient.

The forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, we cannot assure you that our business will grow at a similar rate, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts relating to the expected growth in the connected fitness and wellness market, including estimates based on our own internal survey data, may prove to be inaccurate. Even if the market experiences the growth we forecast, we may not grow our business at a similar rate, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. We are subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.

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Our business is subject to the risk of earthquakes, fire, power outages, floods, public health crises, including the current COVID-19 pandemic, and other catastrophic events, and to interruption by man-made problems such as terrorism.

Our business is vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins, public health crises, including the COVID-19 pandemic, and similar events. The third-party systems and operations and contract manufacturers we rely on are subject to similar risks. Our insurance policies may not cover losses from these events or may provide insufficient compensation that does not cover our total losses. For example, a significant natural disaster, such as an earthquake, fire, or flood, could have an adverse effect on our business, financial condition and operating results, and our insurance coverage may be insufficient to compensate us for losses that may occur. Acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could also cause disruptions in our or our suppliers’ and contract manufacturers’ businesses or the economy as a whole. We may not have sufficient protection or recovery plans in some circumstances, such as natural disasters affecting locations that store significant inventory of our products, that house our servers, or from which we generate content. As we rely heavily on our computer and communications systems, and the internet to conduct our business and provide high-quality customer service, these disruptions could negatively impact our ability to run our business and either directly or indirectly disrupt suppliers’ and our contract manufacturers’ businesses, which could have an adverse effect on our business, financial condition, and operating results.

We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company” (1) we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (2) we will be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements, (3) we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (4) we will not be required to hold nonbinding advisory votes on executive compensation or shareholder approval of any golden parachute payments not previously approved. We currently intend to take advantage of the reduced disclosure requirements regarding executive compensation. If we remain an “emerging growth company” after fiscal 2023, we may take advantage of other exemptions, including the exemptions from the advisory vote requirements and executive compensation disclosures under the Dodd-Frank Wall Street Reform and Customer Protection Act, or the Dodd-Frank Act, and the exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act. In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, meaning that the company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We may remain an “emerging growth company” until the fiscal year-end following the fifth anniversary of the completion of this offering, though we may cease to be an “emerging growth company” earlier under certain circumstances, including (1) if we become a large accelerated filer, (2) if our gross revenue exceeds US$1.235 billion in any fiscal year or (3) if we issue more than US$1.0 billion in non-convertible notes in any three year period. The exact implications of the JOBS Act are still subject to interpretations and guidance by the SEC and other regulatory agencies, and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find our Ordinary Shares less attractive if we rely on the exemptions and relief granted by the JOBS Act. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and our stock price may decline and/or become more volatile.

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Risks Related to the Offering and Our Ordinary Shares

Since our director, Ms. Jieting Zhao, will own approximately 57.9% of our Ordinary Shares following the initial public offering, she will have the ability to elect directors and approve matters requiring shareholder approval by way of resolution of members.

SKMA Capital and Investment Ltd, a company incorporated under the laws of the British Virgin Islands (“SKMA”) currently owns approximately 79.0% of our Ordinary Shares. Since Ms. Jieting Zhao, our director, is the 100% owner of SKMA, she is deemed as the beneficial owner of these securities. If we complete the initial public offering of our Ordinary Shares, excluding any shares issuable upon the exercise of the over-allotment option granted to the underwriters, Ms. Zhao will have the right to vote 57.9% of the Ordinary Shares. She is expected to have significant influence over a decision to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of shareholders, regardless of whether or not our other shareholders believe that such transaction is in our best interests. Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which could, in turn, have an adverse effect on the market price of our Ordinary Shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their Ordinary Shares.

Ms. Jieting Zhao, our director, beneficially owns approximately 79.0% of our outstanding shares currently and will beneficially own approximately 57.9% of our outstanding shares following the initial public offering, and her interests may differ from the interests of other shareholders, which could cause a material decline in the value of our Ordinary Shares.

Since Jieting Zhao, our director, beneficially owns approximately 79.0% of our outstanding Ordinary Shares currently and will beneficially own approximately 57.9% of our outstanding shares following the initial public offering, she will have significant influence on determining the outcome of any matters submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. Without her consent, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. Her interest may differ from the interests of our other shareholders. The concentration in the ownership of our Ordinary Shares may cause a material decline in the value of our Ordinary Shares.

As a “controlled company” under the rules of Nasdaq, we may exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Under Nasdaq’s rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including, without limitation (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to our board of directors by a Compensation Committee that is comprised solely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a Nominating and Corporate Governance Committee comprised solely of independent directors. Currently, we expect to rely on the “controlled company” exemption after this offering. Because we expect to elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our Nominating and Corporate Governance Committee and Compensation Committees might not consist entirely of independent directors. Our status as a controlled company could cause our securities to look less attractive to certain investors or otherwise harm our trading price.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if we are successfully listed and the market price of our Ordinary Shares increases.

The price of the Ordinary Shares and other terms of this offering have been determined by us and the underwriters.

If you purchase our Ordinary Shares in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was determined by us and the underwriters. The offering price for our Ordinary Shares may bear no relationship to our assets, book value, historical results of operations or any other established criterion of value. The trading price, if any, of the Ordinary Shares that may prevail in any market that may develop in the future, for which there can be no assurance, may be higher or lower than the price you paid for our Ordinary Shares.

There may not be an active, liquid trading market for our Ordinary Shares.

Prior to the completion of this offering, there has been no public market for our Ordinary Shares. An active trading market for our Ordinary Shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active.

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Once listed, the market price and trading volume of our Ordinary Shares may be volatile and may be affected by economic conditions beyond our control.

The market price of our Ordinary Shares may be highly volatile and subject to wide fluctuations. In addition, the trading volume of our Ordinary Shares may fluctuate and cause significant price variations to occur. If the market price of our Ordinary Shares declines, you may be unable to resell your Ordinary Shares at a competitive price. We cannot assure you that the market price of our Ordinary Shares will not fluctuate or significantly decline in the future. In addition, although we expect that our Ordinary Shares will be listed on Nasdaq, we cannot assure you that a trading market for our Ordinary Shares will be maintained.

Some specific factors that could negatively affect the price of our Ordinary Shares or result in fluctuations in their price and trading volume include:

●	actual or expected fluctuations in our prospects or operating results;
●	changes in the demand for, or market prices for, gym and fitness equipment;
●	additions or departures of our key personnel;
●	changes or proposed changes in laws, regulations or tax policy;
●	sales or perceived potential sales of our Ordinary Shares by us or our directors, senior management or shareholders in the future;
●	announcements or expectations concerning additional financing efforts;
●	conditions in the U.S. and global financial markets, or in our industry in particular, or changes in general economic conditions; and
●	the other factors described in this “Risk Factors” section and elsewhere in this prospectus.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of our Ordinary Shares, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our Ordinary Shares shortly following this offering. If the market price for shares of our Ordinary Shares after this offering does not ever exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

Certain recent initial public offerings of companies with relatively small public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the actual or expected operating performance and financial condition or prospects of the respective company. Our Ordinary Shares may potentially experience rapid and substantial price volatility, which may make it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

In addition to the risks addressed above under “— Once listed, the market price and trading volume of our Ordinary Shares may be volatile and may be affected by economic conditions beyond our control,” our Ordinary Shares may be subject to rapid and substantial price volatility. Recently, companies with comparably small public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s actual or expected operating performance and financial condition or prospects. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Our Ordinary Shares may experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares. In addition, investors in our Ordinary Shares may experience losses, which may be material, if the price of our Ordinary Shares declines after this offering or if such investors purchase our Ordinary Shares prior to any price decline.

Shares eligible for future sale may adversely affect the market price of our Ordinary Shares if the shares are successfully listed on Nasdaq or other stock markets, as the future sale of a substantial amount of outstanding Ordinary Shares in the public marketplace could reduce the price of our Ordinary Shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Ordinary Shares. An aggregate of 8,120,000 Ordinary Shares are outstanding before the consummation of this offering and all of which, except those held by certain shareholders who are subject to the Lock-up Agreements, see “Underwriting – Lock-up Agreements”, will be freely tradable immediately upon effectiveness of this registration statement. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act.

If you purchase our Ordinary Shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing our Ordinary Shares in this offering will pay a price per share that substantially exceeds the pro forma as adjusted net tangible book value per share. As a result, investors purchasing Ordinary Shares in this offering will incur immediate dilution of $3.58 per share, representing the difference between our assumed initial public offering price of $5.00 per share and our pro forma as adjusted net tangible book value per share as of December 31, 2022. For more information on the dilution you may experience as a result of investing in this offering, see the section of this prospectus entitled “Dilution.”

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our Ordinary Shares.

We would be classified as a passive foreign investment company, or PFIC, for any taxable year if, after the application of certain look-through rules, either: (i) 75% or more of our gross income for such year is “passive income” (as defined in the relevant provisions of the Internal Revenue Code of 1986, as amended) (the income test), or (ii) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the asset test). Based on the expected market price of our Ordinary Shares following this offering and the composition of our income and assets, including goodwill, although not clear, we do not expect to be treated as a PFIC for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year, and the application of the PFIC rules is subject to uncertainty in several respects. Moreover, the value of our assets for purposes of the PFIC determination will generally be determined by reference to the market price of our Ordinary Shares, which could fluctuate significantly. Therefore, there can be no assurance that we are not a PFIC for the current taxable year or will not be classified as a PFIC in the future. Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder (as defined in “Taxation—Material U.S. Federal Income Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares”) if we are treated as a PFIC for any taxable year during which such U.S. Holder holds our Ordinary Shares.

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The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, by the Companies Act (Revised) of the Cayman Islands and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from the common law of England, the decisions of whose courts are of persuasive authority but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws relative to the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United State.

Because we are a Cayman Islands company and all of our business is conducted in Australia, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain, and the U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in Australia.

We are incorporated in the Cayman Islands and conduct our operations primarily in Australia. Substantially all of our assets are located outside of the United States and the proceeds of this offering will primarily be held in banks outside of the United States. In addition, the majority of our directors and officers reside outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe we have violated your rights, either under United States federal or state securities laws or otherwise, or if you have a claim against us. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of Australia may not permit you to enforce a judgment against our assets or the assets of our directors and officers. See “Enforceability of Civil Liabilities.”

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of the Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of such net proceeds, including the expansion of our online retail of quality gym and fitness equipment business, the development of our smart connected equipment, interactive platform and mobile application, the expansion of our licensing business, business development opportunities, and working capital and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

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We will incur increased costs as a result of operating as a U.S. listed public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a U.S. listed public company we will incur, particularly after we are no longer an “emerging growth company,” significant additional legal, accounting, and other expenses. The Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices.

We expect that we will need to hire additional accounting, finance, legal, and other personnel in connection with our becoming, and our efforts to comply with the requirements of being, a public company, and our management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements increase our legal and financial compliance costs and make some activities more time-consuming and costly. In addition, we expect that the rules and regulations applicable to us as a public company may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors or executive officers.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, the market price and trading volume of our Ordinary Shares could decline.

The trading market for the Company’s Ordinary Shares will be influenced by the research and reports that U.S. securities or industry analysts publish about us or our business. Securities and industry analysts may discontinue research on us, to the extent such coverage currently exists, or in other cases, may never publish research on us. If no or few U.S. securities or industry analysts commence coverage of the Company, the trading price for our Ordinary Shares would be negatively affected. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our Ordinary Shares or publish adverse or misleading research about our business, the market price of our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, demand for our Ordinary Shares could decrease, which might cause our price and trading volume to decline. In addition, research and reports that Australian securities or industry analysts may, initiate or may continue to, publish about us, our business or our Common Stock may impact the market price of our Ordinary Shares.

Nasdaq may de-list the Company’s securities from its exchange, which could limit investors’ ability to make transactions in the Company’s securities and subject the Company to additional trading restrictions.

The Company intends to list its Ordinary Shares on the Nasdaq. In the future, the Company’s Ordinary Shares may fail to meet the continued listing requirements to be listed on the Nasdaq. If the Nasdaq delists our Ordinary Shares from trading on its exchange, the Company could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Ordinary Shares;
●	a determination that our Ordinary Shares is a “penny stock” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules, which could result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;
●	more limited news and analyst coverage for the Company; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

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ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with liability limited by shares. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

We have been advised by Ogier, our counsel as to the laws of the Cayman Islands, there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. We have also been advised by Ogier that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. We have been further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign judgement, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	was not obtained by fraud; and

(e)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Furthermore, substantially all of our assets are located in Australia. Certain of our directors and officers are citizens and residents Australia and all or a significant portion of their assets may be located outside the United States. As a result, it may not be possible for you to:

●	effect service of process within the United States upon our non-U.S. resident directors and officers or on us;

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors, officers or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws;

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors, officers, or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

●	bring an original action in an Australian court to enforce liabilities against our non-U.S. resident directors, officers, or us based solely upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments that are obtained in U.S. courts against any of our non-U.S. resident directors, officers or us, including actions under the civil liability provisions of the U.S. securities laws.

There are no treaties between Australia and the United States that would affect the recognition or enforcement of foreign judgments in Australia.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us and based upon an assumed initial public offering price of $5.00 per Ordinary Share of approximately $12,750,000 (or approximately $14,842,500 if the underwriters exercise their over-allotment option in full). A $1.00 change in the assumed initial public offering price of $5.00 per share would, in the case of an increase, increase and, in the case of a decrease, decrease the net proceeds to us from this offering by $3,000,000, assuming the number of Ordinary Shares offered by us as set forth on the cover page of this prospectus remains the same, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We plan to use the net proceeds we receive from this offering for the following purposes:

●	approximately $5.0 million for the expansion of our online retail of gym and fitness equipment business;

●	approximately $1.8 million for the development of our smart connected equipment, interactive platform, and mobile application;

●	approximately $1.5 million for the expansion of our licensing business;

●	approximately $2.0 million for potential mergers and acquisitions; and

●	approximately $2.45 million for working capital and other general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors—Risks Related to the Offering and Our Ordinary Shares—We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our Ordinary Shares. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our Ordinary Shares in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our Ordinary Shares. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors—Risks Related to the Offering and Our Ordinary Shares—We do not intend to pay dividends for the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2022:

●	on an actual basis;

●	on a pro forma basis to reflect the sale of 3,000,000 Ordinary Shares by us in this offering at the initial public offering price of $5.00 per Ordinary Share after deducting the estimated commissions to the underwriters and the estimated offering expenses payable by us.

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our units and other terms of this offering determined at pricing. You should read this capitalization table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this prospectus.

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	Actual	Pro Forma (1)

Ordinary shares, $0.0001 par value, 500,000,000 ordinary shares authorized, and 8,120,000 shares issued and outstanding as of December 31, 2022	$812	$1,112
Additional paid-in capital	$3,737,990	$16,487,990
Accumulated other comprehensive income	$(9,239)	$(9,239)
Subscription receivable	$(168)	$(168)
Retained earnings	$852,422	$852,422
Total stockholders’ equity	$4,581,817	$17,331,817

(1)	Reflects the sale of Ordinary Shares in this offering, after deducting the estimated underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us, and assuming no exercise of over-allotment option by the underwriters. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $12,750,000.

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per Ordinary Share would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $10.12 million, assuming the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Our historical net tangible book value as of December 31, 2022 was $3,083,261 or $0.38 per share based upon 8,120,000 outstanding shares. Net tangible book value per share represents the amount of our total tangible assets, less the amount of our total liabilities, divided by the total number of shares outstanding. Dilution is determined by subtracting the as adjusted net tangible book value per Ordinary Share from the initial public offering price per Ordinary Share and after deducting the estimated commissions to the underwriters and the estimated offering expenses payable by us.

After giving effect to our issuance and sale of 3,000,000 Ordinary Shares in this offering, at an assumed offering price of $5.00 per share, assuming no exercise of overallotment and after deducting the estimated underwriting discounts and offering expenses payable by us, the pro forma net tangible book value as of December 31, 2022, would have been $15,833,261 or $1.42 per share. This represents an immediate increase in net tangible book value to existing shareholders of $1.04 per share. Accordingly, new investors who purchase shares in this Offering will suffer an immediate dilution of their investment of $3.58 per share. The following table illustrates this per share dilution to the new investors purchasing shares in this Offering:

Assumed offering price per ordinary share	$5.00
Net tangible book value per ordinary share as of December 31, 2022	$0.38
Net tangible book value per Ordinary Share immediately after this offering	$1.42
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$3.58

The following tables summarize, on an as adjusted basis as of December 31, 2022, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated underwriting discounts, non-accountable expense allowance, and the estimated offering expenses payable by us, and assuming no exercise of over-allotment option by the underwriters.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary
	Number	Percent	Amount	Percent	Share

Existing shareholders	8,120,000	73.0%	$1,498,802	9.1%	$0.18
New investors	3,000,000	27.0%	$15,000,000	90.9%	$5.00
Total	11,120,000	100%	$16,498,802	100%	$1.48

The as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at the pricing.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Fitell Corporation (the “Company”) runs its business through its wholly owned subsidiary called GD Wellness PTY LTD (“GD”). GD was founded in 2007 and headquartered in New South Wales, Australia. GD is a gym and fitness equipment retailer both under its proprietary brands and other reputable and industry recognized names. GD carries over 2,000 SKUs and has served over 100,000 customers with large portion of sales from repeat customers over the years – a testament of our product quality and brand loyalty. The Company has launched its global expansion strategy with initial geographic focus in South-East Asia markets in late 2021 as described in detailed in Recent Development section below.

Recent Developments

As part of company’s international expansion strategy, in November 2021, GD entered a licensing agreement with an Asian based fitness operator, named Js & Je Company Limited, to expand its footprint into South-East Asia territories by supplying fitness equipment and providing a one stop solution to fast growing gyms and fitness studios both offline and virtually, including site selection, studio designing and built-out, pre-opening and ongoing training and support. GD has collected initial licensing fees in first quarter of 2022 and the management plans to continue exploring the business opportunities of fitness sector in Indonesia, Singapore, Malaysia and China. The licensing arrangement has a five-year period with an option at GD’s discretion to renew for additional three years to 2029.

Impact of COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spread globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The full impact of the COVID-19 outbreak continues to evolve as of the date of this prospectus. As such, it is uncertain as to the full magnitude that the pandemic will have on our financial condition, liquidity, and future results of operations. Management is actively monitoring the global situation and its impact on our financial condition, liquidity, operations, suppliers, industry, and workforce.

The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change, and we do not yet know the full extent of potential delays or impacts on our business, financing or out-bound investment.

Key Financial Performance Indicators

In assessing our financial performance, we consider a variety of financial performance measures, including principal growth in revenue and gross profit, our ability to control costs and operating expenses to improve our operations and profitability. Our review of these indicators facilitates timely evaluation of the performance of our business and effective communication of results and key decisions, allowing our business to respond promptly to the dynamic market conditions and the different demands and preferences from our customers. The key measures that we use to evaluate the performance of our business are set forth below and are discussed in greater details under “Results of Operations”:

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Revenue

Our revenue consists of both merchandise revenue and other revenue, which accounted for 88.9% and 11.1% of our total revenue for the fiscal year ended June 30, 2022, and accounted for 95.1% and 4.9% of our total revenue for the fiscal year ended June 30, 2021, respectively.

Our merchandise revenue is driven by changes in the number of sales orders, and the average order value. Almost all of our sales were sold to end users, and in most cases we do not provide credits to them. Therefore, we receive payments from customers upfront for most of our sales. The sales volume of our merchandise revenues by sales orders has decreased by 13.2% in fiscal year ended June 30, 2022, as compared to fiscal year ended June 30, 2021. This was primarily due to more smaller orders we received during the lockdown period related to Covid in the fiscal year ended June 30, 2021 compared to those in the same period of 2020. Our average order value per sales orders have increased by 26.4% in fiscal year ended June 30, 2022, as compare to fiscal year ended June 30, 2021. This was due to the increased the Recommended Retail Price we implemented during the fiscal year ended June 30, 2022, to pass through to customers the increase in products and shipping costs. As a combined result of these changes in number of sales orders and the sales revenue per sales orders, our merchandise revenue increased by 9.7% in fiscal year ended June 30, 2022, as compare to fiscal year ended June 30, 2021.

Our other revenue consists of licensing, management consultant income, and the sales of consumable products, which include, but not limited to, coffee and nutritional supplement products. Other revenue has increased 167.0%, from $340,484 for the fiscal year ended June 30, 2021, to $909,146 for the fiscal year ended June 30, 2022. The substantial increase was due to our launch of management consulting and licensing services to fitness centers in mainland China in the fiscal year ended June 30, 2022. Going forward, we are also planning to expand these services to fitness centers in other parts of Asia, for example, Indonesia, Singapore, and Malaysia. The other revenue may continue to grow in the foreseeable future.

Gross Profit

Gross profit is equal to revenue minus cost of goods sold. Cost of goods sold primarily includes inventory costs (third-party products purchase price, freight costs, custom duties, and other miscellaneous costs related to purchase). Our cost of goods sold account for 55.4% and 60.4% of our total revenue for the fiscal year ended June 30, 2022 and fiscal year ended June 30, 2021, respectively. Our gross margin was 44.6% for the fiscal year ended June 30, 2022, which was higher as compare to 39.6% for fiscal year ended June 30, 2021. This was mainly due to the change of revenue mix and the services revenue growth. If we remove effect of the services revenue, the adjusted gross margin for the fiscal year ended June 30, 2022, would be 37.6%, which would be close to the adjusted gross margin of 36.5% for the fiscal year ended June 30, 2021.

Operating Expenses

Our operating expenses consist of personnel expenses, general and administrative expenses, sale and marketing expenses, amortization of right of use asset, and depreciation expenses.

Our personnel expenses consist primarily of employee salaries, superannuation, external consulting expenses and other employment related expenses. Personnel expenses were 12.0% and 11.8% of our revenues for the fiscal year ended June 30, 2022 and 2021, respectively. We expect our personnel expenses will increase gradually in the foreseeable future, as we plan to hire additional personnel in connection with the expansion of our business operations and the additional corporate functions after we become a public company upon the completion of this offering.

Our general and administrative expenses consist primarily of insurance, warehouse costs and other corporate expenses. General and administrative expenses account for 6.2% and 6.5% of our revenue for the fiscal year ended June 30, 2022 and 2021, respectively. The slight decrease in this ratio was mainly due to the new cost control measures implemented by the management. Nevertheless, we expect that the absolute amount of our general and administrative expenses will increase in the foreseeable future as we expect to expand our business geographically and also adding extra warehouse spaces to support our business expansion.

Our sale and marketing expenses consist primarily of advertising and marketing expenses on various online platforms. Sale and marketing expenses account for 7.4% and 4.9% of our revenues for the fiscal year ended June 30, 2022 and 2021, respectively. Going forward we will continue to expand our business and we expect that our overall sale and marketing expenses, including but not limited to, advertising expenses and brand promotion expenses, will increase in the future as our business further grows.

Operating lease expense refers to the amortization of the finance lease for our office and warehouse. It accounts for 2.6% and 3.2% of revenue for the fiscal year ended June 30, 2022 and 2021 respectively. The absolute amounts are $213,490 and $219,908 for the fiscal year ended June 30, 2022 and 2021, respectively, which is relatively stable. Subject to future cashflow and funding, we may rent a larger office and warehouse in the foreseeable future to support our business expansion.

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Results of Operations

Comparison of the Fiscal Years Ended June 30, 2022 and 2021

The following table summarizes the results of our operations during the fiscal years ended June 30, 2022 and 2021, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such years.

	For the Years Ended June 30,
	2022		2021		Variance
	US$	% of revenue	US$	% of revenue	US$	%
REVENUE	8,155,734	100.0%	6,945,227	100.0%	1,210,507	17.4%
COST OF GOODS SOLD	4,520,078	55.4%	4,192,093	60.4%	327,985	7.8%
GROSS PROFIT	3,635,656	44.6%	2,753,134	39.6%	882,522	32.1%

OPERATING EXPENSES
Personnel expenses	981,711	12.0%	819,875	11.8%	161,836	19.7%
General and administrative expenses	503,269	6.2%	453,111	6.5%	50,158	11.1%
Sales and marketing expenses	604,200	7.4%	336,861	4.9%	267,339	79.4%
Operating lease expense	213,490	2.6%	219,908	3.2%	(6,418)	-2.9%
Depreciation expenses	730	0.0%	-	N/A	730	N/A
Total operating expenses	2,303,400	28.2%	1,829,755	26.3%	473,645	25.9%

INCOME FROM OPERATION	1,332,256	16.3%	923,379	13.3%	408,877	44.3%

OTHER INCOME (EXPENSE)
IPO related expense	(605,950)	-7.4%	-	N/A	(605,950)	N/A
Unrealized loss on investment	(466,478)	-5.7%	-	N/A	(466,478)	N/A
Other income	0	N/A	235,042	3.4%	(235,042)	-100.0%
Other expense	(54)	0.0%	-	N/A	(54)	N/A
Interest income	99	0.0%	1,418	0.0%	(1,319)	-93.0%
Interest expense	(27,419)	-0.3%	(23,202)	-0.3%	(4,217)	18.2%
Total other income (expenses)	(1,099,802)	-13.5%	213,258	3.1%	(1,313,060)	-615.7%

INCOME BEFORE TAX	232,454	2.9%	1,136,637	16.4%	(904,183)	-79.5%

INCOME TAX EXPENSE	219,852	2.7%	287,432	4.1%	(67,580)	-23.5%

NET INCOME	12,602	0.2%	849,205	12.2%	(836,603)	-98.5%

EXTRAORDINARY ITEMS
IPO related expense	605,950	7.4%	-	N/A	605,950	N/A
Unrealized loss on investment, net of tax	349,859	4.3%	-	N/A	349,859	N/A

NORMALIZED NET INCOME	968,411	11.9%	849,205	12.2%	119,206	14.0%

36

Revenues

We currently generate our revenue from two business activities: merchandise revenue and other revenue.

Revenues were $8,155,734 for the fiscal year ended June 30, 2022 and $6,945,227 for the fiscal year ended June 30, 2021, an increase of $1,210,507, or 17.4%. Revenues consist primarily of merchandise revenue of $7,246,587 for the fiscal year ended June 30, 2022 and $6,604,743 for the fiscal year ended June 30, 2021, plus other revenue of $909,146 for the fiscal year ended June 30, 2022 and $340,484 for the fiscal year ended June 30, 2021.

The following table summarizes the breakdown of revenues by categories for the periods indicated.

	For the Years Ended June 30,
	2022		2021		Change	Change
	US$	%	US$	%	US$	%

Merchandise revenue	7,246,587	88.9%	6,604,743	95.1%	641,845	9.7%
Other revenue	909,146	11.1%	340,484	4.9%	568,662	167.0%
Total Revenue	8,155,734	100.0%	6,945,227	100.0%	1,210,507	17.4%

Merchandise revenue

The merchandise revenue represents the sales of our various gym & fitness equipment and products. Merchandise revenue increased by 9.7% or $641,844 to $7,246,587 in fiscal year June 30, 2022 from $6,604,743 in the fiscal year June 30, 2021. The increase in merchandise revenue was primarily attributable to the following: (i) a 13.2% decrease in sales order from 30,482 in fiscal year June 30, 2021 to 26,457 in the fiscal year June 30, 2022, because we have received more smaller orders during the lockdown period due to Covid in the fiscal year ended June 30, 2021; (ii) a 26.4% increase in the average revenue per order from $216.68 in fiscal year June 30, 2021 to $273.90 in the fiscal year June 30, 2022, because we have increased the recommended retail price during the fiscal year ended June 30, 2022, to cope with the increase in products and shipping costs.

Other revenue

The other revenue represents licensing, management consultant income, and the sales of consumable products, which include, but not limited to, coffee and nutritional supplement products. Other revenue has increased significantly by 167.0% or $568,662 to $909,146 in fiscal year ended June 30, 2022 from $340,484 in fiscal year ended June 30, 2021. The increase was due to, our launch of management consulting and licensing services to fitness centers in mainland China in the fiscal year ended June 30, 2022. Going forward, we are also planning to expand these services to fitness centers in other parts of Asia, for example, Indonesia, Singapore, and Malaysia.

Cost of goods sold

Cost of goods sold were $4,520,078 for the fiscal year ended June 30, 2022 and $4,192,093 for the fiscal year ended June 30, 2021, an increase of $327,985, or 7.8%. Cost of goods sold consist primarily of the merchandise costs, the freight costs, and also other related purchase costs such as custom duties. The increase was in line with the increase in merchandise revenues. Our cost of goods sold account for 55.4% and 60.4% of our total revenue for the fiscal year ended June 30, 2022 and fiscal year ended June 30, 2021, respectively. The ratio for cost of goods sold to revenue has dropped mainly because of the change of revenue mix, as more other revenue was generated in fiscal year June 30, 2022 as compared to June 30, 2021. Should this effect have been taken out, the ratio for cost of goods sold to revenue has remained relatively stable.

37

Gross Profit

	For the Years Ended June 30,		Change
(in US dollars, except percentage)	2022	2021	Amount	%
Gross Profit	3,635,656	2,753,134	882,522	32.1%
Gross Profit Margin	44.6%	39.6%		4.9%

Gross profit was $3,635,656 for the fiscal year ended June 30, 2022 and $2,753,134 for the fiscal year ended June 30, 2021, an increase of $882,522, or 32.1%. The increase was a combined result of the increase in merchandise revenue and other revenue. The gross profit margin increased 5.0% from 39.6% in the fiscal year ended June 30, 2021, to 44.6% in the fiscal year ended June 30, 2022. The increase in gross profit margin is mainly due to the change in revenue mix, as we have generated relatively more services revenue in the fiscal year ended June 30, 2022. Should the effect of the services revenue have been taken out, the adjusted gross margin for the fiscal years ended June 30, 2022 and 2021, would remain stable at approximately 37.6% and 36.5%, respectively.

Personnel Expenses

	For the Years Ended June 30,		Change
(in US dollars, except percentage)	2022	2021	Amount	%
Personnel expenses	981,711	819,875	161,836	19.7%
as percentage of revenue	12.0%	11.8%		-0.2%

Personnel expenses were $981,711 for the fiscal year ended June 30, 2022 and $819,875 for the fiscal year ended June 30, 2021, an increase of $161,836, or 19.7%. Personnel expenses consist primarily of employee salaries, superannuation, external consulting expenses and other employment expenses. The increase was a result of more headcount and new employees recruited in response to the growth and expansion of our businesses. Management targets to hire the right persons for each different task and to maintain an effective and efficient operational team size.

General and Administrative Expenses

	For the Years Ended June 30,		Change
(in US dollars, except percentage)	2022	2021	Amount	%
General and administrative expenses	503,269	453,111	50,158	11.1%
as percentage of revenue	6.2%	6.5%		-0.6%

General and administrative expenses were $503,269 for the fiscal year ended June 30, 2022 and $50,158 for the fiscal year ended June 30, 2021, an increase of $50,158, or 11.1%. General and administrative expenses consist primarily of insurance, warehouse costs and other corporate expenses. The increase was a result of (i) an increase of $74,723 in consulting fee as we are planning to expand our services revenues in overseas markets; (ii) an increase of $32,504 in subscription fee for adding more features onto our company website to make it more user-friendly to customers; and partially offset by (iii) an increase of $56,533 in gain on bank revaluation, derived from the translation of bank accounts denominated in foreign currencies. The overall increase in our general and administrative expense reflected the above combined factors.

38

Sales and Marketing Expenses

	For the Years Ended June 30,		Change
(in US dollars, except percentage)	2022	2021	Amount	%
Sales and marketing expenses	604,200	336,861	267,339	79.4%
as percentage of revenue	7.4%	4.9%		2.3%

Sales and marketing expenses were $604,200 for the fiscal year ended June 30, 2022 and $336,861 for the fiscal year ended June 30, 2021, an increase of $267,339, or 79.4%. Sales and marketing expenses consisted primarily of advertising and marketing expenses on various online platforms. The increase was a result of additional advertisement via search engine optimization, which management expects to generate long lasting positive results to the business in terms of brand building and traffic improvement. The sales and marketing expenses, as a percentage of total revenue, has increased to 7.4% for the fiscal year ended June 30, 2022 from 4.9% for the fiscal year ended June 30, 2021. The increase is significant but still under control as compare to the revenue generated.

Operating lease expense

	For the Years Ended June 30,		Change
(in US dollars, except percentage)	2022	2021	Amount	%
Amortization of operating right of use asset	213,490	219,908	(6,418)	-2.9%
as percentage of revenue	2.6%	3.2%		-0.6%

Amortization of right of use asset refers to the amortization of the finance lease for our office and warehouse. It accounts for 2.6% and 3.2% of revenue for the fiscal years ended June 30, 2022 and 2021, respectively. The absolute amount is $213,490 and $219,908 for the fiscal years ended June 30, 2022 and 2021, respectively, which is relatively stable.

Income from Operations

The Company had income from operations of $1,332,256 for the fiscal year ended June 30, 2022 and $923,379 for the fiscal year ended June 30, 2021, an increase of $408,877, or 44.3%. The increase was a result of the increase in total revenues while the operating expenses were relatively under control.

IPO related expenses

	For the Years Ended June 30,		Change
(in US dollars, except percentage)	2022	2021	Amount	%
IPO related expenses	(605,950)	-	(605,950)	N/A
as percentage of revenue	-7.4%	0.0%		-7.4%

The IPO related expenses include accounting fees, auditing fees, legal fees, and consulting fees, which were incurred due to the proposed initial public offering and are not related to the daily operations of the Company. In the fiscal year ended June 30, 2022, the Company had incurred $91,199, $153,969, $42,680, and $318,102 for accounting, audit, legal and consulting fees, respectively, related to the proposed initial public offering.

Unrealized loss on investment

	For the Years Ended June 30,		Change
(in US dollars, except percentage)	2022	2021	Amount	%
Unrealized loss on investment	(466,478)	-	(466,478)	N/A
as percentage of revenue	-5.7%	0.0%		-5.7%

The Company had purchased securities on the Hong Kong stock exchange for investment purpose in the fiscal year June 30, 2022. The unrealized loss on investment was attributable to the investment valued at below the historical purchase cost on June 30, 2022.

39

Other Income

	For the Years Ended June 30,		Change
(in US dollars, except percentage)	2022	2021	Amount	%
Other income	0	235,042	(235,042)	-100.0%
as percentage of revenue	0.0%	3.4%		-3.4%

Other income was nil for the fiscal year ended June 30, 2022 and $235,042 for the fiscal year ended June 30, 2021, a decrease of $235,042, or 100.0%. Other income consists primarily of the governmental subsidy received due to Covid-19. The decrease was simply due to no Covid related subsidy was granted by the local government in the fiscal year ended June 30, 2022.

Other Expense

Other expense was $54 for the fiscal year ended June 30, 2022 and nil for the fiscal year ended June 30, 2021. It refers to miscellaneous bank charges.

Interest Income

Interest income was $99 for the fiscal year ended June 30, 2022 and $1,418 for the fiscal year ended June 30, 2021, a decrease of $1,319, or 93.0%. The decrease was a result of the decrease in the bank balances on average in the fiscal year ended June 30, 2022 as compared to the fiscal year ended June 30, 2021.

Interest Expense

Interest expense was $27,419 for the fiscal year ended June 30, 2022 and $23,202 for the fiscal year ended June 30, 2021, an increase of $4,217, or 18.2%. The increase was a result of the increase in tax payable to the Australian Taxation Office, which was attributed by higher revenue and income of the business during the fiscal year ended June 30, 2022.

40

Income Tax Expense

	For the Years Ended June 30,		Change
(in US dollars, except percentage)	2022	2021	Amount	%
Income tax expense	219,852	287,432	(67,580)	-23.5%
effective tax rate	94.6%	25.3%		69.3%

Income tax expense was $219,852 for the fiscal year ended June 30, 2022 and $287,432 for the fiscal year ended June 30, 2021, a decrease of $67,580, or 23.5%. The effective tax rate has increased significantly from 25.3% for the fiscal year ended June 30, 2021 to 94.6% for the fiscal year ended June 30, 2022. The increase in effective tax rate is mainly because the IPO related expenses are not tax deductible. Should we remove the effect of the IPO expenses, the adjusted effective tax rate would be 26.2%, which is similar to the applicable corporate tax rate of 25% in Australia for the fiscal year ended June 30, 2022.

Net Income and Comprehensive Income

Net income was $12,602 for the fiscal year ended June 30, 2022 and $849,205 for the fiscal year ended June 30, 2021, a decrease of $836,603, or 98.5%.

Comprehensive loss was $54,347 for the fiscal year ended June 30, 2022 and a comprehensive income of $812,279 for the fiscal year ended June 30, 2021, a decrease of $866,626.

The decrease for both net income and comprehensive income was a result of the increase in income from operations minus the IPO related expenses and the unrealized loss on investment in the fiscal year ended June 30, 2022.

Normalized Income

The net income includes certain extraordinary items, which may not reflect the true picture of the operations of the Company. For the fiscal year ended June 30, 2022, the extraordinary items include the IPO related expenses of $605,950 and the unrealized loss on investment of $349,859, net of tax. Both of these items are not related to our normal operations. If we remove the effect of these extraordinary items, the normalized income would be $968,411 for the fiscal year ended June 30, 2002 and $849,205 for the fiscal year ended June 30, 2021, an increase of $119,206 or 14.0%. This increase is mainly due to the increase in the merchandise revenue and the other revenue, and the relatively stable operating expenses year-on-year.

41

Current Liquidity and Capital Resources for the Twelve Months Ended June 30, 2022 compared to Twelve Months Ended June 30, 2021

	2022	2021
Summary of Cash Flows:
Net cash provided (used) by operating activities	$(131,781)	$1,553,790
Net cash used in investing activities	(465,295)	(775,791)
Net cash provided by (used in) financing activities	93,915	(737,037)
Foreign currency translation	(66,949)	(36,926)
Net increase in cash and cash equivalents	(570,110)	4,036
Beginning cash and cash equivalents	1,286,162	1,282,126
Ending cash and cash equivalents	$716,052	$1,286,162

Operating Activities

Cash used in operating activities of $131,781 during the year ended June 30, 2022 was primarily a result of our $12,602 net income reconciled with our changes in operating assets and liabilities, which included primarily (i) a decrease of $662,743 in deferred revenue due to relatively more sales orders were fulfilled and delivered as at June 30, 2022 as compare to June 30, 2021; (ii) a decrease of $198,755 in accounts payable and accrued expenses due to more payables were settled within the fiscal year ended June 30, 2022; partially offset by (iii) the unrealized loss on investments of $466,478, which is an expense item but does not have any cash implication immediately; and (iv) the increase of $235,920 in income tax payable, which is mainly due to the higher taxable profit in the fiscal year ended June 30, 2022.

Cash provided by operations of $1,553,790 during the year ended June 30, 2021 was primarily a result of our $849,205 net income reconciled with our changes in operating assets and liabilities, which include primarily (i) a decrease of $452,903 in accounts receivable due to the improvement in payment collection arrangements with our payment gateways; (ii) an increase of $282,203 in deferred revenue due to the increase in sales; (iii) a decrease of $188,657 in deposits and prepaids due to the improvement in inventory purchase planning; (iv) an increase of income tax payable of $180,609 due to our business expansion; and (v) a decrease of $161,720 in right-of-use assets due to amortization of the office and warehouse as the financial lease; partially offset by (vi) a decrease of $371,002 in trade and other payables due to more settlement to suppliers prior to June 30, 2021, as compare to June 30, 2020 and (vii) an increase of $208,894 in inventory due to the increase in purchase to support sales growth.

Investing Activities

Net cash used in investing activities for the year ended June 30, 2022 was $465,295 versus $775,791 for year ended June 30, 2021. For the fiscal year ended June 30, 2022, investing activities include (i) purchase of investment of $1,490,241 which is an equity investment in a listed company on the Hong Kong Stock Exchange; (ii) purchase of plant and equipment of $51,741 to cope with business expansion; and partially offset by (iii) net repayment from a related party of $1,076,687. For the fiscal year ended June 30, 2021, the investing activities related solely to related party advances. GD had provided certain short-term financings to a related party, but the balance has been fully settled subsequent to June 30, 2021.

Financing Activities

Net cash from financing activities was $93,915 for the year ended June 30, 2022 versus net cash used in financing activities of $737,037 for the year ended June 30, 2021. The net cash from financing activities for the year ended June 30, 2022 was from non-interest bearing short term borrowings from a related party. The net cash used in financing activities for the year ended June 30, 2021 included $712,322 in payment of dividends and $24,715 payment on related party advances.

42

Results of Operations

Comparison of the Six-Month Periods Ended December 31, 2022 and 2021

The following table summarizes the results of our operations during the six-month periods ended December 31, 2022 and 2021, respectively, and provides information regarding the dollar and percentage increase (or decrease) during such periods.

	For the Six-Month Periods Ended December 31,
	2022		2021		Variance
	US$	% of revenue	US$	% of revenue	US$	%
REVENUE	3,054,152	100.0%	4,896,741	100.0%	(1,842,589)	-37.6%
COST OF GOODS SOLD	1,461,445	47.9%	2,592,237	52.9%	(1,130,792)	-43.6%
GROSS PROFIT	1,592,707	52.1%	2,304,504	47.1%	(711,797)	-30.9%

OPERATING EXPENSES
Personnel expenses	448,402	14.7%	476,422	9.7%	(28,020)	-5.9%
General and administrative expenses	169,445	5.5%	221,486	4.5%	(52,041)	-23.5%
Sales and marketing expenses	227,355	7.4%	293,300	6.0%	(65,945)	-22.5%
Amortization of operating right of use asset	98,661	3.2%	107,666	2.2%	(9,005)	-8.4%
Depreciation expenses	6,135	0.2%	-	N/A	6,135	N/A
Total operating expenses	949,998	31.1%	1,098,874	22.4%	(148,876)	-13.5%

INCOME FROM OPERATION	642,709	21.0%	1,205,630	24.6%	(562,921)	-46.7%

OTHER INCOME (EXPENSE)
IPO related-expenses	(281,686)	-9.2%	(118,950)	-2.4%	61,264	-51.5%
Unrealized gain (loss) from marketable securities	(193,015)	-6.3%	158,110	3.2%	(351,125)	-222.1%
Other income (expense)	9,806	0.3%	(7,580)	-0.2%	17,386	-229.4%
Interest income	831	0.0%	61	0.0%	770	1262.3%
Interest expense	(43,738)	-1.4%	(15,782)	-0.3%	(27,956)	177.1%
Total other income (expenses)	(507,802)	-16.6%	15,859	0.3%	(299,661)	-1889.5%

INCOME BEFORE TAX	134,907	4.4%	1,221,489	24.9%	(862,582)	-70.6%

INCOME TAX EXPENSE	194,232	6.4%	313,084	6.4%	(118,852)	-38.0%

NET INCOME (LOSS)	(59,325)	-1.9%	908,405	18.6%	(743,730)	-81.9%

43

Revenues

Revenues were $3,054,152 for the six-month period ended December 31, 2022 and $4,896,741 for the six-month period ended December 31, 2021, representing a decrease of $1,842,589, or 37.6%. Revenues consist primarily of (i) merchandise revenues of $2,151,872 for the six-month period ended December 31, 2022 and $4,929,816 for the six-month period ended December 31, 2021; (ii) sales of consumable products of $605,415 for the six-month period ended December 31, 2022 and $66,925 for the six-month period ended December 31, 2021; and (iii) licensing income of $66,925 for the six-month period ended December 31, 2022 and nil for the six-month period ended December 31, 2021.

The following table summarizes the breakdown of revenues by categories for the periods indicated.

	For the Six-Month Periods Ended December 31,
	2022		2021		Change	Change
	US$	%	US$	%	US$	%

Merchandise revenue	2,151,872	70.5%	4,829,816	98.6%	(2,677,944)	-55.4%
Sales of consumable products	605,415	19.8%	66,925	1.4%	538,490	804.6%
Licensing income	296,865	9.7%	-	0.0%	296,865	N/A
Total Revenue	3,054,152	100.0%	4,896,741	100.0%	(1,842,589)	-37.6%

Merchandise revenue

Merchandise revenue represents the sales of our various gym and fitness equipment and products. Merchandise revenue decreased by 55.4% or $2,677,944 to $2,151,872 in the six-month period ended December 31, 2022 from $4,829,816 in the six-month period ended December 31, 2021. The decrease in merchandise revenue was primarily attributable to the combined effects of: (i) a 55.4% decrease in sales orders from 17,782 in the six-month period ended December 31, 2021 to 7,716 in the six-month period ended December 31, 2022. The drop in sales orders is mainly due to the pull back of spending from consumers in response to recent economic conditions in Australia. In the calendar year 2022, the inflation rate in Australia was 7.8% and the Reserve Bank of Australia has also increased the cash rate by 3.0% on an annualized basis. The increased costs of living for Australian consumers had a negative impact on their disposable income to be spent on gym and fitness equipment; and partially offset by (ii) a slight 2.7% increase in the average revenue per order from $271.61 in the six-month period ended December 31, 2021 to $278.88 in the six-month period ended December 31, 2022.

Management expects that the inflation and the interest rate hikes will continue to affect the market and consumer sentiment in the short term. However, management believes that the market will gradually recovered, and the long-term prospect for the fitness and wellness industry in Australia is still promising.

Sales of consumable products

Sales of consumable products represents the revenue generated by selling various lifestyle products. These consumable products include, but are not limited to, coffee and nutritional supplement products. The sales of consumable products have increased 804.6% or $538,490 to $605,415 in the six-month period ended December 31, 2022 from $66,925 in the six-month period ended December 31, 2021. The increase was due to our additional efforts to diversify our revenue streams in order to mitigate the negative financial impact attributed to the decline in merchandise revenue.

Licensing income

Licensing income refers to the services provided to gym studios in overseas markets. These services include, but are not limited to, providing the brand name and offering initial design services to these gym studios. This is a new business, and we have generated $296,865 and nil in licensing income in the six-month periods ended December 31, 2022, and 2021, respectively.

44

Cost of goods sold

Cost of goods sold were $1,461,445 for the six-month period ended December 31, 2022 and $2,596,267 for the six-month period ended December 31, 2021, representing a decrease of $1,130,791, or 43.6%. Cost of goods sold consist primarily of merchandise costs, freight costs, and other related purchase costs such as custom duties. The decrease was in line with the decrease in merchandise revenues. Our cost of goods sold account for 47.9% and 52.9% of our total revenue for the six-month period ended December 31, 2022 and six-month period ended December 31, 2021, respectively. This variance is further discussed in the Gross Profit section below.

Gross Profit

	For the Six-Month Periods Ended December 31,		Change
(in US dollars, except percentage)	2022	2021	Amount	%
Gross Profit	1,592,707	2,304,504	(711,797)	(30.9)%
Gross Profit Margin	52.1%	47.1%		5.1%

Gross profit was $1,592,707 for the six-month period ended December 31, 2022 and $2,304,504 for the six-month period ended December 31, 2021, representing a decrease of $711,797, or 30.9%. The decrease was primarily a result of the drop in merchandise revenues. The Gross Profit margin increased slightly at 52.1% for the six-month period ended December 31, 2022 compared to 47.1% for the six months period ended December 31, 2021. The increase is mainly due to the increase in revenues attributed to the sales of consumable products and licensing income, which has relatively higher gross profit margins of 74.2% and 100%, respectively. Merchandise’s gross profit margin reduced from 46.3% for the six months ended December 31, 2021 to 32.1% for the six months ended December 31, 2022, or a drop of 14.2%. The decrease is due to that we have held more promotional campaigns and provided more discounts to our customers in the six months ended December 31, 2022, in response to the recent change in market conditions.

Personnel Expenses

	For the Six-Month Periods Ended December 31,		Change
(in US dollars, except percentage)	2022	2021	Amount	%
Personnel Expenses	448,402	476,422	(28,020)	(5.9)%
as a percentage of revenue	14.7%	9.7%		5.0%

Personnel expenses were $448,402 for the six-month period ended December 31, 2022 and $476,422 for the six-month period ended December 31, 2021, representing a slight decrease of $28,020, or 5.9%. Personnel expenses consist primarily of employee salaries, superannuation, external consulting expenses and other employment expenses. Personnel expenses and headcount were relatively stable in the six-month periods ended December 31, 2022 and 2021. Management targets to hire the right persons for each different task in order to maintain an effective and efficient operational team of the right size.

45

General and Administrative Expenses

	For the Six-Month Periods Ended December 31,		Change
(in US dollars, except percentage)	2022	2021	Amount	%
General and Administrative Expenses	169,445	221,486	(52,041)	(23.5)%
as a percentage of revenue	5.5%	4.5%		1.0%

General and administrative expenses were $169,445 for the six-month period ended December 31, 2022 and $221,486 for the six-month period ended December 31, 2021, representing a decrease of $52,041, or 23.5%. General and administrative expenses consist primarily of merchant fee, insurance, warehouse costs and other corporate expenses. The decrease was mainly due to the decrease of merchant fee of $50,064, which is in-line with our drop in merchandise revenue.

Sales and Marketing Expenses

	For the Six-Month Periods Ended December 31,		Change
(in US dollars, except percentage)	2022	2021	Amount	%
Sales and Marketing Expenses	227,355	293,300	(65,945)	(22.5)%
as a percentage of revenue	7.4%	6.0%		1.5%

Sales and marketing expenses were $227,355 for the six-month period ended December 31, 2022 and $293,300 for the six-month period ended December 31, 2021, representing a decrease of $65,945, or 22.5%. However, as a percentage of revenue, sales and marketing expenses have actually increased from 6.0% for the six-month period ended December 31, 2021 to 7.4% for the six-month period ended December 31, 2022. Sales and marketing expenses consist primarily of advertising and marketing expenses on various online platforms. The decrease in the absolute amount of these expenses is mainly due to management’s decision to strategically reduce spendings in this area amid recent economic conditions. However, management still intends to maintain certain levels of advertisement via search engine optimization. Therefore, sales and marketing expenses as a percentage of revenue increased by 1.5%.

Amortization of operating right of use asset

Amortization of operating right of use asset refers to our office premise and warehouse, which was $98,661 for the six-month period ended December 31, 2022 and $107,666 for the six-month period ended December 31, 2021, representing a decrease of $9,005, or 8.4%. The decrease was solely due to the difference in applicable exchange rate in the two comparable six-month ended periods.

Income from Operations

The Company had income from operations of $642,709 for the six-month period ended December 31, 2022 and 1,205,630 for the six-month period ended December 31, 2021, representing a decrease of $562,921, or 46.7%. The decrease was mainly a result of the drop in total revenues despite operating expenses being relatively stable.

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IPO related-expenses

	For the Six-Month Periods Ended December 31,		Change
(in US dollars, except percentage)	2022	2021	Amount	%
IPO related expenses	281,686	118,950	162,736	137.8%
as a percentage of revenue	9.2%	2.4%		6.8%

IPO related expenses include the accounting fee, auditing fee, legal fee, and consulting fee, which were incurred due to the initial public offering process and is not related to the daily operations of the Company. IPO related expenses increased from $118,950 for the six-month period ended December 31, 2021, to $281,686 for the six-month period ended December 31, 2022. The increase was mainly due to, during the six months period ended December 31, 2021, the Company has issued new shares to its external advisers who had assisted the Company in the IPO find raising activities. Those shares has a finance impact of $240,000 on the Company in the six months ended December 31, 2021.

Unrealized gain (loss) from marketable securities

	For the Six-Month Periods Ended December 31,		Change
(in US dollars, except percentage)	2022	2021	Amount	%
Unrealized gain (loss) from marketable securities	(193,015)	158,110	(351,125)	(222.1)%
as a percentage of revenue	(6.3)%	3.2%		(9.5)%

The Company had purchased certain equity securities on the Hong Kong stock exchange for investment purposes in the six-month period ended December 31, 2021. It has recorded an unrealized loss of $193,015 for the six-month period ended December 31, 2022, and an unrealized gain of $158,110 for the six-month period ended December 31, 2021, due to the fluctuation of the share prices of such equity securities.

Other Income (expenses)

Other income was $9,806 for the six-month period ended December 31, 2022 and other expenses were $7,580 for the six-month period ended December 31, 2021, representing an increase of $17,386, or 229.4%. The increase was a result of (i) a subsidy of $9,806 provided by the Australian government for parental leaves in the six-month period ended December 31, 2022, which subsidy did not exist for the six-month period ended December 31, 2021; and (ii) a foreign exchange loss of $7,580 in the six-month period ended December 31, 2021.

Interest Income

Interest income was $831 for the six-month period ended December 31, 2022 and $61 for the six-month period ended December 31, 2021, representing an increase of 770, or 1,262.3%. The increase was a result of the increase in average bank balances in the six-month period ended December 31, 2022, as compared to the six-month period ended December, 2021.

Interest Expense

Interest expense was $43,738 for the six-month period ended December 31, 2022 and $15,782 for the six-month period ended December 31, 2021, representing an increase of $27,956, or 177.1%. The increase was a result of the increase in tax payable to the Australian Taxation Office.

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Income Tax Expense

	For the Six-Month Periods Ended December 31,		Change
(in US dollars, except percentage)	2022	2021	Amount	%
Income Tax Expenses	194,232	313,084	(118,852)	(38.0)%
effective tax rate	144.0%	25.6%		28.5%

Income tax expense was $194,232 for the six-month period ended December 31, 2022 and $313,084 for the six-month period ended December 31, 2021, representing a decrease of $118,852, or 38.0%. The decrease was in line with the decrease in income before tax from $1,221,489 for the six-month period ended December 31, 2021 to $134,907 for the six-month period ended December 31, 2022. The effective tax rate increased from 25.6% for the six-month period ended December 31, 2021 to 144.0% for the six-month period ended December 31, 2022, due to that our IPO related-expenses and our unrealized loss from marketable securities are not tax deductible.

Net Income and Comprehensive Income

Net loss was $59,325 for the six-month period ended December 31, 2022 and net income was $908,405 for the six-month period ended December 31, 2021, a decrease of $967,730, or 106.5%.

Comprehensive loss was $95,563 for the six-month period ended December 31, 2022 and comprehensive income was $894,045 for the six-month period ended December 31, 2021, a decrease of $989,608 or 110.7%.

The net loss and comprehensive loss were mainly due to the aforesaid decrease in total revenues.

Current Liquidity and Capital Resources for the Six-Month Period Ended December 31, 2021 compared to the Six-Month Period Ended December 31, 2020

	2022	2021
Summary of Cash Flows:
Net cash provided (used) by operating activities	$(227,469)	$(52,138)
Net cash used in investing activities	-	(959,606)
Net cash provided by (used in) financing activities	(50,513)	(6,803)
Foreign currency translation	(28,245)	(14,360)
Net increase in cash and cash equivalents	(306,227)	(1,032,907)
Beginning cash and cash equivalents	716,052	1,286,086
Ending cash and cash equivalents	$409,825	$253,179

Operating Activities

Cash used by operations of $227,469 during the six-month period ended December 31, 2022 was primarily a result of our $59,325 net loss reconciled with our stock based compensation of $2,240,000, and our non-cash net loss from investments of $193,015, and changes in operating assets and liabilities, which include primarily (i) an increase in deposits and prepaids of $2,152,829 due to the increase in prepayment for our IPO (ii) an increase of accounts receivable of $696,922 due to the sales of other consumable products and some special order gym equipment which was ordered prior to December 31, 2022; (iii) a decrease of deferred revenue of $316,645 due to the drop of merchandise revenue;; partially offset by (iv) a decrease of $245,673 in inventory due to improvements in procurement and inventory management; (v) an increase of $121,736 in tax payable due to the additional profit generated in the six-month period ended December 31, 2022.; and (vi) an increase of $118,376 in accounts payable and accrued expenses due to business expansion.

Cash used by operations of $52,138 during the six-month period ended December 31, 2021 was primarily a result of our $908,405 net income reconciled with our non-cash net income from investments of $158,110, and changes in operating assets and liabilities, which include primarily (i) an increase of $859,865 in deferred revenue due to the increase in sales; (ii) an increase of $124,899 in deposits and prepaids due to the additional prepayment paid to suppliers before December 31, 2021 which is also in-line with our business expansion; partially offset by (iii) an increase of income tax payable of $212,169 due to business expansion.

Investing Activities

There was no net cash used or received in investing activities for the six-month period ended December 31, 2022. However, there was a net cash of $959,606 being used in investing activities for the six-month period ended December 31, 2021, which was mainly attributed to the purchase of investments of $995,202.

Financing Activities

Net cash used in financing activities was $50,513 for the six-month period ended December 31, 2022 versus net cash from financing activities of $6,803 for the six-month period ended December 31, 2021. The change represents repayment of a loan to a related party.

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Future Capital Requirements

Our capital requirements for 2023 and future years will depend on numerous factors, including management’s evaluation of the timing of projects to pursue. Subject to our ability to generate revenues and cash flow from operations and our ability to raise additional capital (including through possible joint ventures, acquisitions, and/or partnerships), we expect to incur substantial expenditures to carry out our business plan, as well as costs associated with our capital raising efforts and being a public company.

Inflation

The amounts presented in our consolidated financial statements do not provide for the effect of inflation on our operations or financial position. The net operating losses shown would be greater than reported if the effects of inflation were reflected either by charging operations with amounts that represent replacement costs or by using other inflation adjustments.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

INDUSTRY OVERVIEW

We operate in two major segments: (1) online fitness equipment distribution and (2) licensing business to service the large and growing boutique fitness sector of the broader health and fitness club industry. The majority of our fitness equipment business is conducted in Australia via our own ecommerce platform and, to a lesser extent, through third-party sites. Our licensing service offers a turnkey solution for personal training studios and commercial gym chains. The primary focus of our licensing business is the fast-growing new concept fitness studios established to meet the increasing demand of affluent, educated middle class individuals with higher brand awareness and loyalty, from ages 28 to 55. Our typical licensees are either entrepreneurs or fitness professionals (and teams) with established track records who share the same vision of building the next-generation of multi-dimensional fitness centers. Boutique fitness encompasses a social, supportive community of coaches and consumers engaging through class-based programming both in small studio spaces and online to offsite consumers. A boutique fitness workout typically offers more customized programming and a more intensive experience complemented by increased levels of personal attention and guidance relative to a traditional health and fitness club.

Growth of the Fitness Market*

According to market research conducted by RunRepeat, the global fitness industry was worth approximately $159.10 billion in 2019, hitting a peak before experiencing a 32.45% decline in 2020. It is projected that the industry will rebound to its pre-pandemic levels by the end of 2021, to an approximate revenue of $159.98 billion, and continue growing to $190.56 billion in 2022. Projections estimate that the industry will reach a revenue of 434.74 billion by 2028, growing 171.75% from 2021.

* Certain statistics and projections relate to the global fitness industry, which may not be representative of the fitness industry in Australia where a majority of our fitness equipment business is conducted.

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The fitness equipment industry saw the greatest growth during the first year of the pandemic— increasing 50.6% from 6.8 billion in 2019 to 10.2 billion in 2020. The segment with the greatest growth over the course of the entire pandemic was the online/digital fitness industry. Supplying on-demand, live-streamed, and pre-recorded fitness content online exploded by 76.7% from 6.1 billion in 2019 to 10.7 billion by the end of 2021. In addition, online/digital fitness is the fastest-growing segment in the fitness industry. Revenue generated around delivering live-streamed, on-demand, and pre-recorded fitness content is expected to grow 33.1% each year, for a total growth of 640.1% from 2021 to 2028.

Expansion of gym locations in Australia

The number of gym and fitness center locations is growing in Australia. According to estimates from IBISWorld, there were approximately 5,610 gyms and health and fitness centers across Australia in 2020. The number of gyms and fitness centers grew at 87.4%, from 2,730 in 2011 to 5,120 in 2019. With a CAGR of 8.2% from 2011 to 2019, we believe there is a significant opportunity for further growth in fitness center locations in Australia.

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Source: IBISWorld

Growing e-commerce in Australia

Online spending on sports, camping, and fitness goods is multiplying. According to IBISWorld, online sales of sports, camping, and fitness products grew more than 200% between 2010-11 and 2019-20, at a compound annual growth rate of 13%. It is projected to grow at 38% to nearly 800 million by 2025. With e-commerce contributing to solid growth in online sales, we believe that as residents become more receptive to online shopping, it will continue to drive online sales of sporting and fitness products and improve industry margins.

Source: IBISWorld

Rise of boutique fitness studios

According to the 2022 Fitness Industry Market Report by Wellness Creative Co, boutique fitness studios will be on the rise in 2022. This high-margin operating model will increasingly be popular with fitness entrepreneurs and investors, especially in developing markets like China. There are more and more people enjoy the sense of community that boutique studios offer, especially millennials, according to the 2022 report. Boutique studios can provide members with services, personalized training, and a unique fitness experience. Although this operating model charges two to four times more than traditional fitness clubs, they have higher customer loyalty.

Rise of online and on-demand fitness

On-demand fitness is a key trend in the growing popularity of the online digital fitness industry. Consumer spending in digital fitness climbed by 30-35% in 2020, according to an LEK consultancy report, preparing the sector for stronger growth in the future. Many of these consumers intend to keep using these digital services even after the gyms reopen. According to GlobeNewswire, the global online/virtual fitness market is expected to grow from $11.39 billion in 2021 to $16.15 billion by 2022, at a compound annual growth rate of 41.84%. In addition, the market size is expected to reach $79.87 billion by 2026, growing at a CAGR of 49.12%.

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Market Drivers

Based on the favorable macroeconomic environment and industry fundamentals as well as industry dynamics, we believe the following consumer trends have been and will continue to be critical drivers of industry growth:

●	Growing disposable income and health awareness

According to the Australian Bureau of National Statistics, disposable income per capita grew at a compound annual growth rate of approximately 0.8% from 2011 to 2017. Consumers will pay more attention to health and fitness products with the developing economy and increasing disposable income. FitnessAustralia indicated that Australians spend an estimated $8.5 billion annually on fitness services and equipment, and the fitness industry contributes $3 billion to the Australian economy annually. We believe that growing disposable incomes will provide the foundation for long-term industry growth, while increased health awareness will directly contribute to the consumption of fitness industry products.

●	Increasing obesity levels and aging population

Obesity is a primary health and wellness concern in Australia. According to the Australian Institute of Health and Welfare, approximately 11.2 million Australians will be overweight or obese in 2019. Further, the aging of the population is a key trend, and current estimates of population growth predict rapid growth in the 65+ age group over the next decade. As a result, health awareness is expected to drive self-health investment and fitness spending among the older population.

In our view, the growth in the number of people suffering from obesity and aged people facilitated the market to respond accordingly, including opportunities for the fitness market to proliferate. We believe these trends provide a promising consumer base for the fitness industry and momentum for the longevity of the fitness industry.

Source: AIHW

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OUR BUSINESS

Overview

Founded in 2007 and headquartered in New South Wales, Australia, GD Wellness Pty Ltd (“GD”) is a wholly owned subsidiary of Fitell Corporation, a Cayman Islands company (together with its subsidiaries, “Fitell,” “us,” “our,” “we,” or the “Company”). We are an online retailer of gym and fitness equipment both under our proprietary brands and other brand names. Our mission is to build an ecosystem with a whole fitness and wellness experience powered by technology to our customers. GD has served over 100,000 customers with large portions of sales from repeat customers over the years, which we believe to be a testament of our product quality and brand loyalty. Our brand portfolio can be categorized into three proprietary brands under our Gym Direct brand: Muscle Motion, Rapid Motion, and FleetX, in over 2,000 stock-keeping units (SKUs).

In addition to our all-around fitness equipment portfolio to individual and commercial customers, we launched three new business verticals with integration of technology in 2021.

1.	Smart Connected Equipment: Still in development and initiated in May 2021, our smart fitness equipment is a natural extension of our core business and includes interactive exercise bikes and workout mirrors. We expect commercial launch in June 2023, with retail products being available in August/September 2023.

2.	1FinalRound: Our AI-powered interactive platform with our proprietary online training content and capability to be interactive with personal trainers, follow members and track workout progress.

3.	Boutique Fitness Clubs Licensing: Leveraging our years of experience in the fitness and wellness industry servicing both businesses and individual customers, we launched our licensing business in late 2021. mYSTEPS Training Clinic, a new concept fitness club chain, is our first licensee and dedicated to helping fitness-savvy and health-conscious consumers with higher disposable incomes achieve a motivating and healthy lifestyle with an engaging and dynamic fitness community in both online and offline settings.

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Products and Services

Fitness Equipment

We market and sell fitness equipment and related products as well as serving as a one-stop shop for business setup from personal training studios to commercial gyms. Our full spectrum of product coverage is exemplified by the following three proprietary brand names, which represent over 85% of our revenues in the fiscal year ended June 30, 2022:

●	Our Muscle Motion brand is a supplier of home gym and commercial strength-training equipment. Products have an emphasis on weights, bars, power racks, benches, and gym machines.
●	Our Rapid Motion brand features similar products as Muscle Motion but with a stronger focus on commercial items.
●	Our FleetX brand focuses on cardio equipment, including products such as rowing machines, exercise bikes, treadmills and more. All of these items are available in both home and commercial-grade quality.

In our fitness equipment business segment, we sell our products directly to customers through online or offline platforms. Revenue from our own e-commerce website accounted for approximately 83.68% of our total sales for the fiscal year ended June 30, 2022 with the remaining sales derived from commercial sale orders, our showroom and phone orders as well as third party channels, such as Amazon and eBay.

Licensing Business

We offer a turnkey solution for personal training studios and commercial gym chains. The primary focus of our licensing business is the new concept fitness studios established to meet the increasing demand of affluent, educated, middle class individuals with higher brand awareness and loyalty, usually from ages 28 to 55. Our typical licensees are either entrepreneurs or fitness professionals and teams with established track records who share the same vision of building the next-generation of multi-dimensional fitness centers. We work closely with our licensees and offer the following services:

●	Site selection and preparation;
●	Designing and build-out;
●	Outfitting their facilities with our proprietary state-of-the-art equipment and related products;
●	Comprehensive pre-opening support;
●	Installation of intuitive members management systems and in-depth training;
●	Integrating social communication apps;
●	Training services for personal trainers and coaches; and
●	In-person training and virtual training which gives greater flexibility and convenience to time poor users

We assisted our first licensee, Js & Je Company Limited, in opening 6 mYSTEPS fitness centers in Eastern China as of April 25, 2022. Pursuant to our license agreement with our first licensee, the territories in which our licensee will seek opportunities to open fitness centers are Indonesia, Singapore, Malaysia, mainland China, Hong Kong, and Macau. Fees payable by our licensee to us are a base fee per annum of US$125,000 plus US$40,000 for each opened fitness center per annum. We also plan to support our licensee with access to high quality accredited health supplements selected by us and to introduce trendsetting designers to design proprietarily branded clothing and accessories to the members of our licensees, enhancing both their brand loyalty and profitability. Currently, our licensee has no plans to open additional fitness centers in China (including Hong Kong and Macau) due to COVID-19 policies and market conditions and will continue to explore opportunities in Indonesia, Singapore, and Malaysia. Revenue from the licensing agreement was 0.0% of the Company’s revenue in the fiscal year ended June 30, 2021 and less than 12.0% of the Company’s revenue in the fiscal year ended June 30, 2022.

With more than two decades of experience in the fitness market and constant innovative product development based on feedback collected over the years from our customers, we are developing a model that allows fitness users to access the flexibility of virtual training platforms with connected machines or in-person offline training modules in the licensed studios. We believe this offering not only promotes broader awareness and acceptance of the online and offline model in the fitness industry, but also delivers unique fitness experiences to broader gym goers to increase exercise frequency virtually while encouraging the development of experiences at offline studios with interactive programs.

Interactive Fitness Equipment and Platform/Mobile Application

The COVID-19 pandemic has dramatically changed how we live, work, play and stay healthy. The fitness industry, without exception, has undergone profound transformation in the past years, starting with the closure of gyms and fitness studios followed by growth in smart fitness equipment. We are currently developing our smart fitness equipment through a Shenzhen-based service provider specializing in AI-powered products like interactive-monitors/screens, handheld devices, as well as platform development, in building innovative integrated fitness equipment and interactive platforms designed to provide a seamless connection between users and our user-friendly platform, proprietary content, and interactive equipment. Fitness Mirror, an e-training platform, and Yoga-Mirror are in final testing stages, and we expect to commercially launch these platforms in August/September 2023. The beta versions of these platforms have been in trial stages since March 2022.

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Our joint development of interactive fitness equipment and platforms with subscription service comprises the following:

●	Smart connected equipment: interactive exercise bikes, treadmills, and workout mirrors with built-in touchscreens and training content platforms.

●	1FinalRound: our proprietary artificial intelligence training platform under development, currently in its final testing stage.

○	1FinalRound will come pre-installed with our interactive fitness equipment. Its key features include visual and trackable workout progress and results available to mobile users.
○	Customized solutions will be available as a premium for one-on-one remote coaching. Users pay a premium and will receive customized programs to fit individual schedules and personalized needs.
○	It will allow both online and offline users to participate in the training either on their own schedule or via livestreaming to interact with other subscribed members to encourage a more interactive, engaging and motivating lifestyle.

Sales and Marketing

In our fitness equipment business segment, we sell our products directly to customers through online or offline platforms. Revenue from our own e-commerce website accounted for approximately 83.68% of our total sales for the fiscal year ended June 30, 2022 with the remaining sales derived from commercial sale orders, our showroom and phone orders as well as third party channels, such as Amazon and eBay. Our marketing strategy focuses on delivering fitness equipment to our customers and, in the future, to our licensees and their members and raising awareness of our brand through a broad range of channels. These channels include Google Search (organic & paid), Google Shopping Campaign, Google Ads word, affiliate partners programs, social media such as Facebook and Instagram, e-mail marketing, SMS marketing, E catalogue, and First Australia Fitness Mobile App. We utilize a multi-prong marketing strategy focused on attracting and educating prospective customers and licensees, driving demand with new and existing customers and increasing general awareness and affinity for our brand. Our loyalty program Gym Direct Lion Rewards Club is used to encourage both repeat purchases and order sizes and enhance brand loyalty.

Online

In our online business, we predominately sell our fitness products directly to consumers through our website GymDirect.com.au, which was first launched in 2007. Customers can find the three proprietary brands of Gym Direct along with other fitness equipment retail brands on our e-commerce website. All of our products are listed on our website, which is also a key channel for our customer acquisition.

Offline

Our offline business is conducted through phone, e-mail, and showroom sales for large and repeat customers. We generally provide opportunities for our commercial or repeat customers (including fitness studios, gyms, and government institutions) to view our products prior to ordering to help secure large customer orders. Alternatively, we often customize the combination of products to our commercial customers based on their budgets and actual floor plans. Our showroom carries a large variety of strength and cardio equipment and other fitness equipment/machines as well as accessories. In addition, we offer programs that provide price promotion to incentivize sales, such as our Lion Loyalty Reward Program and Special EDM campaign that target different groups of customers on a regular basis.

Licensing Business Marketing

Propelled by the momentum of our first licensee, our primary focus for marketing to prospective licensees include a mix of social, digital, search, referral, and experiential marketing. We offer prospective licensees a turnkey solution with our high-quality products and license our trademarks, including Gym Direct, Muscle Motion, FleetX, and Rapid Motion, which cover the functional needs of the studios as well as enable users to access the one-stop shop of Gym Direct via website or application.

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In addition, with the introduction of 1FinalRound and smart connected fitness equipment via our corporate website and application, which are accessible to our licensees, we are able to broaden our marketing coverage virtually as well as with our physical branded products. We believe the coverage of the brand awareness extends beyond the physical locations of our licensees and penetrates into wider markets and segments of fitness consumers.

Product Design and Innovation

To provide our customers with high quality user experience, we constantly search for creativity and innovation to expand and diversify our product portfolio by leveraging different resources and channels. Our procurement team identifies trends and popular fitness equipment development locally and globally to create on-trend fitness equipment and content for our customers and users. Our customer team also conducts surveys periodically to obtain feedback for product modification and improvement. After identifying new trends or product types, we will consult with our in-house product development advisors and engineer designers from suppliers to co-develop such fitness equipment. Our suppliers will then complete the manufacturing and provide sample products for inspection and testing. After this process, we will confirm the purchase order with our suppliers for the newly developed product.

Suppliers and Customers

We enjoy a broad network of our product suppliers and customers. In addition, searching for qualified alternative suppliers and manufacturers has been our priority, which we believe will limit the risks of single source of supply, and we have developed contingency plans for supply disruptions. We currently have 22 suppliers, 8 of which are Australian suppliers and 14 are overseas suppliers.

Approximately 64% of our products come from overseas suppliers and they predominantly manufacture made-to-order products, such as commercial machine equipment XRFM series and TF1009 under our proprietary brands Muscle Motion and Rapid Motion and FX AB5 bike and FleetX Rower are under our proprietary brand FleetX. Payment terms with our suppliers vary.

Below is a tabular summary of our relationships with suppliers that represent over 5% of our supplies:

Supplier Name	Product Name	Terms
Nantong Duro Fitness Co., Ltd. (25.93%)	Weight Plates	Payment within 14 days from receiving goods.
Nantong Tengtai Sporting Fitness (25.19%)	Rubber Hex Dumbbells	Payment paid against copy of B/L. Seller releases the B/L to buyer after receiving payment.
Rizhao Land Sea Fitness Goods Co., Ltd. (9.51%)	Black Bumper Plates	Payment paid against copy of B/L. Seller releases the B/L to buyer after receiving payment.
Qingdao Imbell Sporting Goods Co., Ltd (8.02%)	Commercial Adjustable Bench	30% payment in advance. Balance paid against copy of B/L. Seller releases the B/L to buyer after receiving balance.

The above four suppliers representing over 5% of the Company’s supplies are based in China. The Company has not entered into any written agreements with these four suppliers, but places purchase orders with these four suppliers as needed. The Company has no material affiliations or relationships with any of the above four suppliers.

In the twelve-month period ended June 30, 2022, we received 26,467 orders and 39,573 customers, a decrease of 13.2% and an increase of 17.07%, respectively, compared to the same period in 2021. In the twelve-month period ended June 30, 2021, we received 30,482 orders and 26,646 customers, an increase of 3.7% and a decrease of 16.6%, respectively, compared to the same period in 2020. This decrease was attributable to effects of the Covid-19 pandemic in 2020, which induced supply shortages and logistics difficulties. Australia endured an enforced two-month lockdown in March 2020 in response to the Covid-19 pandemic. The result was a significant increase in demand for products from our e-commerce platform as consumers attempted to prepare for the uncertainty of the lockdown. Such soaring demand for products from a wider range of consumers has given us additional brand recognition. We believe this to be a non-recurring event.

Despite the one-off and increase in purchases by consumers during the lockdown of fiscal year 2020, we have experienced continued growth of our e-commerce conversion rates, which increased by 2.12% from 1.58% in fiscal year 2021 to 1.61% in fiscal year 2022. Approximately 30.6% of orders were from existing customers and the average purchase frequency was 2.38 across all customers in fiscal year 2022. Customers with redeeming loyalty rewards purchased approximately 3.95 times on average per fiscal year. The number of our repeat customers decreased from 9,716 in fiscal year 2021 to 7,844 in fiscal year 2022. Based on our database, customers stood at 167,264 members by end of fiscal year 2022, compared to 109,128 members at the end of fiscal year 2021, which we believe reflects the ability of the business to respond in economic downturn with challenging obstacles.

Below is a tabular summary of our online customer purchase data:

Status	# of Customers	Average Size of Order	Average Total Spending
First time Customers FY2022	17,786	2.2 Units	$389.60
Return Customers FY2022	7,844	2.7 Units	$376.05

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We received 26,457 orders and acquired 39,573 customers in fiscal year 2022, a decrease of 13.2% and an increase of 17.07%, respectively, compared to the same period of fiscal year 2021.

In addition to our retail customers, our commercial customers include chains of fitness gyms and studios, government agencies, schools, healthcare providers and educational institutions.

Below is a graph summary of the percentage of our customer type:

Below is the graph summary of revenue by customer type:

For fiscal year 2022, retail customers accounted for 90.6% of the Company’s total revenue.

Growth Strategy

Our goal is to grow our fitness equipment business segment while continuing to engage and retain our loyal community of customers and fitness platform members. Our business development and expansion strategies over the next two to three years are as follows:

Increase Fitness Equipment Product Marketing

●	We currently rely primarily on organic traffic through search engine optimization to achieve customer acquisition. Leveraging our high-ranking position in search engine result pages, we intend to expand our strategic investment on marketing campaigns in Key Opinion Leaders (KOLs), sponsoring sports events and outdoor advertisement.

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Development of Private-Label Cardio Equipment

●	The profit margin for cardio fitness equipment is higher than that of strength and weight equipment. We intend to develop our proprietary branded cardio equipment to increase our profitability in the market.

Development of Gym Direct Mobile Application

●	Traditionally, we only use our e-commerce website as a platform to sell our products and communicate with our retail customers. We are now developing a native mobile application to further expand the marketing platform and provide easy, repeatable and convenient shopping experiences for customers, which will also be beneficial in tracking consumer trends and purchasing data. The beta versions of these platforms have been in trial stages since March 2022.

Expansion of Licensing Business

●	Leveraging our years of experience in the fitness and wellness industry servicing both business and individual customers, we have launched our licensing business with mYSTEPS Training Clinic in late 2021. As of the second quarter of 2022, mYSTEPS has opened 6 fitness and gym studios. Currently, our licensee has no plans to open additional fitness centers in China (including Hong Kong and Macau) due to COVID-19 policies and market conditions and will continue to explore opportunities in Indonesia, Singapore, and Malaysia. Based on the current license sold, we believe there will be long-term potential and opportunities for us outside of the Australian market. Going forward, we intend to seek opportunities to expand our licensing partnership footprint in the Asia-Pacific regions with other selective partners.

Development of Smart Connected Equipment and Digital Fitness Program

●	Digital subscription-based machines have led the trend in the U.S. market, such as Mirror, Peloton, Tonal, where the demand for interactive fitness applications has risen. We plan to expand into this market in Australia and Southeast Asia where the concept of the home gym has not been fully deployed.
●	Growing brand awareness.
●	Improving member experience.
●	Leveraging our database of customers which we have accumulated from the sales of fitness equipment to increase interactive cardio equipment sales and subscription revenues.
●	Continuing to launch new and innovative content and products.

Opportunities to Explore Other Revenue Streams

●	Leveraging our expertise in targeting health-conscious consumer audiences, we plan to develop a host of solutions for white-label functional health supplement products, including muscle building beverages, vitamins and other sports nutrition products in Australia and Asia-Pacific regions. We have engaged an Australian pharmaceutical company to develop formulas for muscle protein powder, multi-vitamins and post-exercise drinks. These products are developed based on the existing data and feedback we received from our customers and intend to target these health-conscious consumers.

●	Leveraging our expertise in developing and marketing fitness equipment, there is the opportunity for us to expand our businesses into used fitness equipment sales (e-commerce), including used home cardio machines and other domestic used fitness equipment.

●	In addition, we also intend to expand our business segments to target the health and fitness needs of our target consumers in the following cross selling opportunities: apparel, niche sports and health equipment, and sporting footwear, among others, which widen the shopping choices to fitness-conscious or generic consumers.

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Impact of COVID-19

With the outbreak and spread of the COVID-19 pandemic, the fitness industry was negatively impacted in Australia in terms of fitness and gym studios due to the lockdown policies. Therefore, we believe that more and more health-conscious consumers steered their demand toward in-house fitness and gym equipment. Throughout the pandemic, we experienced increased demand in both number of customers and orders.

●	The number of customers increased by 181.9% in fiscal year 2020 to 31,935, compared to 11,329 in fiscal year 2019
●	Orders increased by 170.7% in fiscal year 2020 to 29,393 orders, compared to 10,860 in fiscal year 2019
●	Revenue increased by 53.0% in fiscal year 2020, compared to fiscal year 2019. However, the year-on-year increase has been sustained as we maintained the growth in fiscal year 2021 since we believe more consumers have become health and fitness conscious post-pandemic. Further, we believe the pandemic has led to the shift in consumer behavior as more consumers engage in online shopping and we believe that our online platform enables them to easily conclude their purchasing decisions.

Supply Chain Challenges and Strategies

●	Buying cost increase:

Due to the impact of the COVID-19 pandemic, the cost of raw materials has increased in the last 2 to 3 years, which caused our buying cost increase of approximately 10-30%, and even more than 50% for limited items, in fiscal year 2020 as compared to fiscal year 2019.

●	Leading time increase:

Due to the impact of the COVID-19 pandemic, the leading time of manufacturing and logistics increased dramatically, which caused the increase of our minimum order quantity. Prior to the COVID-19 pandemic, the average manufacture leading time is approximately 6 to 8 weeks, which increased to 6 to 12 months during the COVID-19 pandemic. Sea freight usually took approximately 3 to 4 weeks pre-pandemic and had increased to 6 to 8 weeks during the pandemic.

●	Logistics cost increase:

During the COVID-19 pandemic, sea freight costs increased dramatically by approximately three times, which caused the increase of landing cost of the products accordingly.

Sea freight cost	Mid of 2019 (AUD)	Early 2022 (AUD)	Increase
20GP from Shanghai	$1,816.64	$7,992.42	340%

●	Delayed Delivery:

Prior to the COVID-19 pandemic, delivery was approximately 1 to 2 business days to metro and NSW areas in Sydney, Australia, 2 to 3 business days in transit for interstate or other metro cities, and approximately 5 business days to remote areas. During the COVID-19 pandemic, approximately 5 to 12 business days delay were expected to all deliveries due to higher volumes of orders and lockdown restrictions.

●	Strategies for Possible Out-of-Stock Products

Due to the increased sea freight cost and the delays in shipment, we increased our minimum order quantity (MOQ) to ensure sufficient stock. In the meantime, we also intend to engage with a third party logistic (3PL) service provider overseas as a satellite warehouse to improve stock availability to meet in-time delivery. As the peak of the pandemic eased, stock returned to usual levels by April 2022 when the pandemic effects around the world became more stable.

●	Actions and Initiatives to Mitigate Challenge

○	We believe the establishment of 3PLs in both overseas locations and interstate locations will significantly reduce our logistic costs while maintaining higher efficiency rates with sound procurement procedures;
○	“Catch me if you can” strategy: Constant launch of innovative and unique products to ensure healthy and above-average gross profit margins;
○	Natural hedging strategy with expansion of licensing business in South-East Asia;
○	Frequent pricing review procedures to ensure our competitiveness while avoiding any pricing wars by strategically bringing new offers of services and products;
○	The position of GD, with both virtual training modules and physical products offerings, gives competitive advantages to our business while mitigating the objective challenges.

Competition

The market for all fitness related products is highly competitive. However, we believe our quality, innovation, pricing and loyal customers position us competitively in the marketplace. We are not only involved in at-home fitness equipment but also in commercial equipment solutions by both offline selling and e-commerce platforms.

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Our principal competitors include Nautilus, Peloton, ICON Health & Fitness (NordicTrack), Johnson Health Tech, Technogym, Echelon, Mirror, Hydrow, Tonal, JaxJox and Tempo. We also compete with marketers of smart device applications focused on fitness training and coaching, such as Peloton, Zwift, Strava, Mirror, BeachBody, Apple Fitness+, NeoU, Equinox+, FitScope, FitOn, Fulgaz Video Cycling, Sufferfest Training Systems, At Home Workouts by Daily Burn, and NIKE® Training Club. Additional marketers of competitive products include the following: activity trackers and content-driven physical activity products, such as Fitbit®, Garmin vivofit®, Whoop, and Oura; group fitness, such as cross-fit classes; and gym memberships, each of which offers alternative solutions for a fit and healthy lifestyle.

Competitive Strengths

We believe that there are several competitive strengths that differentiate us from our competitors.

Proprietary Brands and Diversified Product Portfolio

●	Our three proprietary brands – Muscle Motion, Rapid Motion, and FleetX – provide both in-home options and commercial solutions. Our product portfolio of these three diversified brands spans a variety of popular fitness and workout verticals, including weightlifting, stretch, yoga, boxing, running and cycling. We believe that our diversification represents competitive advantages compared to other competitors in the market. With the development of the integrated fitness equipment and virtual platform, we believe we will be able to create more valuable opportunities for business expansion.

Innovative Smart Connected Equipment

●	Our connected equipment, which has been the global trend for the fitness and gym industry, is also under development. Initiated in May 2021, our development concept includes interactive exercise bikes and workout mirrors. We expect that the interactive gym equipment will be commercially launched in June 2023 and believe that our new product will better serve both retail and commercial customers and accelerate our business growth.

Virtual Training Platform with Cutting Edge Content

●	Leveraging our years of experience in the fitness and wellness industry, we have developed an online proprietary training platform – 1FinalRound – which will be pre-built into our connected equipment that allows our customers to maintain engagement with us during any potential temporary closures of gyms and studios. This model allows flexibility for both online and offline users to participate in training either on their own schedules or via livestreaming to interact with other subscribed members to encourage more interactive, engaging and motivating lifestyles. The platform will provide an extensive offline library with high production value or various online live stream experiences. Moreover, based on the large, consolidated dataset we received from our fitness equipment customers, we believe we will be able to create and develop on-trend fitness content for our users.

Consolidated Database with Loyal Customer Base

●	GD has served over 100,000 customers with large portions of sales coming from repeat customers over the years. We believe that our sales strategies also create inventive solutions for existing customers and drive loyalty. As of June 30, 2022, 30.6% of our orders are from existing customers, the average purchase frequency is 2.38 across all customers while the average purchase frequency is 3.72 among loyalty reward members, and the average time to second purchase is approximately 1.6 months. We believe that we will be able to deepen our customer loyalty through our newly developed Gym Direct mobile application and 1FinalRound.

Compelling and Scalable Licensing Model

●	We license our gym and equipment trademark and share our business processes and branding with our licensees, and in exchange we charge royalties and other fees for our services. We intend to provide support to help our licensees optimize their business performance and maximize their return on investment. We believe that with the growth potential and strong unit economics of the Asia-Pacific region, we will be able to scale this licensing model and make us a leader in such boutique fitness market.

Intellectual Property

Trademarks, patents and other forms of intellectual property are vital to the success of our business and are an essential factor in maintaining our competitive position in the health and fitness industry. We regularly monitor commercial activity in our industry to identify potential infringement of our intellectual property. We protect our proprietary rights and attempt to take prompt, reasonable actions to prevent counterfeit products and other infringement on our intellectual property.

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Trademarks

We own the following trademarks: Gym Direct, Muscle Motion, Rapid Motion and FleetX.

Facilities

Our corporate headquarters are located at 23-25 Mangrove Lane, Taren Point, New South Wales 2229, Australia, where we occupy facilities totaling over 30,000 square feet. Our showroom and storage facility are located at the same address as our corporate office.

We lease the facilities in Taren Point, New South Wales, Australia. The lease commenced on July 15, 2018 and was extended on July 14, 2023 for two years until July 14, 2025. The monthly lease payment is AUD25,000 and is subject to an annual escalation rate of 3%.

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Our Employees

As of the date of the prospectus, we have a total of 17 employees with 11 full-time employees, 2 part-time employee, 2 casual employees, and 2 contractors —3 employees serve as management, 6 employees serve as sales and marketing, 4 employees serve as warehouse management, 3 employees serve as procurement and logistics, and 1 employee serves as general administration. All of our employees and contractors are located in Sydney, Australia. Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced any work stoppages.

Legal Proceedings

We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business. As of the date hereof, neither we nor any of our subsidiaries is a party to any pending legal proceedings, nor are we aware of any such proceedings threatened against us or our subsidiaries.

REGULATIONS

We must comply with various federal, state and local regulations in Australia, including regulations relating to consumer products and consumer protection, advertising and marketing, labor and employment, data protection and privacy, intellectual property, the environment and tax. Ensuring our compliance with these various laws and regulations, and keeping abreast of changes to the legal and regulatory landscape present in our industry, may cause us to expend considerable resources. Summarized below are a number of Australian regulation aspects to which our business is subject.

Consumer controls

We sell products to Australian consumers online and therefore are subject to the requirements of the Competition and Consumer Act 2010 (Cth) (CCA) and the Australian Competition & Consumer Commission’s oversight. The CCA regulates anti-competitive behavior, misleading and deceptive conduct and price-fixing. In addition, the Australian Consumer Law, which is set out in Schedule 2 of the CCA regulates unfair contract terms, guarantees consumer rights when buying goods and services and applies product safety standards. Breaches of the CCA, including the Australian Consumer Law may result in criminal or civil pecuniary penalties, infringement notices, or more formal legal action in the courts.

Privacy

We operate in the Australian online market and therefore are required to comply with the privacy regime as outlined in the Privacy Act 1988 (Cth), which includes the Australian Privacy Principles (APPs) and the Office of the Australian Information Commissioner’s oversight. The 13 APPs prescribe responsibilities for maintaining personal information privacy, including around collection, use, disclosure and access to data, as well as the publication of a clearly expressed and up-to-date privacy policy. A breach of those requirements may result in investigations, enforceable undertakings, injunctions, or civil penalty orders.

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Regulation of electronic communications

We operate in the Australian online market and use telecommunication services to publish and distribute electronic marketing material. Such operations of ours are subject to the Spam Act 2003 (Cth) (Spam Act) and the Spam Regulations 2021 (Cth)(Spam Regulations), which the Australian Communications and Media Authority (ACMA) can enforce through court action. Breaches of the Spam Act or Spam Regulations may result in the ACMA issuing a formal warning, giving an infringement notice, requiring the party in breach to accept enforceable undertaking or taking the matter to the Federal Court, which can impose significant penalties.

MANAGEMENT

Set forth below is information concerning our directors, director nominees, executive officers and other key employees. The following individuals are members of the Board, director nominees, and executive management of the Registrant.

Name	Age	Position(s)
Guy Adrian Robertson	68	Chief Executive Officer and Director
Jamarson Kong	43	Chief Financial Officer
Jieting Zhao	42	Director
Yinying Lu	41	Director
Lawrence W. Leighton	87	Independent Director Nominee
Jun Wu	37	Independent Director Nominee
Daniel J. Ross	53	Independent Director Nominee

The following is a brief biography of each of our executive officers, directors, and director nominees:

Guy Adrian Robertson has served as our Chief Executive Officer since May 13, 2022 and as a director since April 22, 2022. In addition, Mr. Robertson has served as Chief Executive Officer and director of our operating subsidiary, GD Wellness Pty Ltd, since August 25, 2021. Mr. Robertson founded Integrated CFO Solutions Pty Ltd and has served as its director since August 2020. Mr. Robertson currently serves as director of the following ASX-listed companies: Artemis Resources Limited (ASX: ARV, since January 2022), Greentech Metals Limited (ASX: GRE, since September 2021), Bioxyne Limited (ASX: BXN, since June 2022) and Hastings Technology Metals Ltd (ASX: HAS, since April 2019). Mr. Robertson is also the owner of Integrated CFO Solutions Pty Ltd, a small business providing company secretarial services to various ASX-listed companies, an interest which he has held over the last five years. Mr. Robertson holds a Bachelor of Commerce degree (Hons) from the University of Cape Town and is a Chartered Accountant (Australia).

Jamarson Kong has served as our Chief Financial Officer since April 2022 and has served as the Chief Financial Officer of GD since February 2022. From June 2017 to December 2020, Mr. Kong served as the Chief Financial Officer of Leyou Technologies Holdings Limited. In addition, Mr. Kong served as the Chief Financial Officer of Idea Charm Investment from August 2015 to May 2017 and of Wonderful Sky Financial Group Holding Limited (HKEx: 1260) from September 2014 to August 2015. Mr. Kong holds an MBA from Hong Kong University of Science and Technology and a Bachelors of Commerce in Accounting and Finance from the University of Melbourne. He is a CPA (Australia), a member of the Hong Kong Institute of Certified Public Accountants, and a CFA chartered holder.

Jieting Zhao has served as our director since April 2022 and has served as an executive director of GD since April 2017, overseeing our website development, e-commerce operation, procurement, financing, e-marketing and strategy. From 2017 to 2022, Ms. Zhao led the team at GD in growing GD’s revenue and in building the customer database to over 100,000 members. From 2006 to 2017, Ms. Zhao served as Managing Director of Ansa Group Limited, overseeing the FMCG segment of the business, including launching an online vitamin platform in Australia and China, launching and implementing cross-border marketing campaigns both online and offline across Australia, Malaysia, Hong Kong and mainland China, completing two acquisitions of Malaysian targets companies, and building an extensive distribution network in the FMCG sector across south-east Asia with a prime focus on fitness and wellness. Ms. Zhao holds a Master of Information System and a Master of Information and Communication Technology from the University of Wollongong and a Bachelor of Computer Science degree from Guangdong Polytechnic Normal University.

Yinying Lu has served as our director since April 2022 and has served as the General Manager of GD since April 2017, overseeing procurement, operations, marketing, and financing, growing GD’s customer database from 60,000 members in 2019 to over 100,000 members in 2022, and introducing Lion Loyalty, GD’s VIP membership program. Ms. Lu holds a Bachelor of Business degree in Marketing and Event Management from Griffith University.11

Lawrence W. Leighton will join our Board of Directors as an independent director upon the effectiveness of the registration statement of which this prospectus is a part. Mr. Leighton is an experienced investment banker with a strong background in international finance and mergers and acquisitions. He has represented many major international companies throughout his career, including Pernod Ricard SA (ENXTPA:RI), and Verizon Communications Inc. (NYSE: VZ). He joined Bentley in 1997 as a Managing Director. Starting in 1989 he was President and Chief Executive Officer of UI USA, the US subsidiary of Union d’Ètudes et d’Investissements, the merchant banking arm of Credit Agricôle SA (ENXTPA:ACA), the largest bank in France. Mr. Leighton joined Chase Investment Bank in 1982 as a Managing Director, where he focused on cross-border mergers. Previously, he was a Limited Partner at Bear, Sterns & Co., also focusing on international mergers and acquisitions. Starting in 1974, he was with Norton Simon as the Director of Strategic Planning/Mergers & Acquisitions, where he was responsible for several significant acquisitions for that company, including Avis Rent-A-Car. Before Norton Simon, Mr. Leighton was with Clark, Dodge & Co. where he became Co-Head of the Corporate Finance Department. He began his extensive investment banking career at Kuhn, Loeb & Co. Mr. Leighton is on the Board of Trustees of the Gillen Brewer School and is a Director Emeritus of the Waterford Institute and the Princeton Club of New York. He received his B.S.E. degree from Princeton University and an M.B.A. from Harvard Business School. Due to his strong experience in investment banking, mergers and acquisitions, and international finance, we believe Mr. Leighton is well-qualified to serve as a Director.

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Jun Wu will join our Board of Directors as an independent director upon the effectiveness of the registration statement of which this prospectus is a part. Since November 2020, Mr. Wu has served as Company Secretary of Victor Group Holdings Limited (VIG.ASX), providing guidance to its board of directors on corporate governance policies and implementing procedures to ensure compliance, advising directors and officers in relation to ASX listing rules and other regulations, and managing corporate compliance and regular disclosure obligations. From December 2015 to March 2020, Mr. Wu served as the founding director of The President Group in Sydney, Australia, during which time he advised on ASX/NSX listings, provided post-listing services to clients, and provided investor relations services. Mr. Wu has previous experience from March 2007 to December 2013 as a senior analyst, account manager, and investment banking associate with JP Morgan Australia, FNZ Australia, and UBS AG, respectively. Mr. Wu holds a Bachelor of Commerce degree in Marketing from Macquarie University and is RG146 compliant.

Daniel J. Ross will join our Board of Directors as an independent director upon the effectiveness of the registration statement of which this prospectus is a part. Mr. Ross brings nearly 30 years of experience in legal transactions and legal compliance. Since December 2018, he has served as General Counsel to Tandy Leather Factory, Inc., overseeing all legal and legal compliance matters for the specialty retailer. Since September 2015, he has also provided freelance legal services to companies in a variety of industries. From March 2001 to August 2015, Mr. Ross served as in-house counsel to Coach, Inc., most recently as Senior VP and Deputy General Counsel. Mr. Ross holds a JD degree from the University of Chicago Law School and a B.A. from Yale University.

Family Relationships

No family relationship exists between any of our directors and executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Duties of Directors

Under Cayman Islands law, directors owe the following fiduciary duties: (i) duty to act in good faith in what the director believes to be in the best interests of the company as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and (v) duty to exercise independent judgment. In addition to the above, directors also owe a duty to act with skill, care and diligence. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings. You should refer to “Description of Share Capital — Differences in Corporate Law” on page 70 for additional information on our standard of corporate governance under Cayman Islands law.

Our Memorandum and Articles of Association (hereinafter referred as “Memorandum and Articles”) provide that a director must disclose the nature and extent of any material interests or duty in any contract or arrangement, provided that the required notice has been given to the other directors, a director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly and may be counted in the quorum at such meeting. However, even if a director discloses his interest and is therefore permitted to vote, he must still comply with his duty to act bona fide in the best interest of our company.

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Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested if such director discloses to his or her fellow directors, at a meeting of the board of directors or otherwise in writing, the nature and extent of his direct or indirect interest in or duty in relation to a transaction or arrangement or series of transactions or arrangement with the Company or in which the Company has any material interest. A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction. Any such transaction that would reasonably be likely to affect a Director’s status as an “Independent Director”, or that would constitute a “related party transaction” as defined by Item 7.N of Form 20F promulgated by the SEC, shall require the approval of the Audit Committee.

Remuneration and Borrowing

The directors may receive such remuneration as fixed by the Company by ordinary resolution and in accordance with the recommendations of the compensation committee of the Board and the Company’s corporate governance documents. Each director is entitled to be repaid or prepaid all expenses reasonably incurred in the Company’s business including attendance at meetings of our board of directors. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Terms of Directors and Executive Officers

Our directors may be elected by ordinary resolution of the shareholders or by our board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders. A director will cease to be a director if, among other things, (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (d) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (e) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting by ordinary resolution of our shareholders. There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Committees of the Board of Directors

We intend to establish an audit committee, a compensation committee and a nominating and governance committee prior to consummation of this offering. Each of the committees of the Board shall have the composition and responsibilities described below.

Audit Committee

Lawrence W. Leighton, Jun Wu, and Daniel J. Ross will be members of our Audit Committee, with Jun Wu serving as the chairperson. All proposed members of our Audit Committee satisfy the independence standards promulgated by the SEC and by Nasdaq as such standards apply specifically to members of audit committees.

We have adopted an Audit Committee Charter on November 23, 2022, and the Audit Committee Charter will become effective upon effectiveness of this registration statement. Our Audit Committee shall perform several functions, including:

●	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

●	approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

●	monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	reviews the financial statements to be included in our Annual Report on Form 20-F and Quarterly Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

●	oversees all aspects our systems of internal accounting control and corporate governance functions on behalf of the board;

●	reviews and approves in advance any proposed related-party transactions and report to the full Board on any approved transactions; and

●	provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the Board, including Sarbanes-Oxley Act implementation, and makes recommendations to the Board regarding corporate governance issues and policy decisions.

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It is determined that Jun Wu possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

Lawrence W. Leighton, Jun Wu, and Daniel J. Ross will be members of our Compensation Committee with Lawrence W. Leighton serving as the chairperson. We have adopted the Compensation Committee Charter on November 23, 2022, and the Compensation Committee Charter will become effective upon the effectiveness of this registration statement. In accordance with the Compensation Committee’s Charter, the Compensation Committee shall be responsible for overseeing and making recommendations to the Board regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Governance Committee

Lawrence W. Leighton, Jun Wu, and Daniel J. Ross will be the members of our Nominating and Governance Committee with Daniel J. Ross serving as the chairperson. We have adopted Nominating and Governance on November 23, 2022, and the Nominating and Governance Committee Charter will become effective upon the effectiveness of this registration statement. In accordance with the Nominating and Governance Committee’s Charter, the Nominating and Corporate Governance Committee shall be responsible to identity and propose new potential director nominees to the Board of Directors for consideration and review our corporate governance policies.

Corporate Governance

Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website after the closing of this offering.

Compensation of Directors

For the fiscal year ended June 30, 2021, Yinying Lu was compensated $98,356 in salary and $11,311 in annuities, pensions and retirement benefits for services as a director of GD. For the fiscal year ended June 30, 2022, Ms. Lu was compensated $95,411 in salary and $10,972 in annuities, pensions and retirement benefits for services as a director of GD. For the fiscal year ended June 30, 2023, Ms. Lu was compensated $92,969 in salary and $9,762 in annuities, pensions and retirement benefits for services as a director of GD.

For the fiscal years ended June 30, 2022 and 2023, we did not compensate any other executive directors for their services other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the board of directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the year ended June 30, 2023 earned by or paid to our principal executive officer, our principal financial officer, and our other most highly compensated executive officers (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Share Awards ($)	Option Awards ($)	Deferred Compensation Earnings	Other	Total ($)
Guy Adrian Robertson, CEO, Director	2023	55,339	-	-	-	-	-	55,339
Jamarson Kong, CFO	2023	100,616	-	-	-	-	-	100,616

On February 7, 2022, we entered into an employment agreement with Jamarson Kong, who joined GD as Chief Financial Officer. Pursuant to the employment agreement, he shall receive an annual salary of AUD150,000, exclusive of superannuation. The employment agreement has a three-month probation period, during which either party can terminate the agreement with one week’s notice or payment in lieu of notice. After such three-month probation period, Mr. Kong may terminate the employment agreement by giving a two week prior written notice and GD may terminate the employment agreement by giving written notice in accordance with a schedule based on the length of time of the employment. Mr. Kong’s main responsibilities include but are not limited to general duties of the Chief Financial Officer, ensuring effective internal controls, and compliance with all relevant accounting and financial regulations.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our Ordinary Shares as of the date of the Prospectus by:

●	Each person who is known by us to beneficially own more than 5% of our outstanding Ordinary Shares;

●	Each of our director, director nominees and named executive officers; and

●	All directors and named executive officers as a group.

As of the date of this prospectus, the Company is authorized to issue 500,000,000 Ordinary Shares with a par value $0.0001 each. The number and percentage of Ordinary Shares beneficially owned before the offering are based on 8,120,000 Ordinary Shares issued and outstanding as of the date of this prospectus. The number and percentage of Ordinary Shares beneficially owned after the offering are based on 11,120,000 Ordinary Shares issued and outstanding including 3,000,000 Ordinary Shares sold in this offering by us (assuming that the over-allotment option is not exercised). Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each beneficial owner is in the care of the Company at 23-25 Mangrove Lane, Taren Point, NSW 2229 Australia.

	Ordinary Shares Beneficially Owned Prior to this Offering			Ordinary Shares Beneficially Owned Immediately After This Offering		Percentage of Votes Held After this Offering
	Number	Percent		Number	Percent	Percent
Directors and Executive Officers:
Jieting Zhao(1)	6,440,000	79.0	(1)%	6,440,000	57.9%	57.9%
Jamarson Kong	-	-		-	-	-
YinYing Lu	-	-		-	-	-
Guy Adrian Robertson	-	-		-	-	-
Lawrence W. Leighton (2)	-	-		-	-	-
Jun Wu (2)	-	-		-	-	-
Daniel J. Ross(2)	-	-		-	-	-
5% Shareholders:
SKMA Capital and Investment Ltd.(1)	6,440,000	79.0%		6,440,000	57.9%	57.9%

(1)	These Ordinary Shares are held by SKMA Capital and Investment Ltd, a company incorporated under the laws of the British Virgin Islands (“SKMA”). Since Jieting Zhao is the 100% owner of SKMA, she is deemed as the beneficial owner of these securities.

(2)	Our director nominees will join our Board of Directors upon effectiveness of the registration statement of which this prospectus is a part.

As of the date of the prospectus, we have eight (8) shareholders of record.

History of Share Capital

We were incorporated in the Cayman Islands as an exempted company with limited liability on April 11, 2022.

As of the date of this prospectus, our authorized share capital consists of $50,000 divided into 500,000,000 shares, par value $0.0001 per share. Holders of Ordinary Shares are entitled to one vote per share.

Upon our reorganization, on May 4, 2022, the Company issued 280,000 Ordinary Shares each to L&H Investment Management Limited, a company incorporated under the laws of the British Virgin Islands, and PRMD Investment Consultation Company Limited, a company incorporated under the laws of the British Virgin Islands, representing issuances to our co-founders. In addition, one (1) Ordinary Share was transferred back to SKMA from the registered office service provider in the setup of the Company. In November 2022, the Company issued an aggregate of 1,120,000 Ordinary Shares to several advisors for consultancy services.

As of May 5, 2022, we entered into a Share Exchange Agreement (“Share Exchange Agreement”) with KMAS, which holds all of the issued and outstanding shares of GD, and SKMA Capital and Investment Ltd, a company incorporated under the laws of the British Virgin Islands (“SKMA”), which holds all of the issued and outstanding shares of KMAS, pursuant to which the Company shall acquire all of the shares in the KMAS from SKMA in exchange for the Company issuing 6,439,999 Ordinary Shares to SKMA in accordance with the terms of the Share Exchange Agreement.

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RELATED PARTY TRANSACTIONS

Loan Agreement between GD Wellness Pty Ltd and Ansa Group Limited.

On March 10, 2020, GD Wellness Pty Ltd, our operating subsidiary, entered into a loan agreement with Ansa Group Limited (“Ansa”), pursuant to which Ansa was indebted to GD in the principal amount of $3,000,000, bearing 0% interest per annual. The outstanding loan amount as at June 30, 2020, June 20, 2021, and December 31, 2021 were $300,896, $1,076,687, and $1,041,091, respectively. Subsequent to December 31, 2021, the balance due from the related party was collected in full.

Upon our reorganization, on May 4, 2022, the Company issued 280,000 Ordinary Shares each to L&H Investment Management Limited, a company incorporated under the laws of the British Virgin Islands, and PRMD Investment Consultation Company Limited, a company incorporated under the laws of the British Virgin Islands, representing issuances to our co-founders. In addition, one (1) Ordinary Share was transferred back to SKMA from the registered office service provider in the setup of the Company.

As of May 5, 2022, we entered into a Share Exchange Agreement (“Share Exchange Agreement”) with KMAS, which holds all of the issued and outstanding shares of GD, and SKMA Capital and Investment Ltd, a company incorporated under the laws of the British Virgin Islands (“SKMA”), which holds all of the issued and outstanding shares of KMAS, pursuant to which the Company shall acquire all of the shares in the KMAS from SKMA in exchange for the Company issuing 6,439,999 Ordinary Shares to SKMA in accordance with the terms of the Share Exchange Agreement. Jieting Zhao, our director, holds all of the issued and outstanding shares of SKMA.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our Articles and Memorandum of Association are summaries and do not purport to be complete. Reference is made to our Articles and Memorandum of Associations, copies of which are filed as exhibits to this registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “Articles” and the “Memorandum”).

We were incorporated as an exempted company with limited liability under the Companies Act (Revised) of the Cayman Islands (which is referred to in this section as the “Cayman Companies Act”). A Cayman Islands exempted company is a company that conducts its business mainly outside the Cayman Islands and:

●	may issue shares with no par value;

●	is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can affect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Ordinary Shares

Our Ordinary Shares are issued in book entry form and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

As of the date of this prospectus, the authorized share capital of the Company is $50,000 divided into 500,000,000 Ordinary Shares of $0.0001 par value each. Subject to the provisions of the Cayman Companies Act and the provisions, if any, of the Articles, and any directions given by any ordinary resolution and the rights attaching to any class of existing shares, the directors may issue, allot, grant options over or otherwise dispose of shares (including any fractions of Shares) and other securities of our company at such times, to such persons, for such consideration and on such terms as the directors may determine. Such authority could be exercised by the directors to allot shares which carry rights and privileges. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

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Listing

We have applied to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “FTEL.” There can be no assurance that we will be successful in listing our Ordinary Shares on the Nasdaq Capital Market; however, we will not complete this offering unless we receive approval for listing on Nasdaq Capital Market.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is Vstock Transfer, LLC.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Articles, the holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a final dividend, but no dividend may exceed the amount recommended by our directors. Subject to the Cayman Companies Act requirements regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie, and unless provided for by the rights attached to a share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Voting Rights

Any action required or permitted to be taken by the shareholders must be taken at a duly called and quorate general meeting of the shareholders entitled to vote on such action, or in lieu of a general meeting, be effected by a resolution in writing. On a show of hands each shareholder is entitled to one vote or, on a poll, each shareholder is entitled to one vote for each ordinary share, voting together as a single class, on all matters that require a shareholder’s vote. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or one or more shareholders present in person or by proxy entitled to vote and who, individually or collectively, hold at least 10 percent of the voting rights of all those who have a right to vote on the resolution.

A quorum required for a meeting of shareholders consists of one shareholder present if the Company only has one shareholder and two shareholders present if the Company has more than one shareholder. Shareholders may be present in person or by proxy or, if the shareholder is a legal entity, by its duly authorized representative. Shareholders’ meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding at least 10 percent of the rights to vote at such general meeting. Advance notice of at least five clear days is required for the convening of our annual general shareholders’ meeting and any other general shareholders’ meeting.

Election of directors

Directors may be appointed by an ordinary resolution of our shareholders or by the directors of the Company.

Meetings of directors

At any meeting of directors, a quorum will be present if two directors are present, unless otherwise fixed by the directors. If there is a sole director, that director shall be a quorum. A person who holds office as an alternate director shall be counted in the quorum. A director who also acts as an alternate director shall be counted twice towards the quorum. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all of the directors.

Transfer of Ordinary Shares

Any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors. Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share whether or not it is fully paid up without assigning any reason for doing so. If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation

On a return of capital on winding up, the shareholders may, subject to the Articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following: (a) to divide in specie among the shareholders the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and (b) to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

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Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any shares as required by the Cayman Companies Act.

Redemption of Shares

Subject to the Cayman Companies Act, we may by our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option on the terms and in the manner its directors determine before the issue of those shares; and

(b)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase and agree with the shareholder.

Under the Cayman Companies Act, the repurchase of any share may be paid out of our company’s profits, out of our share capital account or out of the proceeds of a fresh issue of shares made for the purpose of such repurchase, or, subject to certain conditions, out of capital. If the repurchase proceeds are paid out of the Company’s capital, the Company must, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Companies Act, no such share may be repurchased (1) unless it is fully paid up, (2) if such repurchase would result in there being no shares outstanding, and (3) unless the manner of purchase (if not so authorized under the memorandum and articles of association) has first been authorized by a resolution of our shareholders. In addition, under the Cayman Companies Act, the Company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares outstanding (other than shares held as treasury shares).

Variations of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class or series), may be varied either with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Changes in the number of shares we are authorized to issue and those in issue.

Subject to the Cayman Companies Act, our shareholders may, by ordinary resolution:

●	increase or decrease the authorized share capital of the Company;

●	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

●

subdivide our authorized shares or any of them into shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the share from which the reduced share is derived;.

●	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination; and

●	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Subject to the Cayman Companies Act, our shareholders may, by special resolution, reduce its share capital in any manner.

Issuance of Additional Shares

Our Memorandum and Articles of association authorizes our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

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Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is affected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a) the statutory provisions as to the required majority vote have been met;

(b) the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c) the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d) the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a) an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b) an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c) an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

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Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty. Our Articles provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Anti-Takeover Provisions in Our Articles

Some provisions of our Articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Companies Act, our directors may only exercise the rights and powers granted to them under our articles for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company owes fiduciary duties to their respective companies to, amongst other things, act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. Core duties are: (a) a duty to act in good faith in what the director bona fide considers to be in the best interests of the company (and in this regard, it should be noted that the duty is owed to the company and not to associate companies, subsidiaries or holding companies), (b) a duty not to personally profit from opportunities that arise from the office of director, (c) a duty of trusteeship of the company’s assets (d) a duty not to put himself in a position where the structures of a company conflict of his or her personal interest on his or her duty to a third party to avoid conflicts of interest; and (e) a duty to exercise powers for the purpose for which such powers were conferred. A director of a Cayman Islands company also owes the company a duty to act with skill, care and diligence. A director need not exhibit in the performance of his or her duties a greater degree of skill than may be reasonably expected from a person of his or her knowledge and experience.. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

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Our independent director nominees will also serve as members of the audit committee, the compensation committee, and the nomination and corporate governance committee of the board upon the effectiveness of the registration statement and have additional duties under the charters of the committees.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten per cent of our paid up voting share capital deposited in accordance with the notice provisions in the Articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our Articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Companies Act, our Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our Articles of Association (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (d) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (e) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

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The Cayman Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Companies Act and our Articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if the Company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Act and our Articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied if one of the following applies:  (a) the shareholders holding not less than two thirds of the issued shares of that class consent in writing to the variation; or (b) the variation is made with the sanction of a special resolution of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Act, our Articles may only be amended by special resolution of our shareholders.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity. Where permitted and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act(Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act(Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which the Company collects, processes and maintains personal data about investors of the Company pursuant to the Data Protection Act, 2017 of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (“DPA”).

The Company is committed to processing personal data in accordance with the DPA. In its use of personal data, the Company will be characterized under the DPA as a ‘data controller’, whilst certain of the Company’s service providers, affiliates and delegates may act as ‘data processors’ under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to the Company.

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This privacy notice puts our shareholders on notice that, by virtue of making an investment in the Company, the Company and certain of the Company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for the Company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the Company is subject or (c) where the processing is for the purposes of legitimate interests pursued by the Company or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with the Company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

The Company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils the Company’s obligation in this respect) (b) the right to obtain a copy of your personal data (c) the right to require us to stop direct marketing (d) the right to have inaccurate or incomplete personal data corrected (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial) (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data (h) the right to complain to the Office of the Ombudsman of the Cayman Islands and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the Company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Ordinary Shares, and while application has been made for the Ordinary Shares to be listed on the Nasdaq Capital Market, a regular trading market for our Ordinary Shares may not develop. Future sales of substantial amounts of our Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon the closing of the offering, we will have 11,120,000 issued and outstanding Ordinary Shares, excluding any exercise of the underwriters’ over-allotment option. Of that amount, 3,000,000 Ordinary Shares will be publicly held by investors participating in this offering, and 8,120,000 Ordinary Shares will be held by our existing shareholders, who may be our “affiliates” as that term is defined in Rule 144 under the Securities Act. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-up Agreements

Each of our directors, officers and existing beneficial owners of 5% or more of our issued and outstanding Ordinary Shares has agreed, subject to some exceptions, not to offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of our Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares or make any demand for or exercise any right with respect to, the registration of any Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares, without the prior written consent of the underwriters for a period ending six (6) months after the IPO is completed. After the expiration of the six (6) month period, Ordinary Shares held by directors, officers, and existing beneficial owners of 5% or more of our issued and outstanding Ordinary Shares may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

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Rule 144

All of our Ordinary Shares issued and outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following is a general summary of certain material U.S. federal income tax and Cayman Islands tax considerations. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular shareholder or prospective shareholder. The discussion is based on laws and relevant interpretations thereof in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect.

Material U.S. Federal Income Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Shares and you are, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Ordinary Shares are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

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●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to mark-to-market;

●	U.S. expatriates;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting shares (including by reason of owning our Ordinary Shares);

●	persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Ordinary Shares through partnerships or other pass-through entities;

●	governments or agencies or instrumentalities thereof;

●	beneficiaries of a trust holding our Ordinary Shares; or

●	persons holding our Ordinary Shares through a trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering and hold such Ordinary Shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. The summary below does not discuss certain U.S. federal tax consequences that may be relevant to a particular U.S. Holder’s particular circumstances, such as consequences relating to the Medicare contribution tax on net investment income. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends may be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on Nasdaq, as our Ordinary Shares are expected to be. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend considered for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate and divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

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To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Certain Reporting Requirements

Certain U.S. Holders are required to file information returns with the IRS, including IRS Form 926, Return by a U.S. Transferor of Property to a Foreign Corporation, reporting transfers of cash (in excess of $100,000) or other property to our company and information relating to the U.S. Holder and our company. Substantial penalties may be imposed upon a U.S. Holder that fails to comply.

Certain individual U.S. Holders (and, under applicable Treasury Regulations, certain entities) may be required to report to the IRS (on Form 8938) information with respect to their investments in our Ordinary Shares not held through an account with a U.S. financial institution. U.S. Holders who fail to report required information could become subject to substantial penalties.

U.S. Holders are encouraged to consult with their own tax advisors regarding foreign financial asset reporting requirements with respect to their investment in our Ordinary Shares.

Backup Withholding Tax and Information Reporting Requirements

Under certain circumstances, U.S. backup withholding tax and/or information reporting may apply to U.S. Holders with respect to dividend payments made on or the payment of proceeds from the sale, exchange or other disposition of the Ordinary Shares, unless an applicable exemption is satisfied. U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder timely furnishes required information to the IRS.

Passive Foreign Investment Company

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we would be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held our Ordinary Shares, either:

(i) at least 75% of our gross income for such taxable year consisted of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), (the “income test”); or

(ii) at least 50% of the average value of our assets during such taxable year produced, or were held for the production of, passive income (the “assets” test”).

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% (by value) of the stock.

Based on the expected market price of our ordinary shares and ADSs following this offering and the composition of our income and assets, including goodwill, although not clear, we do not expect to be treated as a PFIC for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. This is, however, a factual determination made on an annual basis and is subject to change. If we were to be classified as a PFIC in any taxable year, (i) U.S. Holders would generally be required to treat any gain on sales of our shares held by them as ordinary income and to pay an interest charge on the value of the deferral of their United States federal income tax attributable to such gain; and (ii) distributions paid by us to our U.S. Holders could also be subject to an interest charge. In addition, we would not provide information to our U.S. Holders that would enable them to make a “qualified electing fund” election under which, generally, in lieu of the foregoing treatment, our earnings would be currently included in their United States federal taxable income.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

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Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Ordinary Shares. The discussion is a general summary of the present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not a party to any double tax treaties that are applicable to any payments made to us or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (as revised) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO PROSPECTIVE PURCHASERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF ORDINARY SHARES. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

UNDERWRITING

We are offering our Ordinary Shares described in this prospectus through the underwriters named below. We will enter into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase, and we have agreed to sell to the underwriters, the number of Ordinary Shares listed next to its name in the following table.

Underwriter	Number of Shares
Revere Securities LLC (“Revere”)
R.F. Lafferty & Co., Inc. (“R.F. Lafferty”)

Total	3,000,000

The underwriting agreement provides that the underwriters, severally and not jointly, must buy all of the Ordinary Shares being sold in this offering if they buy any of them. However, the underwriters are not required to take or pay for the Ordinary Shares covered by the underwriters’ option to purchase additional Ordinary Shares as described below.

Our Ordinary Shares are offered subject to a number of conditions, including:

●	receipt and acceptance of our Ordinary Shares by the underwriters; and

●	the underwriters’ right to reject orders in whole or in part.

We have been advised by Revere and R.F. Lafferty that the underwriters intend to make a market in our Ordinary Shares but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, the underwriters or securities dealers may distribute prospectuses electronically.

Option to Purchase Additional Ordinary Shares

We have granted the underwriters an option to buy up to an aggregate of 450,000 additional Ordinary Shares. The underwriters have forty-five (45) days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will purchase additional Ordinary Shares approximately in proportion to the amounts specified in the table above.

Underwriting Discount and Expenses

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.35 per share from the initial public offering price, assuming the public offering price per share is $5.00 per Ordinary Share. The underwriters may offer the shares through one or more of their affiliates or selling agents. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein.

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The following table shows the per share and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to 450,000 additional Ordinary Shares.

	Per Share	Total without Over-Allotment Option	Total with Over-Allotment Option
Public offering price(1)	$5.00	$15,000,000	$17,250,000
Underwriting discounts and commissions payable by us (7.0%)	$0.35	$1,050,000	$1,207,500
Proceeds, before expenses, to us	$4.65	$13,950,000	$16,042,500

(1) Public offering price per share is assumed as $5.00 per Ordinary Share.

We have agreed to pay all reasonable, necessary and accountable out-of-pocket expenses relating to the offering, including, but not limited to: (a) the costs of preparing, printing and filing the registration statement with the SEC, amendments and supplements thereto, and post effective amendments, as well as the filing with FINRA, and payment of all necessary fees in connection therewith and the printing of a sufficient quantity of preliminary and final prospectuses as the underwriters may reasonably request; (b) the costs of preparing, printing and delivering exhibits thereto, in such quantities as the underwriters may reasonably request; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; (d) the fees of counsels and accountants for the Company, including fees associated with any blue sky filings where applicable; (e) fees associated with the Company’s transfer agent; (f) fees, if necessary, associated with translation services; (g) expenses related to road shows; and (h) the costs of any pre-approved due diligence meetings.

Additionally, we have agreed to pay to the underwriters $80,000, as cash retainer fee, which will be against anticipated out-of-pocket expenses, consisting of the following: (i) $40,000 was paid to the underwriters upon the execution of the engagement letter, and (ii) $40,000 will be paid to the underwriters upon the filing of this registration statement. This payment was an advance against anticipated out-of-pocket expenses. Promptly, upon the consummation of this offering or the earlier termination of the engagement period in accordance with its terms, the underwriters will return the balance of any remaining portion of the advance to the extent such monies were not used for reasonable and documented out-of-pocket expenses incurred.

In connection with and upon closing of the offering, we have also agreed to pay to the underwriters a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by us from the sale of the Ordinary Shares in the offering. We will pay the non-accountable expense allowance regardless of any termination or expiration of the engagement letter to the maximum extent permissible by applicable law except if we terminate the engagement letter for cause, including the underwriters’ material failure to provide underwriting services contemplated in the engagement letter. Further, the offering must take place within a period of two (2) years, beginning on the date on which the engagement letter is terminated.

Representatives’ Warrants

We have also agreed to issue to the underwriters (or their permitted assignees) warrants to purchase a number of our shares equal to an aggregate of 2.0% of the total number of Ordinary Shares sold in this offering, or the Representatives’ Warrants. The Representatives’ Warrants will have an exercise price equal to 115% of the offering price of the Ordinary Shares sold in this offering and may be exercised on a cashless basis. The Representatives’ Warrants are transferrable within the underwriters’ organizations at their discretion. The Representatives’ Warrants are exercisable commencing upon the closing of the offering and will expire five years after the issuance date. The Representatives’ Warrants are not redeemable by us. The Representatives’ Warrants provide for immediate demand and/or piggy-back registration rights at the Company’s expense, so that they are registered in this registration statement. The Representatives’ Warrants and the Ordinary Shares underlying the Representatives’ Warrants, have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the Representatives’ Warrants or the securities underlying the Representatives’ Warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Representatives’ Warrants or the underlying securities for a period of six months from the effective date of this offering, except to any FINRA member participating in the offering and their bona fide officers or partners. The Representatives’ Warrants will provide for adjustment in the number and price of such Representatives’ Warrants (and the Ordinary Shares underlying such Representatives’ Warrants) to prevent dilution in the event of a forward or reverse stock split, stock dividend or similar recapitalization.

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Lock-Up Agreements

We, our directors, officers, and holders of more than five percent (5.0%) of our outstanding Ordinary Shares, as of the effective date of the registration statement (and all holders of securities exercisable for or convertible into Ordinary Shares) shall enter into customary “lock-up” agreements in favor of the underwriters pursuant to which such persons and entities shall agree, for a period of six (6) months from the date of the offering, and each of the Company and any successors of the Company will agree, for a period of three (3) months from the closing of the offering, that each will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

No Public Market

Prior to this offering, there has not been a public market for our securities in the U.S. and the public offering price for our Ordinary Shares will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our Ordinary Shares will trade in the public market subsequent to this offering or that an active trading market for our Ordinary Shares will develop and continue after this offering.

Stock Exchange

We have applied to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “FTEL.” There can be no assurance that we will be successful in listing our Ordinary Shares on the Nasdaq Capital Market.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our Ordinary Shares during and after this offering, including:

●	stabilizing transactions;

●	short sales;

●	purchases to cover positions created by short sales;

●	imposition of penalty bids; and

●	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Ordinary Shares while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our Ordinary Shares, which involve the sale by the underwriters of a greater number of Ordinary Shares than they are required to purchase in this offering and purchasing Ordinary Shares on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

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The underwriters may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Ordinary Shares in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriter a portion of the underwriting discount received by it because an underwriter has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or retarding a decline in the market price of our Ordinary Shares. As a result of these activities, the price of our Ordinary Shares may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we nor the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Determination of Offering Price

Prior to this offering, there was no public market for our Ordinary Shares. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the initial public offering price include, but not limited to:

●	the information set forth in this prospectus and otherwise available to the underwriters;

●	our history and prospects and the history and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities market at the time of this offering;

●	the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and

●	other factors deemed relevant by the underwriters and us.

The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our Ordinary Shares or that the Ordinary Shares will trade in the public market at or above the initial public offering price.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

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Offer Restrictions Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Ordinary Shares the possession, circulation or distribution of this prospectus or any other material relating to us or the Ordinary Shares in any jurisdiction where action for that purpose is required. Accordingly, the Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia. This prospectus:

●	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

●	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

●	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

●	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Ordinary Shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Ordinary Shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Ordinary Shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Ordinary Shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of Ordinary Shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Ordinary Shares, you undertake to us that you will not, for a period of 12 months from the date of issue of the Ordinary Shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada. The Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands. This prospectus does not constitute a public offer of the Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

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Dubai International Financial Centre (“DIFC”). This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the Ordinary Shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the Ordinary Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of Ordinary Shares may be made to the public in that Relevant Member State at any time:

●	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above paragraph, the expression “an offer of the ordinary shares to the public” in relation to any Ordinary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe the Ordinary Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong. The Ordinary Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Japan. Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait. Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Ordinary Shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

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Malaysia. No prospectus or other offering material or document in connection with the offer and sale of the Ordinary Shares has been or will be registered with the Securities Commission of Malaysia (the “Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Ordinary Shares may not be circulated or distributed, nor may the Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the Ordinary Shares , as principal, if the offer is on terms that the Ordinary Shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the Ordinary Shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar. In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia. This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore. This prospectus or any other offering material relating to the Ordinary Shares has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, (a) the Ordinary Shares have not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such Ordinary Shares in Singapore, and (b) this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Ordinary Shares have not been and will not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Ordinary Shares pursuant to an offer made under Section 275 of the SFA except:

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(a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the traIer;

(c) where the transfer is by operation of law;

(d) as specified in Section 276(7) of thIFA; or

(e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland. The Ordinary Shares will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the Ordinary Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the Ordinary Shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the Ordinary Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Ordinary Shares .

Taiwan. The Ordinary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Ordinary Shares in Taiwan.

United Arab Emirates. The Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom. This prospectus is only being distributed to and is only directed at, and any offer subsequently made may only be directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The Ordinary Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Ordinary Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Vietnam. This offering of Ordinary Shares has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars.

LEGAL MATTERS

The validity of the Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. Certain other legal matters of U.S. federal securities in connection with this offering will be passed upon for us by The Crone Law Group P.C. The underwriters are being represented by Winston & Strawn LLP. Legal matters as to Australian law will be passed upon for us by Baker McKenzie.

EXPERTS

The financial statements as of and for the years ended June 30, 2022 and 2021, included in this prospectus have been so included in reliance on the report of Accell Audit and Compliance, P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The offices of Accell Audit and Compliance, P.A. are located at 3001 N. Rocky Point Dr. East, Suite 200, Tampa, Florida 33607.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus, as well as the Ordinary Shares. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with the offer and sale of the Ordinary Shares by us. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates:

SEC registration fee	$3,102.35
Nasdaq listing fee	$5,000
FINRA filing fee	$3,500
Transfer agent fees and expenses	$2,000
Printer fees and expenses	$6,000
Legal fees and expenses	$600,000
Accounting fees and expenses	$400,000
Miscellaneous	$180,397.65
Total	$1,200,000

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FITELL CORPORATION

FOR THE YEARS ENDED JUNE 30, 2022 AND 2021

FOR THE SIX MONTHS ENDED DECEMBER 31, 2022 AND 2021

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Fitell Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Fitell Corporation and subsidiaries (the “Company”) as of June 30, 2022 and 2021, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2022 and 2021, and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinions.

We have served as the Company’s auditor since 2022.

Tampa, Florida

November 23, 2022

F-2

FITELL CORPORATION

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$716,052	$1,286,162
Investment in marketable securities	1,023,763	-
Accounts receivable	41,097	13,101
Inventory, at cost	919,422	915,070
Deposits and prepaids	230,101	304,495
Due from related party	-	1,076,687
Total current assets	2,930,435	3,595,515

Property and equipment	51,011	-
Operating right of use asset	840,123	1,123,924
Deferred tax asset	111,595	50,062
Other non-current assets	-	42,010
Brand names	337,504	337,504
Goodwill	1,161,052	1,161,052
Total assets	$5,431,720	$6,310,067

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$805,029	$1,003,784
Deferred revenue	501,976	1,164,719
Income tax payable	655,673	419,753
Due to related parties	103,450	9,535
Current portion of operating lease liability	206,690	209,800
Total current liabilities	2,272,818	2,807,591

Accrued employee benefits, non-current	5,283	9,365
Operating lease liability, less current portion	716,239	1,001,384
Total liabilities	2,994,340	3,818,340

Commitments and contingencies (Note 4)

Stockholders’ equity:
Common stock, no par value; no authorization limit, 7,000,000 shares issued and outstanding	700	700
Subscription receivable	(56)	(56)
Additional paid-in capital	1,497,990	1,497,990
Accumulated other comprehensive income	26,999	93,948
Retained earnings	911,747	899,145
Total stockholders’ equity	2,437,380	2,491,727
Total liabilities and stockholders’ equity	$5,431,720	$6,310,067

The accompanying notes are an integral part of these consolidated financial statements.

F-3

FITELL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the years ended
	June 30,
	2022	2021

Revenues:
Merchandise revenue	$7,246,588	$6,604,743
Other revenue	909,146	340,484
Total revenues	8,155,734	6,945,227

Cost of goods sold	(4,520,078)	(4,192,093)

Gross profit	3,635,656	2,753,134

Operating expenses:
Personnel expenses	981,711	819,875
General and administrative expenses	503,269	453,111
Sales and marketing expenses	604,200	336,861
Amortization of operating right of use asset	213,490	219,908
Depreciation expense	730	-
Total operating expenses	2,303,400	1,829,755

Income from operations	1,332,256	923,379

Other income (expenses):
IPO related expenses	(605,950)	-
Unrealized loss on investments	(466,478)	-
Other income	-	235,042
Other expenses	(54)	-
Interest income	99	1,418
Interest expense	(27,419)	(23,202)
Total other income (expenses)	(1,099,802)	213,258

Income before taxes	232,454	1,136,637

Income tax expense	219,852	287,432

Net (loss)/income	12,602	849,205
Foreign currency translation adjustment	(66,949)	(36,926)
Comprehensive income	$(54,347)	$812,279

Basic and diluted earnings per share on net income	$0.00	$0.12

Weighted average shares outstanding - basic and diluted	7,000,000	7,000,000

The accompanying notes are an integral part of these consolidated financial statements.

F-4

FITELL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED JUNE 30, 2022 AND 2021

						Accumulated
					Additional	Other
	Common Stock		Subscription Receivable		Paid-in	Comprehensive	Retained
	Shares	Amount	Shares	Amount	Capital	Income	Earnings	Total
Balance July 1, 2020	7,000,000	$700	-	$(56)	$1,491,428	$130,874	$768,824	$2,391,770

Payment of dividends	-	-	-	-	-	-	$(712,322)	$(712,322)

Foreign currency translation adjustment	-	-	-	-	-	$(36,926)	-	$(36,926)

Net income	-	-	-	-	$6,562	-	$842,643	$849,205

Balance June 30, 2021	7,000,000	$700	-	$(56)	$1,497,990	$93,948	$899,145	$2,491,727

Foreign currency translation adjustment	-	-	-	-	-	$(66,949)	-	$(66,949)

Net income	-	-	-	-	-	-	$12,602	$12,602

Balance June 30, 2022	7,000,000	$700	-	$(56)	$1,497,990	$26,999	$911,747	$2,437,380

The accompanying notes are an integral part of these consolidated financial statements

F-5

FITELL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended
	June 30,
	2022	2021
Cash Flows from Operating Activities
Net income	$12,602	$849,205

Adjustments to reconcile net income to net cash from operating activities:
Depreciation	730	-
Unrealized loss on investments	466,478	-
Changes in operating assets and liabilities
Accounts receivable	(27,996)	452,903
Inventory, at cost	(4,352)	(208,894)
Deposits and prepaids	74,394	188,657
Right of use activity	(4,454)	161,720
Deferred tax asset	(61,533)	21,568
Other non-current assets	42,010	(4,091)
Accounts payable and accrued expenses	(198,755)	(371,002)
Deferred revenue	(662,743)	282,203
Income tax payable	235,920	180,609
Accrued employee benefits, non-current	(4,082)	912
Net cash from activities	(131,781)	1,553,790

Cash Flows from Investing Activities
Purchase of investments	(1,490,241)	-
Purchase of fixed assets	(51,741)	-
Net activity on due from related party	1,076,687	(775,791)
Net cash from investing activities	(465,295)	(775,791)

Cash Flows from Financing Activities
Payment of dividends	-	(712,322)
Net activity on due to related parties	93,915	(24,715)
Net cash from financing activities	93,915	(737,037)

Foreign currency translation adjustment	(66,949)	(36,926)

Change in cash and cash equivalents	(570,110)	4,036

Cash and cash equivalents at beginning of period	1,286,162	1,282,126

Cash and cash equivalents at end of period	$716,052	$1,286,162

Supplemental Cash Flow Information
Cash paid for interest	$-	$-
Cash paid (refund) for income taxes	$547,118	$107,317

The accompanying notes are an integral part of these consolidated financial statements.

F-6

FITELL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and principal activities

Fitell Corporation (the “Company”) was incorporated in the Cayman Islands on April 11, 2022 under the Companies Act as an exempted company with limited liability. The Company conducts its primary operations of selling gym and fitness equipment in Australia through its indirectly held wholly owned subsidiaries that are incorporated and domiciled in Australia, namely GD Wellness Pty Ltd (“GD”). The Company holds GD via a wholly owned subsidiary, namely KMAS Capital and Investment Pty Ltd (“KMAS”) which was incorporated and is domiciled in Australia.

Details of the Company and its subsidiaries are set out in the table as follows:

		Percentage of effective ownership
Name	Date of incorporation	June 30, 2022	June 30, 2021	Place of incorporation	Principal activities
Fitell Corporation	April 11, 2022	Parent	Parent	Cayman Islands	Investment holdings
KMAS Capital and Investment Pty Ltd	July 26, 2016	100%	100%	Australia	Investment holdings
GD Wellness Pty Ltd	July 22, 2005	100%	100%	Australia	Sales of gym and fitness equipment

Reorganization

On May 5, 2022, the Company entered into a Share Exchange Agreement (“Share Exchange Agreement”) with KMAS, which held all of the issued and outstanding shares of GD, and SKMA Capital and Investment Ltd, a company incorporated under the laws of the British Virgin Islands (“SKMA”), which holds all of the issued and outstanding shares of KMAS, pursuant to which the Company shall acquire all of the shares in KMAS from SKMA in exchange for the Company issuing 6,439,999 Ordinary Shares to SKMA in accordance with the terms of the Share Exchange Agreement. In addition, one (1) Ordinary Share was transferred back to SKMA from the registered office service provider in the setup of the Company. Following such share exchanges, KMAS and GD became the Company’s wholly-owned subsidiaries.

The combination has been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with Accounting Standards Codification (“ASC”) Subtopic 805-50-45-5 “Business Combinations”, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the years ended June 30, 2022, the results of these subsidiaries are included in the consolidated financial statements. (“Restructuring”). After the Restructuring, the Company has 7,000,000 ordinary shares issued and outstanding.

The discussion and presentation of consolidated financial statements herein assumes the completion of the Restructuring, which is accounted for retroactively as if it occurred on June 30, 2020 and the equity has been restated to reflect the change as well.

F-7

FITELL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies

Basis of Presentation

The consolidated financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and presented in US dollars. The year end is June 30.

Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All inter-company transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Update 2014-09, “Revenue from contracts with customers,” (Topic 606). Revenue is recognized when a customer obtains control of promised goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company’s main revenue stream is from sales of products. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, the Company’s performance obligations are transferred to customers at a point in time, typically upon delivery.

Deferred Revenue

The Company recognized the deposits received from its customers as deferred revenue if the goods or service is not delivered. It would be recognized as revenue after the goods or service is delivered.

F-8

FITELL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurements

ASC Topic 820, Fair Value Measurements, clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2: Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3: Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The estimated fair value of certain financial instruments, including all current liabilities are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Fair Value of Financial Instruments

ASC Subtopic 825-10, Financial Instruments requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities as reflected in the consolidated balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the consolidated financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Marketable Securities

The Company accounts for investments in marketable securities in accordance with ASC Topic 825, Financial Instruments. All of the Company’s investments at June 30, 2022 are treated as trading securities with the unrealized gains and losses reflected in Other income/(expense) on the consolidated statement of operations and comprehensive income. During the years ended June 30, 2022 and 2021, the Company recorded a net loss on investments in marketable securities of $466,478 and nil, respectively.

Advertising and Promotion

The Company follows the policy of charging the costs of advertising, marketing, and public relations to expense as incurred. The Company has $604,200 and $336,861 in sales and marketing expenses for the years ended June 30, 2022 and 2021, respectively.

F-9

FITELL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss, capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. Our federal tax return and any state tax returns are not currently under examination.

The Company has adopted ASC 740-10, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually from differences between the consolidated financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Inventory

Inventory consists of only finished goods and are stated at the lower of cost and net realizable value on a ‘first in first out’ basis. Cost comprises of direct materials and delivery costs, direct labor, import duties and other taxes, and an appropriate proportion of variable and fixed overhead expenditure based on normal operating capacity. Costs of purchased inventory are determined after deducting rebates and discounts received or receivable.

Stock in transit is stated at the lower of cost and net realizable value. Cost comprises purchase and delivery costs, net of rebates and discounts received or receivable.

Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Accounts Receivable

The Company has applied the simplified approach to measuring expected credit losses, which uses a lifetime expected loss allowance. To measure the expected credit losses, trade receivables have been grouped based on days overdue. Account balances deemed to be uncollectible are charged to bad debt expense and included in the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of June 30, 2022 and 2021, the Company does not consider an allowance for doubtful accounts to be necessary.

Property and Equipment

Property and Equipment – Property and equipment is stated at cost, net of depreciation. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. Depreciation expense totaled $730 (which is included in General and Administrative expenses) and nil for the years ended June 30, 2022 and 2021, respectively.

Impairment Policy

Impairment of long lived assets – Potential impairments of long lived assets are reviewed when events or changes in circumstances indicate a potential impairment may exist. In accordance with ASC Subtopic 360-10, “Property, Plant and Equipment – Overall”, impairment is determined when estimated future undiscounted cash flows associated with an asset are less than asset’s carrying value.

F-10

FITELL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

Property and Equipment - Property and equipment is stated at cost, net of depreciation. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. Depreciation expense totaled $730 (which is included in General and Administrative expenses) and nil for the years ended June 30, 2022 and 2021, respectively.

Impairment Policy

Impairment of long lived assets – Potential impairments of long lived assets are reviewed when events or changes in circumstances indicate a potential impairment may exist. In accordance with ASC Subtopic 360-10, “Property, Plant and Equipment – Overall”, impairment is determined when estimated future undiscounted cash flows associated with an asset are less than asset’s carrying value.

Intangible Assets

The Company’s intangible assets consist of brand names and goodwill. At June 30, 2022 and 2021, the Company had brand names and goodwill with costs of approximately $337,504 and $1,161,052 respectively, which all have indefinite lives. The Company evaluates intangible assets with indefinite lives for impairment at least annually or when events or changes in circumstances indicate that an impairment may exist. The Company determined that none of its intangible assets were impaired in the fiscal years ended June 30, 2022 and 2021.

Net Income (Loss) Per Common Share

The Company computes income per common share, in accordance with ASC Topic 260, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share. Basic income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive, that could result from the exercise of outstanding stock options and warrants. No potential dilutive common shares are included in the computation of any diluted per share amount when a loss is reported.

Comprehensive Income (loss)

ASC Topic 220, Comprehensive Income, establishes standards for reporting comprehensive income and its components. Comprehensive income or loss is defined as the change in equity during a period from transactions and other events from non-owner sources. The component of comprehensive loss totaling $66,949 and comprehensive loss totaling $36,926 for the years ended June 30, 2022 and 2021, respectively, related to foreign currency translation adjustment.

Foreign Currencies

The Company determined that its functional currency is the Australian dollar since the Australian dollar is the currency of the environment in which the Company primarily generates and expends cash; however, the Company’s reporting currency is the U.S. dollar. Foreign currency transaction gains and losses represent gains and losses resulting from transactions entered into in a currency other than the functional currency of the Company. These transaction gains and losses, if any, are included in results of operations.

F-11

FITELL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Leases

The Company accounts for leases in accordance with ASC Topic 842, Lease. Operating lease right-of-use assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is presented on the consolidated statements of operations.

As permitted under ASC Topic 842, the Company has made an accounting policy election not to apply the lease recognition provision to short term leases (leases with a lease term of 12 months or less that do not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise); instead, the Company will recognize the lease payments for short term leases on a straight-line basis over the lease term. The Company did not have any short-term leases at June 30, 2022 and 2021.

Covid-19 Disclosure

The COVID-19 global pandemic may seriously negatively affect the Company’s operations and business. It is possible that this ongoing global pandemic may cause the Company to have to significantly delay or suspend its operations, which would likely result in a material adverse impact on its business and financial positions.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the consolidated financial statements, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Subsequent Events

In accordance with ASC Topic 855, Subsequent Events, the Companies evaluated subsequent events through September 12, 2022; the date the consolidated financial statements were available for issue.

3.	Investment in marketable securities

As of June 30, 2022, the Company held some equity securities which are publicly traded on registered Stock Exchange. There were no equity securities being held as of June 30, 2021. The following table classifies the Company’s assets measured at fair value on a recurring basis into the fair value hierarchy as of June 30, 2022:

Description	Level 1	Level 2	Level 3	Total
Equity securities	$1,023,763	$	$	$1,023,763
Total	$1,023,763	$	$	$1,023,763

4.	Property and Equipment

The Company’s property and equipment at June 30, 2022 and 2021 consisted of the following:

	Estimated Useful Life	June 30, 2022	June 30, 2021

Motor Vehicle	5 years	51,741	-
Property and equipment, gross		$51,741	$-
Less accumulated depreciation		(730)	-

Property and equipment, net		$51,011	$-

F-12

FITELL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	Lease right-of-use assets and lease liabilities

Operating leases

The Company leases office space in Taren Point, NSW, Australia. The lease commenced on July 15, 2018 and ends on July 14, 2023, with a three year optional extension that the Company expects to utilize. The monthly lease payments are $25,000 AUD and are subject to annual escalation rate of 3%.

Operating lease right-of-use assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value is our incremental borrowing rate, estimated to be 3.70%, as the interest rate implicit in most of our leases is not readily determinable. Operating lease expense is recognized on a straight-line basis over the lease term. During the years ended June 30, 2022 and 2021, the Company recorded $282,568 and $296,078 as operating lease expense which is included in general and administrative expenses on the consolidated statements of operations.

Operating right-of- use assets are summarized below:

	June 30, 2022	June 30, 2021
Office lease	$1,541,390	$1,541,390
Less accumulated amortization	(701,267)	(417,466)
Right-of-use, net	$840,123	$1,123,924

Operating lease liabilities are summarized below:

	June 30, 2022	June 30, 2021
Office lease	$922,929	$1,211,184
Less: current portion	206,690	(209,800)
Long term portion	$716,239	$1,001,384

June 30, 2022
Year ending June 30, 2023	$237,250
Year ending June 30, 2024	244,367
Year ending June 30, 2025	251,698
Year ending June 30, 2026	259,249
Total future minimum lease payments	992,564
Less imputed interest	(69,635)
PV of Payments	$922,929

F-13

FITELL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	Commitments and contingencies

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with ASC 450-20-50, Contingencies. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. As of June 30, 2022 and 2021, the Company is not aware of any contingent liabilities that should be reflected in the consolidated financial statements.

7.	Income taxes

A reconciliation of the effective tax rate to the statutory rate is shown below:

	June 30, 2022	June 30, 2021

Income before taxes	$232,454	$1,136,637

Expected income tax expense at statutory rate of 25% (2021: 26%)	$58,114	$295,526
Increase (decrease) in income taxes resulting from:
IPO related expenses	151,488	-
Non-assessable cash flow boost receipts	-	(9,715)
Other items, net	10,250	1,621
Income tax expense	$219,852	$287,432

The tax effects temporary differences that gave rise to the deferred tax assets and liabilities are as follows:

	June 30, 2022	June 30, 2021
Deferred tax assets:
Accrued employee benefits	$21,718	$19,304
Unrealized loss on investments	114,515
Unrealized foreign exchange gain	(13,202)	6,707
Depreciation	(12,753)
Accrued expense	1,317
Blackhole expenditures	-	24,051
Net deferred tax asset (liability)	$111,595	$50,062

As of June 30, 2022 and 2021, the Company had no material net operating loss or tax credit carryforwards. As of June 30, 2022 and 2021, the Company had no provision for uncertain tax positions and no provisions for penalties or interest. In addition, the Company does not believe that there are any uncertain tax benefits that could be recognized in the near future that would impact the Company’s effective tax rate.

8.	Due from related party transactions

On March 10, 2020, GD has entered into a loan agreement with a related party called Ansa Group Limited (“Ansa”), an entity under common control of the majority shareholder of the Company, in which GD offered an interest-free loan to Ansa up to maximum of 3 million Australian dollars. The aforesaid loan was fully repaid in March 2022. On June 30, 2022 and 2021, the outstanding loan balances were nil and $1,076,687 respectively, and the amount due to related party were $103,450 and nil respectively.

F-14

FITELL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	Subsequent events

In February and November of 2022, the Company entered into consulting service agreements with five third-party consultants (collectively the “Consultants”), pursuant to which, the Consultants will provide public listing related consulting services to the Company in connection with the Company’s intended IPO effort. Such consulting services include but not limit to market research and feasibility study, business plan drafting, reorganization, pre-listing education and tutoring, reorganization, legal and audit firm recommendation and coordination and independent directors and audit committee candidate’s recommendation, etc. The Company issued 1,120,000 of its ordinary shares to the Consultants in lieu of cash payment for such services.

F-15

FITELL CORPORATION

CONSOLIDATED BALANCE SHEET

	December 31,	June 30,
	2022	2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$409,825	$716,052
Investment in marketable securities	824,819	1,023,763
Accounts receivable, net	738,019	41,097
Inventory, at cost	673,749	919,422
Deposits and prepaids	2,382,930	230,101
Total current assets	5,029,342	2,930,435

Property and equipment, net	42,812	51,011
Operating right of use asset	707,486	840,123
Deferred tax asset	47,075	111,595
Brand names	337,504	337,504
Goodwill	1,161,052	1,161,052
Total assets	$7,325,271	$5,431,720

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$923,405	$805,029
Deferred revenue	185,331	501,976
Income tax payable	777,409	655,673
Due to related parties	52,937	103,450
Current portion of operating lease liability	198,484	206,690
Total current liabilities	2,137,566	2,272,818

Accrued employee benefits, non-current	17,328	5,283
Operating lease liability, less current portion	588,560	716,239
Total liabilities	2,743,454	2,994,340
Commitments and contingencies (Note 5)
Stockholders’ equity
Common stock, no par value; no authorization limit, 8,120,000 and 7,000,000 shares issued and outstanding at December 31, 2022 and June 30, 2022, respectively	812	700
Subscription receivable	(168)	(56)
Additional paid-in capital	3,737,990	1,497,990
Accumulated other comprehensive income/(loss)	(9,239)	26,999
Retained earnings	852,422	911,747
Total stockholders’ equity	4,581,817	2,437,380
Total liabilities and stockholders’ equity	$7,325,271	$5,431,720

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-16

FITELL CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

UNAUDITED

	For the six months ended
	December 31,	December 31,
	2022	2021

Revenues:
Merchandise revenues	$2,151,872	$4,829,816
Sales of consumable products	605,415	66,925
Licensing income	296,865	-
Total revenues	3,054,152	4,896,741

Cost of goods sold	1,461,445	2,592,237

Gross profit	1,592,707	2,304,504

Operating expenses
Personnel expenses	448,402	476,422
General and administrative expenses	169,445	221,486
Sales and marketing expenses	227,355	293,300
Amortization of operating right of use asset	98,661	107,666
Depreciation expenses	6,135	-
Total operating expenses	949,998	1,098,874

Income from operations	642,709	1,205,630

Other income (expenses):
IPO related-expenses	(281,686)	(118,950)
Unrealized gain (loss) from marketable securities	(193,015)	158,110
Other income (expenses)	9,806	(7,580)
Interest income	831	61
Interest expense	(43,738)	(15,782)
Total other income (expenses)	(507,802)	15,859

Income before taxes	134,907	1,221,489

Income tax expense	194,232	313,084

Net income (loss)	(59,325)	908,405
Foreign currency adjustment	(36,238)	(14,360)
Comprehensive income	$(95,563)	$894,045

Basic and diluted earnings (net loss) per share	$(0.01)	$0.13

Weighted average shares outstanding - basic and diluted	8,120,000	7,000,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-17

FITELL CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED DECEMBER 31, 2022

UNAUDITED

	Common Stock		Subscription Receivable		Additional Paid-in	Accumulated Other Comprehensive	Retained
	Shares	Amount	Shares	Amount	Capital	Income	Earnings	Total
Balance June 30, 2022	7,000,000	700	-	(56)	1,497,990	26,999	911,747	2,437,380

Stock issued for services	1,120,000	112	-	(112)	2,240,000	-	-	2,240,000
Foreign currency translation adjustment	-	-	-	-	-	(36,238)	-	(36,238)
Net loss	-	-	-	-	-	-	(59,325)	(59,325)

Balance December 31, 2022	8,120,000	$812	-	$(168)	3,737,990	(9,239)	$852,422	$4,581,817

FITELL CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED DECEMBER 31, 2021

UNAUDITED

	Common Stock		Subscription Receivable		Additional Paid-in	Accumulated Other Comprehensive	Retained
	Shares	Amount	Shares	Amount	Capital	Income	Earnings	Total
Balance June 30, 2021	7,000,000	700	-	(56)	1,497,990	93,948	899,145	2,491,727

Foreign currency translation adjustment	-	-	-	-	-	(14,365)	-	(14,365)

Net income	-	-	-	-	-	-	908,405	908,405

Balance December 31, 2021	7,000,000	$700	-	$(56)	1,497,990	79,583	$1,807,550	$3,385,767

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-18

FITELL CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

UNAUDITED

	For the six months ended
	December 31,	December 31,
	2022	2021
Cash Flows from Operating Activities
Net income (loss)	$(59,325)	$908,405
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	6,135	-
Stock based compensation	2,240,000	-
Unrealized loss (gain) on investments	193,015	(158,110)
Changes in operating assets and liabilities
Accounts receivable	(696,922)	(47,713)
Inventory, at cost	245,673	(81,762)
Deposits and prepaids	(2,152,829)	(124,899)
Operating right of use asset	(3,248)	(66,454)
Deferred tax asset	64,520	50,062
Other non-current assets	-	42,010
Accounts payable and accrued expenses	118,376	60,274
Deferred revenue	(316,645)	(859,865)
Income taxes payable	121,736	212,169
Accrued employee benefits	12,045	(593)
Deferred tax liability	-	14,338
Net cash from operating activities	(227,469)	(52,138)

Cash Flows from Investing Activities
Purchase of investments	-	(995,202)
Net activity on due from related party	-	35,596
Net cash from investing activities	-	(959,606)

Cash Flows from Financing Activities
Net activity on due to related parties	(50,513)	(6,803)
Net from financing activities	(50,513)	(6,803)

Foreign currency adjustment	(28,245)	(14,360)

Change in cash and cash equivalents	(306,227)	(1,032,907)

Cash and cash equivalents at beginning of period	716,052	1,286,086

Cash and cash equivalents at end of period	$409,825	$253,179

Supplemental Cash Flow Information
Cash paid for interest	$-	$-
Cash paid for income taxes	$16,763	$6,246

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-19

FITELL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and principal activities

Fitell Corporation (the “Company”) was incorporated in the Cayman Islands on April 11, 2022 under the Companies Act as an exempted company with limited liability. The Company conducts its primary operations of selling gym and fitness equipment in Australia through its indirectly held wholly owned subsidiaries that are incorporated and domiciled in Australia, namely GD Wellness Pty Ltd. The Company holds GD Wellness Pty Ltd (“GD”) via a wholly owned subsidiary, namely KMAS Capital and Investment Pty Ltd (“KMAS”) which was incorporated and is domiciled in Australia.

Details of the Company and its subsidiaries are set out in the table as follows:

		Percentage of effective ownership
Name	Date of incorporation	December 31, 2022	June 30, 2022	Place of incorporation	Principal activities
Fitell Corporation	April 11, 2022	Parent	Parent	Cayman Islands	Investment holdings
KMAS Capital and Investment Pty Ltd	July 26, 2016	100%	100%	Australia	Investment holdings
GD Wellness Pty Ltd	July 22, 2005	100%	100%	Australia	Sales of gym and fitness equipment

Reorganization

As of May 5, 2022, the Company entered into a Share Exchange Agreement (“Share Exchange Agreement”) with KMAS, which holds all of the issued and outstanding shares of GD, and SKMA Capital and Investment Ltd, a company incorporated under the laws of the British Virgin Islands (“SKMA”), which holds all of the issued and outstanding shares of KMAS, pursuant to which the Company shall acquire all of the shares in the KMAS from SKMA in exchange for the Company issuing 6,439,999 Ordinary Shares to SKMA in accordance with the terms of the Share Exchange Agreement. In addition, one (1) Ordinary Share was transferred back to SKMA from the registered office service provider in the setup of the Company. Following such share exchanges, KMAS and GD became the Company’s wholly-owned subsidiaries.

The combination has been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the six months ended December 31, 2022, the results of these subsidiaries are included in the consolidated financial statements for both periods. (“Restructuring”). After the Restructuring, the Company has 7,000,000 ordinary shares issued and outstanding.

The discussion and presentation of consolidated financial statements herein assumes the completion of the Restructuring, which is accounted for retroactively as if it occurred on June 30, 2022, and the equity has been restated to reflect the change as well.

F-20

FITELL CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of Presentation

The consolidated financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements have been prepared using the accrual basis of accounting in accordance with US GAAP and presented in US dollars. The year end is June 30.

Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All inter-company transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk. The Company establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Revenue Recognition

The Company generates it main income source from the sales of merchandise, which includes the sales of various gym equipment and fitness products. It recognizes this merchandise revenue in accordance with Accounting Standards Update 2014-09, “Revenue from contracts with customers,” (Topic 606). Revenue is recognized when a customer obtains control of promised goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company’s main revenue stream is from sales of products. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, the Company’s performance obligations are transferred to customers at a point in time, typically upon shipment. The Company offers refunds, repairs and replacements in accordance with the Australian Consumer Law. The Company recognized the sales discount and returns against its revenues in the same period as the original sales transaction.

The Company also occasionally sells various consumable products. These products include, but not limited to, coffee and nutritional supplement products. Similar to the aforesaid merchandise revenue, it also recognizes the revenue in accordance with Topic 606 upon shipment. If the Company provided sales discount or allowed sales returns, it is recognized against its revenues in the same period as the original sales transaction.

The Company also provides licensing services to gym studios in overseas. These services include, but not limited to, providing the brand name, and offer initial design services to these gym studios. Similar to the aforesaid merchandise revenue, it also recognizes the revenue in accordance with Topic 606 based on the straight-line basis over the contractual service period.).

F-21

FITELL CORPORATION

NOTES TO FINANCIAL STATEMENTS

Stock-based Compensation

The Company records stock-based compensation in accordance with the provisions of the ASC 718, “Accounting for Stock Compensation,” which establishes accounting standards for the transaction in which an entity exchanges its equity instruments for goods or services. In accordance with guidance provided under ASC 718, the Company recognizes an expense for the fair value of its stock awards at the time of the grant and the fair value of its outstanding stock options as they vest, whether held by employees or others. As of December 21, 2022 and June 30, 2022, there were no options outstanding.

Customers loyalty program

For certain sales transactions, the Company offers loyalty points to its customer based on the dollar value of the transaction which giver the customer the option to acquire additional goods or services at a price that is lower than its stand-alone selling price. In accordance with Topic 606, the Company evaluates whether these loyalty points constitute separate performance obligations and the need to allocate the transaction price between revenue and performance obligation. As of December 31, 2022, the Company does not believe that any separate performance obligation under the loyalty program is material.

Deferred Revenue

The Company recognized the deposits received from its customers as deferred revenue if the goods or service is not delivered. It would be recognized as revenue after the goods or service is delivered. During the six months ended December 31, 2022, a total of US$501,976 of deferred revenue was recognized into Merchandise revenue ($190,892), and licensing income ($311,084). As of December 31, 2022, a total of $185,331 of revenue has been deferred to be recognized in future periods as merchandise revenue.

Fair Value Measurements

Accounting Standard Codification (“ASC”) Topic 820, Fair Value Measurements, clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2: Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3: Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The estimated fair value of certain financial instruments, including all current liabilities are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Fair Value of Financial Instruments

ASC subtopic 825-10, Financial Instruments requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the consolidated financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

F-22

FITELL CORPORATION

NOTES TO FINANCIAL STATEMENTS

Marketable Securities

Marketable securities are stated at fair value in accordance with ASC Topic 321, Investments- Equity Securities. Any changes in the fair value of the Company’s marketable securities are included in net income under the caption of net income from investments. The market value of the securities is determined using prices as reflected on an established market, using Level 1 fair value inputs. Realized and unrealized gains and losses are determined on an average cost basis. The marketable securities are in investment in shares of a publicly traded security which is traded on the Hong Kong exchange. The investments in marketable securities totals $824,819 and $1,023,763 as of December 31, 2022 and June 30, 2022, respectively.

Advertising and Promotion

The Company follows the policy of charging the costs of advertising, marketing, and public relations to expense as incurred. The Company has $227,131 and $ 293,300 in advertising expenses for the six months ended December 31, 2022 and 2021, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss, capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. Our federal tax return and any state tax returns are not currently under examination.

The Company has adopted ASC 740-10, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually from differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Inventory

Inventory consists of only finished goods and are stated at the lower of cost and net realizable value on a ‘first in first out’ basis. Cost comprises of direct materials and delivery costs, direct labor, import duties and other taxes, and an appropriate proportion of variable and fixed overhead expenditure based on normal operating capacity. Costs of purchased inventory are determined after deducting rebates and discounts received or receivable.

Stock in transit is stated at the lower of cost and net realizable value. Cost comprises purchase and delivery costs, net of rebates and discounts received or receivable.

Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Accounts Receivable

The Company has applied the simplified approach to measuring expected credit losses, which uses a lifetime expected loss allowance. To measure the expected credit losses, trade receivables have been grouped based on days overdue. Account balances deemed to be uncollectible are charged to bad debt expense and included in the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2022 and June 30, 2022, the Company does not consider an allowance for doubtful accounts to be necessary.

F-23

FITELL CORPORATION

NOTES TO FINANCIAL STATEMENTS

Property and Equipment

Property and Equipment - Property and equipment is stated at cost, net of depreciation. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. Depreciation expense totaled $6,135 and nil for the six months period ended December 31, 2022 and 2021, respectively.

Impairment Policy

Impairment of long lived assets – Potential impairments of long lived assets are reviewed when events or changes in circumstances indicate a potential impairment may exist. In accordance with ASC Subtopic 360-10, “Property, Plant and Equipment – Overall”, impairment is determined when estimated future undiscounted cash flows associated with an asset are less than asset’s carrying value.

Intangible Assets

The Company’s intangible assets consist of brand names and goodwill. At December 31, 2022 and June 30, 2022, the Company had brand names and goodwill with costs of approximately $337,504 and $1,161,052 respectively, which all have indefinite lives. The Company evaluates intangible assets with indefinite lives for impairment at least annually or when events or changes in circumstances indicate that an impairment may exist. The Company determined that none of its intangible assets were impaired in the six months period ended December 31, 2022 and the fiscal year ended June 30, 2022.

Net Income (Loss) Per Common Share

The Company computes income per common share, in accordance with ASC Topic 260, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share. Basic income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive, that could result from the exercise of outstanding stock options and warrants. No potential dilutive common shares are included in the computation of any diluted per share amount when a loss is reported.

Comprehensive Income (loss)

ASC Topic 220 (SFAS No. 130) establishes standards for reporting comprehensive income and its components. Comprehensive income or loss is defined as the change in equity during a period from transactions and other events from non-owner sources. The component of comprehensive loss totaling $36,238 and comprehensive loss totaling $60,442 for the six months ended December 31, 2022 and 2021, respectively, related to foreign currency translation adjustment.

Foreign Currencies

The Company determined that its functional currency is the Australian dollar since the Australian dollar is the currency of the environment in which the Company primarily generates and expends cash; however, the Company’s reporting currency is the U.S. dollar. Foreign currency transaction gains and losses represent gains and losses resulting from transactions entered into in a currency other than the functional currency of the Company. These transaction gains and losses, if any, are included in results of operations.

Leases

The Company accounts for leases in accordance with ASC Topic 842, Lease. Operating lease right-of-use assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is presented on the consolidated statements of operations.

As permitted under ASC Topic 842, the Company has made an accounting policy election not to apply the lease recognition provision to short term leases (leases with a lease term of 12 months or less that do not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise); instead, the Company will recognize the lease payments for short term leases on a straight-line basis over the lease term. The Company did not have any short-term leases at December 31, 2022 and June 30, 2022.

F-24

FITELL CORPORATION

NOTES TO FINANCIAL STATEMENTS

COVID-19 Disclosure

The COVID-19 global pandemic may seriously negatively affect the Company’s operations and business. It is possible that this ongoing global pandemic may cause the Company to have to significantly delay or suspend its operations, which would likely result in a material adverse impact on its business and financial positions.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the consolidated financial statements, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Subsequent Events

In accordance with ASC Topic 855, Subsequent Events, the Companies evaluated subsequent events through the date the consolidated financial statements were available for issue.

3.	Investment in marketable securities

As of December 31, 2022, the Company held some equity securities which are publicly traded on a registered Stock Exchange. The following table classifies the Company’s assets measures at fair value on a recurring basis into the fair value hierarchy as of December 30, 2022:

Description	Level 1	Level 2	Level 3	Total
Equity securities	$824,819	$-	$-	$824,819
Total	$824,819	$-	$-	$824,819

The equity securities being held as of June 30, 2022 are as follow:

Description	Level 1	Level 2	Level 3	Total
Equity securities	$1,023,763	$-	$-	$1,023,763
Total	$1,023,763	$-	$-	$1,023,763

4.	Property and equipment

The Company’s property and equipment at December 31, 2022 and June 30, 2022 consisted of the following:

	Estimated Useful Life	December 31, 2022	June 30, 2022

Motor Vehicle	5 years	$51,741	51,741
Property and equipment, gross		51,741	$51,741
Less accumulated depreciation		(8,929)	(730)

Property and equipment, net		$42,812	$51,011

F-25

FITELL CORPORATION

NOTES TO FINANCIAL STATEMENTS

5.	Lease right-of-use assets and lease liabilities

Operating leases

The Company leases office space in Taren Point, NSW, Australia. The lease commenced on July 15, 2018 and ends on July 14, 2023, with a three year optional extension that the Company expects to utilize. The monthly lease payments are $25,000 AUD and are subject to annual escalation rate of 3%.

Operating lease right-of-use assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value is our incremental borrowing rate, estimated to be 3.70%, as the interest rate implicit in most of our leases is not readily determinable. Operating lease expense is recognized on a straight-line basis over the lease term. During the six months ended December 31, 2022 and 2021, the Company recorded $98,661 and $107,666 as operating lease expense.

Operating right-of- use assets are summarized below:

	December 31, 2022	June 30, 2022
Office Lease	$1,541,390	$1,541,390
Less accumulated amortization	(833,904)	(701,267)
Right-of-use, net	$707,486	$840,123

Operating lease liabilities are summarized below:

	December 31, 2022	June 30, 2022
Office Lease	$787,044	$922,929
Less: current portion	(198,484)	(206,690)
Long term portion	$588,560	$716,239

	As of
	December 31, 2022	June 30, 2022
Year ending June 30, 2023	113,915	237,250
Year ending June 30, 2024	234,665	244,367
Year ending June 30, 2025	241,705	251,698
Year ending June 30, 2026	248,956	259,249
Total future minimum lease payments	839,241	992,564
Less imputed interest	(52,197)	(69,635)
PV of Payments	$787,044	$922,929

6.	Commitments and contingencies

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with ASC 450-20-50, Contingencies. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. As of December 31, 2022 and June 30, 2022, the Company is not aware of any contingent liabilities that should be reflected in the consolidated financial statements.

F-26

FITELL CORPORATION

NOTES TO FINANCIAL STATEMENTS

7.	Income taxes

A reconciliation of the effective tax rate to the statutory rate is shown below:

	December 31, 2022	June 30, 2022

Income before taxes	$134,907	$232,454

Expected income tax expense at statutory rate of 25%	$33,727	$58,114
Increase (decrease) in income taxes resulting from:
IPO related-expenses	56,000	151,488
Unrealized loss on investments	114,515	-
Other items, net	(10,010)	10,250
Income tax expense	$194,232	$219,852

The tax effects temporary differences that gave rise to the deferred tax assets and liabilities are as follows:

	December 31, 2022	June 30, 2022
Deferred tax assets:
Accrued employee benefits	$20,933	$21,718
Unrealized loss on investments	48,557	114,515
Unrealized foreign exchange gain	(11,712)	(13,202)
Depreciation	(10,703)	(12,753)
Accrued expense	-	1,317
Net deferred tax asset	$47,075	$111,595

As of December 31, 2022 and June 30, 2022, the Company had no material net operating loss or tax credit carryforwards. As of December 31, 2022 and June 30, 2022, the Company had no provision for uncertain tax positions and no provisions for penalties or interest. In addition, the Company does not believe that there are any uncertain tax benefits that could be recognized in the near future that would impact the Company’s effective tax rate.

F-27

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Our Articles provide that the Company shall indemnify each existing or former director (including alternate director), secretary and other officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

According to our Memorandum of Association and Articles, no such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

Item 7. Recent Sales of Unregistered Securities

Upon our reorganization, on May 4, 2022, the Company issued 280,000 Ordinary Shares each to L&H Investment Management Limited, a company incorporated under the laws of the British Virgin Islands, and PRMD Investment Consultation Company Limited, a company incorporated under the laws of the British Virgin Islands, representing issuances to our co-founders for no monetary consideration. In addition, one (1) Ordinary Share was transferred back to SKMA from the registered office service provider in the setup of the Company. In November 2022, the Company issued an aggregate of 1,120,000 Ordinary Shares to several advisors. Each such issuance to advisors was for consultancy services related to our business and operations as consideration.

As of May 5, 2022, we entered into a Share Exchange Agreement (“Share Exchange Agreement”) with KMAS, which holds all of the issued and outstanding shares of GD, and SKMA Capital and Investment Ltd, a company incorporated under the laws of the British Virgin Islands (“SKMA”), which holds all of the issued and outstanding shares of KMAS, pursuant to which the Company shall acquire all of the shares in the KMAS from SKMA in exchange for the Company issuing 6,439,999 Ordinary Shares to SKMA in accordance with the terms of the Share Exchange Agreement. Jieting Zhao, our director, holds all of the issued and outstanding shares of SKMA.

Item 8. Exhibits and Financial Statement Schedules

Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or the Notes thereto.

II-1

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

II-2

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) To file a post-effective amendment to the registration statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
2.1	Share Exchange Agreement, dated as of May 5, 2022, by and among Fitell Corporation, KMAS Capital and Investment Pty Ltd, and SKMA Capital and Investment Ltd.*
3.1	Memorandum and Articles of Association*
3.2	Certificate of Registration of See Trading Co. Pty Ltd*
3.3	Certificate of Registration of See Trading Co. Pty Ltd (name change to GD Wellness Pty Ltd)*
3.4	Certificate of Registration of KMAS Capital and Investment Pty Ltd*
4.1	Specimen Certificate for Ordinary Shares*
4.2	Representatives’ Warrants (included in Exhibit 1.1)*
5.1	Opinion of Ogier regarding the validity of the Ordinary Shares being registered*
5.2	Opinion of The Crone Law Group P.C. regarding the enforceability of the Representatives’ Warrants*
10.1	Unsecured Loan Agreement, dated as of March 10, 2020, by and between GD Wellness Pty Ltd and Ansa Group Limited*
10.2	Form of Indemnification Agreement between the registrant and its officers and directors*
10.3	Form of Director Agreement between the registrant and its directors*
10.4	Form of Independent Director Agreement between the registrant and its independent directors*
10.5	Form of Employment Agreement between the registrant and its officers*
10.6	Lease Agreement*
10.7	Form of Lock-Up Agreement*
10.8	License Agreement, dated as of November 9, 2021, by and between GD Wellness Pty Ltd and Js & Je Company Limited*
21.1	Subsidiaries*
23.1	Consent of Accell Audit and Compliance, P.A.*
23.2	Consent of Ogier (included in Exhibit 5.1)*
23.3	Consent of The Crone Law Group P.C. (included in Exhibit 5.2)*
24.1	Power of Attorney*
99.1	Code of Business Conduct and Ethics of the registrant*
99.2	Audit Committee Charter*
99.3	Nominating Committee Charter*
99.4	Compensation Committee Charter*
99.5	Consent of Mr. Leighton*
99.6	Consent of Mr. Wu*
99.7	Consent of Mr. Ross*
99.8	Request for Waiver and Representation under Item 8.A.4 of Form 20-F*
107	Filing Fee Table*

* Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taren Point, New South Wales, Australia, July 26, 2023.

Fitell Corporation

By:	/s/ Guy Adrian Robertson
Name:	Guy Adrian Robertson
Title:	Chief Executive Officer and Director

By:	/s/ Jamarson Kong
Name:	Jamarson Kong
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Guy Adrian Robertson	Chief Executive Officer and Director	July 26, 2023
Guy Adrian Robertson	(principal executive officer)

/s/ Jamarson Kong	Chief Financial Officer (principal financial and accounting officer)	July 26, 2023
Jamarson Kong

/s/ *	Director	July 26, 2023
Jieting Zhao

/s/ *	Director	July 26, 2023
Yinying Lu

*By:	/s/ Guy Adrian Robertson
Guy Adrian Robertson
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, New York on July 26, 2023.

Authorized U.S. Representative

By:	/s/ Maggie Zhang
Name:	Maggie Zhang

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